UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule § 240.14a-12
COLLEGIATE FUNDING SERVICES, INC.
(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☑ Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Title of each class of securities to which transaction applies:
Common Stock, par value $0.001 per share, of Collegiate Funding Services, Inc. (the “Company Common Stock”)

(1)	Aggregate number of securities to which transaction applies:
31,932,211 shares of Company Common Stock
2,480,939 options to purchase shares of Company Common Stock with exercise price less than $20.00
426,459 shares of restricted Company Common Stock

(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based upon the sum of (A) 31,932,211 shares of Company Common Stock multiplied by $20.00 per share, (B) 426,459 shares of restricted Company Common Stock multiplied by $20.00 and (C) options to purchase 2,480,939 shares of Company Common Stock with exercise prices less than $20.00, multiplied by $6.65 per share (which is the difference between $20.00 and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.000107 by the sum of the preceding sentence.

(3)	Proposed maximum aggregate value of transaction:
$663,678,802.89

(4)	Total fee paid:
$71,013.63
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

10304 SPOTSYLVANIA AVENUE
SUITE 100
FREDERICKSBURG, VIRGINIA 22408
[ •  ], 2006
Dear Stockholder:
      The board of directors of Collegiate Funding Services, Inc. (the “Company”) has approved a merger providing for the acquisition of the Company by JPMorgan Chase Bank, National Association. If the merger is completed, you will receive $20.00 in cash, without interest, for each share of the Company’s common stock you own.
      You will be asked, at a special meeting of the Company’s stockholders, to adopt the merger agreement. The board of directors has approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement and has declared that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company’s stockholders. The board of directors recommends that the Company’s stockholders vote “FOR” the adoption of the merger agreement.
      The time, date and place of the special meeting to consider and vote upon the adoption of the merger agreement are as follows:
      [ •  ] a.m. Eastern Standard Time, [ •  ], 2006
      [Address]
      The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of the Company’s stockholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.
      YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK YOU OWN. THE ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF BOTH (1) THE HOLDERS OF A MAJORITY OF THE COMPANY’S OUTSTANDING COMMON STOCK ENTITLED TO VOTE THEREON AND (2) THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK PRESENT IN PERSON OR BY PROXY AT THE SPECIAL MEETING AND VOTING THEREON (OR ABSTAINING) OTHER THAN SHARES OF THE COMPANY’S COMMON STOCK BENEFICIALLY OWNED BY THE LIGHTYEAR FUND, L.P. OR LIGHTYEAR CO-INVEST PARTNERSHIP, L.P. OR BY THE EXECUTIVE OFFICERS OF THE COMPANY.
      The Lightyear Fund, L.P. and its affiliates owned approximately [ •  ]% of the outstanding shares of the Company’s common stock as of the record date for the special meeting, and the Company’s executive officers owned approximately [ •  ]% of the outstanding shares of the Company’s common stock as of the record date. The Lightyear Fund, L.P. and a stockholder affiliated with The Lightyear Fund, L.P. have entered into a support agreement with JPMorgan Chase Bank, National Association, pursuant to which such stockholders have agreed to vote in favor of the adoption of the merger agreement.

      You are requested to submit your proxy by promptly completing, signing and dating the enclosed proxy card and returning it in the envelope provided or to submit your proxy by telephone or Internet prior to the special meeting, whether or not you plan to attend the special meeting. Submitting your proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.
      Thank you for your cooperation and continued support.

Sincerely,

J. Barry Morrow
President and Chief Executive Officer
THIS PROXY STATEMENT IS DATED [ •  ], 2006
AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT [ •  ], 2006.

10304 SPOTSYLVANIA AVENUE
SUITE 100
FREDERICKSBURG, VIRGINIA 22408

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [ •  ], 2006

Dear Stockholder:
      A special meeting of stockholders of Collegiate Funding Services, Inc., a Delaware corporation (the “Company”), will be held on [ •  ], 2006, at [ •  ] a.m., Eastern Standard Time, at [ •  ], for the following purposes:

1. To consider and vote on the adoption of the Agreement and Plan of Merger, dated as of December 14, 2005, among JPMorgan Chase Bank, National Association (“JPMorganChase”), Cannon Acquisition Corporation, a wholly-owned subsidiary of JPMorganChase (“Merger Sub”), and the Company, as it may be amended from time to time, pursuant to which, upon the merger becoming effective, each outstanding share of Common Stock, par value $0.001 per share, of the Company (the “common stock”) (other than shares held in the treasury of the Company or owned by JPMorganChase, Merger Sub or any direct or indirect wholly-owned subsidiary of JPMorganChase or the Company and other than shares held by stockholders who properly demand statutory appraisal rights) will be converted into the right to receive $20.00 in cash, without interest;

2. To approve the adjournment of the special meeting, if necessary or appropriate, including in order to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.
      Only stockholders of record on [ •  ], 2006, are entitled to notice of and to vote at the special meeting and at any adjournment of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.
      The adoption of the merger agreement requires the affirmative vote of both (1) the holders of a majority of the outstanding shares of our common stock entitled to vote thereon and (2) the holders of a majority of the shares of our common stock present in person or by proxy at the special meeting and voting thereon (or abstaining) other than shares beneficially owned by The Lightyear Fund, L.P. or Lightyear Co-Invest Partnership, L.P. or by the executive officers of the Company. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy in the envelope provided, or submit your proxy by telephone or the Internet prior to the special meeting and thus ensure that your shares will be present at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the merger agreement. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet and do not attend the special meeting in person, the effect will be that your shares will not be counted as being present at the special meeting and will have the same effect as a vote against the adoption of the merger agreement with respect to the requirement that the merger agreement be adopted by a majority of the outstanding shares of our common stock. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

      Stockholders of the Company who do not vote in favor of the adoption of the merger agreement will have the right, instead of receiving the merger consideration, to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to the Company before the vote is taken on the adoption of the merger agreement and they comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

By order of the board of directors,

Charles L. Terribile
Executive Vice President, Secretary and General Counsel
[ • ], 2006
Fredericksburg, Virginia

ANNEX A	Agreement and Plan of Merger, dated as of December 14, 2005 among JPMorgan Chase Bank, National Association, Cannon Acquisition Corporation and Collegiate Funding Services, Inc.	A-1
ANNEX B	Support Agreement, dated as of December 14, 2005, among JPMorgan Chase Bank, National Association and the Collegiate Funding Services, Inc. stockholders party thereto	B-1
ANNEX C	Opinion of Goldman, Sachs & Co.	C-1
ANNEX D	Section 262 of the General Corporation Law of the State of Delaware	D-1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
      The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Collegiate Funding Services, Inc. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Company,” “CFS,” “Collegiate Funding Services,” “we,” “our,” “ours,” and “us” refer to Collegiate Funding Services, Inc. and its subsidiaries.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by JPMorgan Chase Bank, National Association pursuant to an Agreement and Plan of Merger, dated as of December 14, 2005 (the “merger agreement”), among JPMorgan Chase Bank, National Association (“JPMorganChase”), Cannon Acquisition Corporation, a wholly-owned subsidiary of JPMorganChase (“Merger Sub”) and the Company. Once the merger agreement has been adopted by the Company’s stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company (the “merger”). The Company will be the surviving corporation in the merger (the “surviving corporation”) and will become a wholly-owned subsidiary of JPMorganChase.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will receive $20.00 in cash, without interest and less any required withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $2,000.00 in cash in exchange for your shares of common stock less any required withholding taxes. You will not own shares in the surviving corporation.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at [ • ], on [ • ], at [ • ] Eastern Standard Time.

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:	For us to complete the merger, both (1) stockholders holding at least a majority of the shares of our common stock outstanding and (2) stockholders holding at least a majority of the shares of our common stock present in person or by proxy at the special meeting and voting thereon (or abstaining) other than shares of common stock owned by The Lightyear Fund, L.P. or Lightyear Co-Invest Partnership, L.P. (together, the “Lightyear entities”) or by the executive officers of the Company, must vote “FOR” the adoption of the merger agreement. Failure to return your proxy or instruct your broker will have the same effect as a vote against adoption of the merger agreement with respect to the requirement that the merger agreement be adopted by a majority of the outstanding shares of our common stock. Each share of the Company’s common stock outstanding on the record date will entitle the holder to one vote at the special meeting.

The Lightyear entities have entered into a support agreement, pursuant to which they have agreed to vote their shares, which as of the record date represent approximately [ • ]% of outstanding common stock, in favor of the adoption of the merger agreement and against any competing transaction proposed to the Company’s stockholders.

Q:	How does the Company’s board of directors recommend that I vote?

A:	Our board of directors recommends that our stockholders vote “FOR” the adoption of the merger agreement. You should read “The Merger — Reasons for the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. If you are a stockholder of record, then you can ensure that your shares are voted at the special meeting by submitting your proxy via:

• telephone, using the toll-free number listed on each proxy card (if you are a registered stockholder, that is if you hold your stock in your name) and submitting your proxy by 5:00 p.m. Eastern Standard Time on [•] or vote instruction card (if your shares are held in “street name,” meaning that your shares are held in the name of a broker, bank or other nominee and your bank, broker or nominee makes telephone voting available);

• the Internet, at the address provided on each proxy card (if you are a registered stockholder) and submitting your proxy by 5:00 p.m. Eastern Standard Time on [•] or vote instruction card (if your shares are held in “street name” and your bank, broker or nominee makes Internet voting available); or

• mail, by completing, signing, dating and mailing each proxy card or vote instruction card and returning it in the envelope provided.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against adoption of the merger agreement with respect to the requirement that the merger agreement be adopted by a majority of the outstanding shares of our common stock.

Q:	Can I change my vote?

A:	Yes, you can change your vote at any time before your proxy is voted at the special meeting. If you are a registered stockholder, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. If you intend to submit a new proxy by telephone or the Internet it must be submitted no later than 5:00 p.m. Eastern Standard Time on [•] in order to revoke your earlier proxy. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, simply attending the special meeting will not cause your proxy to be revoked).

If you hold your shares in “street name” and you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:	How are votes counted?

A:	With respect to the adoption of the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not count as votes cast for the adoption of the merger agreement, but will count for the purpose of determining whether a quorum is present. As a result, if you “ABSTAIN,” it has the same effect as if you vote “AGAINST” the adoption of the merger agreement with respect to the requirement that the merger agreement be adopted by a majority of the outstanding shares of our common stock and with respect to the requirement that the merger agreement be adopted by a majority of the shares of our common stock present in person or by proxy at the special meeting and voting thereon (or abstaining) other than shares that are beneficially owned by the Lightyear entities or by the Company’s executive officers.

With respect to the adjournment of the meeting, including, if necessary or appropriate, to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If there is a quorum present at the special meeting, the affirmative vote of holders of a majority of the shares of our common stock present in person or by proxy at the special meeting is required to approve the proposal to adjourn the meeting. Abstentions will not count as votes cast for or against adjournment of the meeting, but will have the same effect as a vote against adjournment.

If you sign and return your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to adopt the merger agreement, and “FOR” the proposal to approve the adjournment of the special meeting, including, if necessary or appropriate, to solicit additional proxies. If you hold your shares in “street name,” follow the instructions from your broker on how to vote your shares.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one card. You may also receive more than one proxy card if we determine it to be necessary or appropriate in connection with soliciting additional proxies. Please complete and return all of the proxy cards or vote instruction cards you receive (or submit your proxy by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	What happens if I sell my shares of the Company’s common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of the Company’s common stock after the record date, but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $20.00 per share in cash to be received by the Company’s stockholders in the merger.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact Gary Tiedemann, Vice President, Investor Relations at (540) 374-1600 (extension 5514). You may also contact our proxy solicitation agent, Georgeson Shareholder Communications Inc., toll-free at (888) 877-5373. If your broker holds your shares, you should also call your broker for additional information.

SUMMARY
      The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Parties to the Merger (Page 9)

Collegiate Funding Services, Inc.

10304 Spotsylvania Avenue, Suite 100
Fredericksburg, Virginia 22408
(540) 374-1600
      The Company is a leading education finance company dedicated to providing students and their families with the practical advice and loan solutions they need to help manage and pay for the cost of higher education. The Company also offers a comprehensive portfolio of education loan products and services — including loan origination, loan servicing and campus-based scholarship and affinity marketing tools — to the higher education community. As of September 30, 2005, the Company had facilitated the origination of more than $21 billion in education loans and was servicing $12 billion in student loans for more than 476,000 borrowers.

JPMorgan Chase Bank, National Association

1111 Polaris Parkway
Columbus, Ohio 43240
(614) 248-5800
      JPMorganChase is a wholly owned bank subsidiary of JPMorgan Chase & Co., a leading global financial services firm with assets of $1.0 trillion and operations in more than 50 countries. JPMorganChase is a commercial bank offering a wide range of banking and related financial services to its customers both domestically and internationally. JPMorganChase is chartered by, and its business is subject to examination and regulation by, the Office of the Comptroller of the Currency. The education finance business of JPMorganChase is a leading provider of education financing. In 2004, JPMorganChase originated $7.9 billion of loans, including loans through the Federal Family Education Loan Program.

Cannon Acquisition Corporation

270 Park Avenue
New York, New York 10017
(212) 270-6000
      Merger Sub is a Delaware corporation and a wholly-owned subsidiary of JPMorganChase. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.
The Special Meeting

Time, Place and Date (Page 10)
      The special meeting will be held on [ •  ], starting at [ •  ], Eastern Standard Time, at [ •  ].

Purpose (Page 10)
      You will be asked to consider and vote upon the adoption of the merger agreement. The merger agreement provides that Merger Sub will be merged with and into the Company and, upon completion of the merger, each outstanding share of the Company’s common stock (other than shares held in the treasury of the Company or owned by JPMorganChase, Merger Sub or any direct or indirect wholly-owned subsidiary of JPMorganChase or the Company and other than shares held by stockholders who properly demand statutory appraisal rights) will be converted into the right to receive $20.00 in cash, without interest.
      The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Record Date and Quorum (Page 10)
      You are entitled to vote at the special meeting if you owned shares of the Company’s common stock at the close of business on [ •  ], 2006, the record date for the special meeting. You will have one vote for each share of the Company’s common stock that you owned on the record date. As of the record date, there were [ •  ] shares of the Company’s common stock entitled to be voted.
      The holders of a majority of the outstanding shares of the Company’s common stock on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting.

Votes Required (Page 10)
      The affirmative vote of both (1) the holders of a majority of the shares of our common stock outstanding at the close of business on the record date and (2) the holders of a majority of the shares of our common stock present in person or by proxy at the special meeting and voting thereon (or abstaining) other than shares that are beneficially owned by the Lightyear entities or by the Company’s executive officers, are required to approve the adoption of the merger agreement. An abstention will have the same effect as a vote against the merger for purposes of both vote requirements and the failure to return your proxy or instruct your broker how to vote your shares of the Company’s common stock will have the same effect as a vote against the merger with respect to the requirement that the merger agreement be adopted by a majority of the outstanding shares of our common stock.
      If there is a quorum present at the special meeting, the affirmative vote of holders of a majority of the shares of our common stock present in person or by proxy at the special meeting is required to approve the proposal to adjourn the meeting, including, if necessary or appropriate, in order to solicit additional proxies. Abstentions will not count as votes for or against adjournment of the special meeting, but will have the same effect as a vote against the proposal to adjourn the special meeting. In the absence of a quorum, any officer entitled to preside at or act as secretary of the special meeting will have the power to adjourn the meeting from time to time until a quorum is present.

Share Ownership of Directors and Executive Officers (Page 46)
      As of the record date, the directors and current executive officers of the Company beneficially owned in the aggregate (excluding options) approximately [ •  ]% of the shares of the Company’s common stock entitled to vote at the special meeting. Each of such directors and executive officers that owns shares of our common stock has advised us that he plans to vote all of his shares in favor of the adoption of the merger agreement.

Voting and Proxies (Page 11)
      Any stockholder of record of the Company entitled to vote may submit a proxy by telephone, the Internet or by returning the enclosed proxy card by mail, or may vote in person by appearing at the special meeting. If you intend to submit your proxy by telephone or the Internet you must do so no later than 5:00 p.m. Eastern Standard Time on [•]. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not provide your broker with instructions, your shares will not be voted and that will have the same effect as a vote against the adoption of the merger agreement with respect to the requirement that the merger agreement be adopted by a majority of the outstanding shares of our common stock.

Revocability of Proxy (Page 11)
      Any stockholder of record of the Company who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted in any one of the following ways:

•	filing with the Company’s Corporate Secretary, prior to the vote at the special meeting, a written notice of revocation that is dated a later date than the proxy;

•	sending a later-dated proxy relating to the same shares such that the Company’s Corporate Secretary has actual receipt prior to the vote at the special meeting;

•	submitting a later-dated proxy by the Internet or by telephone, prior to the vote at the special meeting; or

•	attending the special meeting and voting in person by ballot.
      Simply attending the special meeting will not constitute revocation of a proxy. If you intend to revoke your proxy via telephone or the Internet, you must submit your new proxy by 5:00 p.m. Eastern Standard Time on [ •  ] in order to revoke your earlier proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.
When the Merger Will be Completed (Page 32)
      We are working to complete the merger as soon as possible. We currently anticipate completing the merger in the first quarter of 2006, subject to adoption of the merger agreement by the Company’s stockholders in accordance with the terms of the merger agreement and the satisfaction of the other closing conditions.
Board Recommendation (Page 20)
      After careful consideration, our board of directors has:

•	determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its stockholders;

•	approved the merger agreement; and

•	recommended that the Company’s stockholders vote “FOR” the adoption of the merger agreement.
Support Agreement with The Lightyear Fund, L.P. and its Affiliate (Page 43 and Annex B)
      The Lightyear entities have entered into a support agreement, dated as of December 14, 2005, with JPMorganChase with respect to the 15,346,079 shares of common stock owned in the aggregate by the Lightyear entities as of the date of the support agreement as well as any shares of common stock acquired by the Lightyear entities after such date. As of the record date, The Lightyear entities held [ •  ] shares of the Company’s common stock.
      The Lightyear entities have agreed to vote all of their shares in favor of the adoption of the merger agreement and against any competing transaction proposed to the Company’s stockholders, unless the merger agreement is terminated in accordance with its terms. The support agreement will terminate upon the earlier of (1) the termination of the merger agreement and (2) the effective time of the merger. The full text of the support agreement is attached to this proxy statement as Annex B. We encourage you to read the full text of the support agreement in its entirety.

Opinion of Goldman, Sachs & Co. (Page 20 and Annex C)
      Goldman, Sachs & Co. (“Goldman Sachs”) delivered its opinion to the Company’s board of directors that, as of December 14, 2005 and based upon and subject to the factors and assumptions set forth therein, the $20.00 per share in cash to be received by the Company’s stockholders pursuant to the merger agreement was fair from a financial point of view to such holders.
      The full text of the written opinion of Goldman Sachs, dated December 14, 2005, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of the Company’s board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of the Company’s common stock should vote with respect to the adoption of the merger agreement. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee equal to 1.1% of the aggregate consideration paid in the merger, all of which is payable upon consummation of the merger.
Treatment of Stock Options (Page 26)
      The merger agreement provides that, all outstanding Company stock options issued pursuant to the Company’s stock option and incentive plans, whether or not vested or exercisable, will be cashed out and canceled in connection with the completion of the merger. Each option holder will receive an amount in cash, less applicable withholding taxes and without interest, equal to the product of:

•	the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

•	the excess, if any, of $20.00 over the exercise price per share of common stock subject to such option.
Treatment of Restricted Stock (Page 26)
      The merger agreement provides that at the effective time of the merger, each outstanding share of our restricted stock, the restrictions of which have not lapsed immediately prior to the effective time of the merger, will become fully vested, free of such restrictions and, unless the subject of a proper demand for appraisal rights under Delaware law, will be converted into the right to receive $20.00 in cash, without interest and less any applicable withholding taxes.
Interests of the Company’s Directors and Executive Officers in the Merger (Page 25)
      Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	our executive officers will have their vested and unvested stock options canceled and cashed out in connection with the merger, meaning that our executive officers will receive cash payments for each share of common stock subject to such option equal to the excess, if any, of $20.00 per share over the exercise price per share of their options, without interest and less applicable withholding taxes;

•	any restrictions in the shares of restricted stock held by our executive officers that have not lapsed prior to the effective time of the merger will lapse at the effective time of the merger and our executive officers will receive $20.00 per share upon conversion of their restricted stock, without interest and less applicable withholding taxes;

•	in connection with the approval of the merger agreement, our board of directors approved the establishment of an additional bonus pool, in an amount not to exceed $1,600,000 in the aggregate, payable to our seven executive officers, only in the event that the merger is consummated;

•	in connection with the approval of the merger agreement, we entered into amended employment agreements with certain of our executive officers which provide that in the event of a change in control, the term of each such employment agreement will continue through the first anniversary of such change in control, and shall end on such date;

•	in connection with entering into the merger agreement, JPMorganChase executed letter agreements with five of our seven executive officers that contain terms that will govern these executives’ employment with the Company after the merger, and which will supersede the employment agreements between each of these five executive officers and the Company; and

•	the merger agreement provides for indemnification arrangements for each of our current and former directors and officers that will continue for six years following the effective time of the merger as well as insurance coverage covering his or her service to the Company as a director or officer.
Material United States Federal Income Tax Consequences (Page 28)
      If you are a U.S. holder of our common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of the Company’s common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of our common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisor for a full understanding of how the merger will affect your taxes.
Regulatory Approvals (Page 30)
      The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. On December 22, 2005, the Company and J.P. Morgan Chase & Co. each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. If the early termination is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period will expire at 11:59 p.m. on January 23, 2006.
      Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the completion of the merger.
Procedure for Receiving Merger Consideration (Page 33)
      Promptly after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you and the other stockholders of the Company. The letter of transmittal and instructions will tell you how to surrender your stock certificates or book-entry shares in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.
No Solicitation of Transactions (Page 38)
      The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain limited circumstances to the extent required for our board of directors to comply with its fiduciary duties under applicable law, our board of directors may respond to, and engage in discussions and negotiations with respect to, an unsolicited written bona fide proposal for an alternative transaction.

      In addition, in the support agreement, the Lightyear entities have agreed that they will not directly or indirectly solicit or facilitate any inquiries or the making of any competing acquisition proposals, or enter into or maintain discussions or negotiate with any person with respect to such inquiries or to obtain a competing acquisition proposal, or agree to, enter into any agreement regarding or endorse any competing acquisition proposal.
Conditions to Closing (Page 41)
      Before we can complete the merger, a number of conditions must be satisfied. These include:

•	the receipt of Company stockholder approval, meaning the affirmative vote of both (1) the holders of a majority of the shares of our common stock outstanding at the close of business on the record date and (2) the holders of a majority of the shares of our common stock present in person or by proxy at the special meeting and voting thereon (or abstaining) other than shares that are beneficially owned by the Lightyear entities or by the Company’s executive officers;

•	the absence of governmental orders that have the effect of making the merger illegal or that otherwise prohibit the closing;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Act;

•	performance by each of the parties of its covenants under the merger agreement in all material respects; and

•	the accuracy of the Company’s representations and warranties, except to the extent the failure of such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect) would not constitute a material adverse effect on the Company.
Termination of the Merger Agreement (Page 42)
      The Company, JPMorganChase and Merger Sub may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of the Company have adopted the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the merger in certain other circumstances, including:

•	by either JPMorganChase or the Company if:

•	the closing has not occurred on or before September 14, 2006;

•	a final, non-appealable governmental order prohibits the merger;

•	the requisite stockholder votes are not obtained at the special meeting or any adjournment or postponement thereof;

•	there is a material breach by the non-terminating party of its representations, warranties, covenants or agreements in the merger agreement and such breach is not capable of being cured or, if capable of being cured, has not been cured prior to the earlier of (1) 20 business days following notice of such breach and (2) September 14, 2006; or

•	by JPMorganChase, if our board of directors withdraws or adversely modifies or changes its recommendation or approval of the merger agreement or makes any public statement materially inconsistent with its approval of the merger agreement or recommends another acquisition proposal.
Termination Fees and Expenses (Page 42)
      Under certain circumstances, in connection with the termination of the merger agreement, the Company will be required to pay JPMorganChase a termination fee in an amount up to $23 million. This termination fee could discourage other companies from seeking to acquire or merge with the Company.

Market Price of the Company’s Stock (Page 45)
      Our shares of common stock are quoted on the Nasdaq National Market under the symbol “CFSI”. On December 14, 2005, which was the last full trading day before we announced the merger, the closing per share sales price, as reported on the Nasdaq National Market, was $15.27. On [ •  ], 2006, the last trading day before the date of this proxy statement, the closing per share sales price, as reported on the Nasdaq National Market was $[ •  ].
Rights of Appraisal (Page 48 and Annex D)
      Delaware law provides you with appraisal rights in the merger. This means that, if you comply with the procedures for perfecting appraisal rights provided for under Delaware law, you are entitled to have the fair value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration. The ultimate amount you receive in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement.
      To exercise your appraisal rights, you must deliver a written demand for appraisal to the Company before the vote on the merger agreement at the special meeting, you must not vote in favor of the adoption of the merger agreement and you must continuously hold your shares through the effective date of the merger. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. A copy of Section 262 of the General Corporation Law of the State of Delaware (“DGCL”) is attached to this proxy statement as Annex D.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
      Statements contained in this proxy statement which are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” may include, but are not limited to, analyses, and other information contained herein relating to the proposed merger and anticipated synergies, savings and financial and operating performance, including estimates for growth, trends in each of the operations and financial results, the markets for products, the future development of business, and the contingencies and uncertainties of the Company. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “The Merger,” “The Merger — Opinion of Goldman, Sachs & Co.” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates,” “will,” “should,” “may” or other similar expressions. For each of these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:
      Considerations Relating to the Merger Agreement and the Merger

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the merger;
      Political and General Economic Conditions

•	current political and general economic conditions or changes in such conditions;

•	terrorist activities in the United States;
      Customer Issues

•	changes in the number of consumers that utilize “do not call” registries;

•	failure to maintain relationships with third parties for whom the Company services loans;

•	changes in the credit quality or performance of the loans the Company purchases, retains or securitizes;

•	changes in the demand for educational financing or in financing preferences of educational institutions, students and their families;
      Loan Origination and Liquidity Issues

•	changes in the Company’s relationships with eligible lenders that originate private loans;

•	changes in the Company’s relationships with counterparties that acquire originated loan applications or loans from the Company;

•	changes in interest rates and in the securitization or secondary markets for education loans;

•	failure to maintain liquidity sources, including lines of credit and loan warehouse facilities;

      Industry and Competitive Factors

•	competitive responses to the Company’s marketing and promotional efforts;

•	competitive responses to the announcement of the merger agreement;
      Employee Considerations

•	changes in key management personnel;
      Legal and Regulatory Issues

•	changes in government or regulatory requirements, including the Higher Education Act of 1965 and interpretations thereof, regulations relating to FFELP loans and private student loans, and guaranty agency rules;

•	litigation that may have an adverse effect on the financial results or reputation of the Company;
      Other Factors

•	the design and implementation of new information systems as well as enhancements of existing systems; and

•	risks, uncertainties and factors set forth in our reports and documents filed with the SEC (which reports and documents should be read in conjunction with this proxy statement; see “Where You Can Find Additional Information”).
THE PARTIES TO THE MERGER
Collegiate Funding Services, Inc.
      The Company is a leading education finance company dedicated to providing students and their families with the practical advice and loan solutions they need to help manage and pay for the cost of higher education. The Company also offers a comprehensive portfolio of education loan products and services — including loan origination, loan servicing and campus-based scholarship and affinity marketing tools — to the higher education community. As of September 30, 2005, we had facilitated the origination of more than $21 billion in education loans and were servicing $12 billion in student loans for more than 476,000 borrowers.
      We are incorporated in the state of Delaware with our principal executive offices at 10304 Spotsylvania Avenue, Suite 100, Fredericksburg, Virginia 22408, and our telephone number is (540) 374-1600.
JPMorgan Chase Bank, National Association
      JPMorganChase is a wholly owned bank subsidiary of JPMorgan Chase & Co., a leading global financial services firm with assets of $1.0 trillion and operations in more than 50 countries. JPMorganChase is a commercial bank offering a wide range of banking and related financial services to its customers both domestically and internationally. JPMorganChase is chartered by, and its business is subject to examination and regulation by, the Office of the Comptroller of the Currency.
      JPMorganChase is a national banking association with its principal executive offices located at 1111 Polaris Parkway, Columbus, Ohio 43240, and its telephone number is (614) 248-5800. The education finance business of JPMorganChase is a leading provider of education financing. In 2004, JPMorganChase originated $7.9 billion of loans, including loans through the Federal Family Education Loan Program.
Cannon Acquisition Corporation
      Merger Sub is a Delaware corporation and a wholly-owned subsidiary of JPMorganChase. Merger Sub’s principal executive offices are located at 270 Park Avenue, New York, New York 10017, and its telephone number is (212) 270-6000. Merger Sub was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Merger Sub will merge with and into us. The Company will be the surviving corporation in the merger and Merger Sub will cease to exist.
THE SPECIAL MEETING
Time, Place and Purpose of the Special Meeting
      This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [ •  ], starting at [ •  ], Eastern Standard Time, at [ •  ] or at any adjournment or postponement thereof. The purpose of the special meeting is for our stockholders to consider and vote upon the adoption of the merger agreement. Our stockholders must adopt the merger agreement for the merger to occur. If the stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [ •  ], 2006.
Record Date and Quorum
      The holders of record of the Company’s common stock as of the close of business on [ •  ], 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [ •  ] shares of the Company’s common stock outstanding.
      The holders of a majority of the outstanding shares of the Company’s common stock on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of the Company’s common stock held in treasury by the Company or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established.
Required Votes
      The approval of the adoption of the merger agreement requires the affirmative vote of both (1) the holders of a majority of the shares of the Company’s common stock outstanding at the close of business on the record date for the special meeting and (2) the holders of a majority of the shares of the Company’s common stock voting thereon (or abstaining) other than shares that are beneficially owned by the Lightyear entities or by the executive officers of the Company. Each outstanding share of the Company’s common stock on the record date entitles the holder to one vote at the special meeting.
      If a quorum is present, the affirmative vote of holders of a majority of the shares of our common stock present in person or by proxy at the special meeting is required to approve any proposal to adjourn the special meeting, including, if necessary or appropriate, in order to solicit additional proxies.
      As of [ •  ], 2006, the record date, the directors and current executive officers of the Company beneficially owned, in the aggregate, [ •  ] shares of the Company’s common stock, or approximately [ •  ]% of the outstanding shares of the Company’s common stock. Each of such directors and executive officers who owns shares of our common stock has advised us that he plans to vote all of his shares in favor of the adoption of the merger agreement.
      The Lightyear entities have entered into a support agreement with JPMorganChase with respect to 15,346,079 shares of common stock, which were held by the Lightyear entities as of the date of the support agreement. As of the record date, the aggregate number of shares of Company common stock owned by the Lightyear entities subject to the support agreement is [ •  ] shares of Company common stock, which represents approximately [ •  ]% of the Company’s outstanding common stock. The Lightyear entities have agreed to vote all of these shares in favor of the adoption of the merger agreement and against any competing transaction proposed to the Company’s stockholders, unless the merger agreement is terminated in accordance with its terms.
Proxies; Revocation
      If you are a stockholder of record and submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If no instructions are indicated on your proxy card, your shares of the Company’s common stock will be voted “FOR” the adoption of the merger agreement and “FOR” any adjournment of the special meeting, including, if necessary or appropriate, to solicit additional proxies.
      If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. For purposes of voting to adopt the merger agreement, brokers or banks who hold shares of our common stock in “street name” may not give a proxy to vote those shares in the absence of specific instructions from their customers who beneficially own those shares. If no instructions are given to the broker or bank holding shares, or if instructions are given to the broker or bank indicating that the broker or bank does not have authority to vote on the proposal to adopt the merger agreement, then the shares will be counted as present for purposes of determining whether a quorum exists, but will have the same effect as votes “AGAINST” the adoption of the merger agreement with respect to the requirement that the merger agreement be adopted by a majority of the outstanding shares of our common stock. Shares for which the Company has received proxies with respect to which holders have abstained from voting will be considered abstentions. Abstentions will be treated as shares that are present for purposes of determining whether a quorum exists, but will have the same effect as a vote “AGAINST” the adoption of the merger agreement with respect to both vote requirements.
      You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Corporate Secretary in writing, submit a proxy by telephone, the Internet or mail dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you intend to revoke your proxy via telephone or the Internet, you must submit your new proxy by 5:00 p.m. Eastern Standard Time on [ •  ] in order to revoke your earlier proxy.
      If you have instructed your broker to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change these instructions.
      The Company does not expect that any matter other than the adoption of the merger agreement (and, if necessary or appropriate, the approval of the adjournment of the special meeting to solicit additional proxies) will be brought before the special meeting. If, however, any such other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.
Submitting Proxies Via the Internet or by Telephone
      Stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions via the Internet or by telephone. There are separate arrangements for using the Internet and telephone to submit your proxy depending on whether you are a stockholder of record or your shares are held in “street name” by your broker. If your shares are held in “street name,” you should check the voting instruction card provided by your broker to see which options are available and the procedures to be followed.

      In addition to submitting the enclosed proxy card by mail, stockholders of record of the Company may submit their proxies (which proxies must be submitted no later than 5:00 p.m. Eastern Standard Time on [ •  ]):

•	via the Internet by visiting a website established for that purpose at http://proxy.georgeson.com and following the instructions; or

•	by telephone by calling the toll-free number [ • ] in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions.
Adjournments and Postponements
      Although it is not currently expected, the special meeting may be adjourned or postponed for any purpose, including for soliciting additional proxies. Any adjournment may be made without notice (unless the adjournment is for more than thirty days or a new record date is fixed for the adjourned meeting), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Abstentions will not count as votes for or against adjournment of the special meeting, but will have the same effect as a vote against the proposal to adjourn the special meeting. In the absence of a quorum, any officer entitled to preside at or to act as secretary of the meeting will have the power to adjourn the meeting from time to time until a quorum is present. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.
Solicitation of Proxies
      The Company will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. The Company will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. The Company has retained Georgeson Shareholder Communications Inc. to assist it in the solicitation of proxies for the special meeting and will pay Georgeson Shareholder Communications Inc. a fee of approximately $8,500, plus reimbursement of out-of-pocket expenses.

THE MERGER
Background of the Merger
      As part of its ongoing evaluation of its business, the Company’s board of directors and management regularly evaluate the Company’s short and long term strategic alternatives and prospects for continued operations as an independent company. The Company faces significant competition from its peers, many of whom are larger than the Company, have better name recognition and have greater financial and other resources than the Company. Commencing in 2002, the Company has been pursuing a strategy of retaining in its portfolio a substantial portion of the federally guaranteed student loans that it originates. Management believes that this strategy benefited the Company because it generally provides greater long term value to the Company than selling the loans.
      For similar reasons, beginning in the second quarter of 2005, the Company began to develop with a partner a private loan product intended to gain for the Company an increased share of the rapidly growing market for private loans. Under the terms of the partnership, the Company would purchase and retain on its balance sheet all of the private loans originated through the partnership. The private student loan market has grown at a faster pace than the market for federally insured student loans, and management believed that the economic value of making and retaining the private student loans would be greater than the return on federal student loans retained on its balance sheet and the fee income that it would earn selling private in-school loans in the secondary market. The Company recognized that, in implementing this initiative, it would be competing against companies that have large market capitalizations or cash reserves and that may be better positioned to take advantage of the opportunities in the education finance business.
      At an executive session of the board of directors of the Company held on July 26, 2005, J. Barry Morrow, the Company’s President and Chief Executive Officer and a director of the Company, informed the board of directors that the Company’s management was recommending that the Company investigate and consider strategic alternatives, including the possible sale of the Company. Mr. Morrow also informed the board of directors that the Company was considering engaging an investment banking firm to assist the Company in considering its strategic alternatives.
      Following the executive session, the Company contacted Goldman Sachs, and representatives of Goldman Sachs met with various members of the Company’s management team to discuss strategic alternatives available to the Company. On September 19, 2005, a meeting of the Company’s board of directors was convened to review and discuss these strategic alternatives thoroughly.
      At the September 19, 2005 board meeting, Mr. Morrow made a presentation concerning the Company’s strategy, business, results of operations and prospects. A representative of Simpson Thacher & Bartlett, which had provided corporate and securities law advice to the Company in the past, was also present at this meeting and reviewed with the board of directors the fiduciary duties of directors in the context of considering strategic alternatives relating to the Company. The Company’s board of directors then discussed, among other matters, the challenges and opportunities that the Company currently faced and may face in the future. The board considered both the opportunities associated with remaining an independent company (such as new products and lines of business that the Company intended to develop), as well as the challenges associated with such a strategy.
      Representatives of Goldman Sachs were present at the September 19, 2005 meeting and discussed with the Company’s board of directors their belief that there was increased interest in the education finance sector. Representatives of Goldman Sachs discussed with the board various strategic alternatives potentially available to the Company, and described approaches that could assist the board in evaluating whether a sale of the Company might be the optimal means of maximizing stockholder value. Representatives of Goldman Sachs discussed a list of potential purchasers that could be approached to determine their interest in a business combination with the Company. The board of directors discussed the risks of a potential sale process, including information leaks. Representatives of Goldman Sachs outlined a staged process for contacting potential purchasers based on their familiarity with the education finance business. After discussion, the board of directors authorized Mr. Morrow and management to engage Goldman Sachs and authorized representatives of Goldman Sachs to commence contacting potential buyers as had been described. The board also requested that it be provided with an update of Goldman Sachs’ progress at an appropriate time.
      Thereafter, during September and October 2005, representatives of Goldman Sachs contacted 27 third parties to solicit their interest in a possible transaction with the Company. Twelve of these parties, including JPMorganChase, entered into confidentiality agreements with the Company and received a confidential information memorandum prepared by the Company’s management with the assistance of Goldman Sachs. Beginning in mid-October and over the ensuing weeks, due diligence materials were made available, and in-depth management presentations were made to eight potential purchasers, including JPMorganChase.
      At a meeting of the Company’s board of directors held on October 25, 2005, Mr. Morrow summarized for the board the status of the strategic review process and the presentations that had been made by management to interested parties. Members of the Company’s management were also present at the meeting. Mr. Morrow indicated that he expected to schedule a meeting in early November to further discuss the Company’s strategic outlook and further update the board on the strategic review process.
      On November 7, 2005, a meeting of the board of directors was convened. Members of the Company’s management as well as representatives of Simpson Thacher & Bartlett and Goldman Sachs participated in the meeting. Mr. Morrow began the meeting by discussing the Company’s third quarter performance. Mr. Morrow then provided an updated assessment of management’s view as to whether it was an appropriate time for the Company to consider strategic options to increase stockholder value, including the possible sale of the Company. He reviewed recent transactions in the education finance sector, and noted the valuations obtained in those transactions relative to the current market valuation for the Company. Mr. Morrow then reviewed financial aspects of different strategies the Company could pursue. The board of directors discussed the Company’s progression from selling all of its student loan applications to retaining some of them. The board of directors noted that the Company, as part of its current strategy, had retained some private loans and planned to retain more private loans, but that the Company could face constraints in pursuing this strategy because it would need to attract additional capital to carry out the strategy on a larger scale.
      Representatives of Goldman Sachs then summarized for the board the status of the strategic review process, due diligence investigations and management meetings with each of the bidders. They also described the interest demonstrated by a number of participants, including JPMorganChase. Representatives of Goldman Sachs informed the board that bids would be due during the week of November 28th and that the participants would soon be provided with a draft merger agreement. After further discussion, the board of directors determined to continue the strategic review process along the lines described by representatives of Goldman Sachs.
      Between November 8, 2005 and November 14, 2005, Goldman Sachs was advised by four of the eight remaining participants in the strategic review process that they were no longer interested in pursuing a business combination transaction with the Company. Shortly thereafter, representatives of Goldman Sachs sent letters to the remaining participants, including JPMorganChase, outlining the procedures for submitting a final bid for the Company, which was due on November 30, 2005. In addition, between November 7, 2005 and November 22, 2005 additional management meetings were held with the remaining participants.
      On November 22, 2005, a meeting of the Company’s board of directors was convened. Representatives of Goldman Sachs and Simpson Thacher & Bartlett participated. Goldman Sachs provided the board with an update on the strategic review process, including informing the board that the draft merger agreement prepared by Simpson Thacher & Bartlett and the Company had been provided to the remaining interested participants and that final bids were due on November 30, 2005.
      On November 30, 2005, Goldman Sachs received a bid from JPMorganChase for $20 per share of the Company’s common stock, together with the initial comments of JPMorganChase and its counsel, Wachtell, Lipton, Rosen & Katz, on the draft merger agreement. The bid from JPMorganChase was subject to, among other things, the Lightyear entities entering into a stockholder support agreement concurrently with the merger agreement, pursuant to which the Lightyear entities would agree to vote their shares in favor of adoption of the merger agreement and against any competing transaction. In connection with this request, representatives of Simpson Thacher & Bartlett informed JPMorganChase that the Lightyear entities were being represented by separate counsel and that JPMorganChase should submit its proposed stockholder support agreement to the Lightyear entities and their counsel for their review. On December 1, 2005, the draft stockholder support agreement was furnished to the Lightyear entities, their counsel and the Company for their review.
      On December 3, 2005, after receiving input from the Company’s management, Simpson Thacher & Bartlett submitted a revised merger agreement to JPMorganChase and its legal counsel, Wachtell, Lipton, Rosen & Katz. The revised merger agreement rejected a number of JPMorganChase’s proposals, including (1) that the board not be permitted to terminate the merger agreement to accept a more favorable transaction with a third party other than JPMorganChase, (2) that the merger agreement be submitted to a vote of the Company’s stockholders even if the board of directors no longer continued to recommend the adoption of the merger agreement, (3) that the amount of the proposed termination fee to be paid to JPMorganChase under certain circumstances was $30 million and (4) a number of specified circumstances upon which the proposed termination fee would be payable to JPMorganChase. On December 5, 2005, Wachtell, Lipton, Rosen & Katz on behalf of JPMorganChase, submitted to Simpson Thacher & Bartlett comments to the draft merger agreement submitted to it on December 3, 2005 which comments again included the proposals enumerated above.
      On December 5, 2005, the Company’s board of directors was convened to discuss the revised proposal from JPMorganChase received that day. The Company’s management, including Mr. Morrow, did not participate in the meeting. Representatives of Goldman Sachs and Simpson Thacher & Bartlett participated in this meeting. Representatives of Simpson Thacher & Bartlett reviewed for the Company’s board of directors the material terms of the proposal from JPMorganChase. The Company’s board of directors discussed, among other things, the $20.00 price per share proposed, the proposed conditions to closing, the other terms of the JPMorganChase proposal and the relative execution risks of a transaction with JPMorganChase.
      After further discussion, the Company’s board of directors authorized the Company’s management, Simpson Thacher & Bartlett and Goldman Sachs to continue negotiations with JPMorganChase and directed them to continue to negotiate the deal protection and termination provisions of the merger agreement and to otherwise improve the terms that had been proposed by JPMorganChase.
      Beginning on December 5, 2005, representatives of the Company’s management, with the assistance of Goldman Sachs, began holding management presentations with, and made additional diligence materials available to, representatives of JPMorganChase in Virginia to permit JPMorganChase to conclude its due diligence investigations in connection with the proposed transaction.
      On December 6, 2005, representatives of the Company’s management and Simpson Thacher & Bartlett held a conference call with representatives of JPMorganChase and Wachtell, Lipton, Rosen & Katz to discuss the merger agreement. The representatives negotiated a number of provisions in the merger agreement, but did not reach agreement with respect to all of the deal protections and termination provisions.
      On December 8, 2005, representatives of Wachtell, Lipton, Rosen & Katz informed Simpson Thacher & Bartlett that JPMorganChase would not agree to enter into a transaction that permitted the Company’s board of directors to terminate the merger agreement to accept a superior proposal. Simpson Thacher & Bartlett conveyed this response to members of the board and to the Company’s management. The members of the board of directors instructed Simpson Thacher & Bartlett and the Company’s management to continue to negotiate with JPMorganChase and to investigate the most favorable terms to the Company on which JPMorganChase would be willing to agree to a transaction.
      Thereafter, representatives of Simpson Thacher & Bartlett, Goldman Sachs and the Company’s management continued to negotiate the terms of the merger agreement with representatives of JPMorganChase and Wachtell, Lipton, Rosen & Katz. The Company and JPMorganChase agreed that, in addition to the required statutory vote of a majority of the outstanding shares of the Company’s common stock in favor of the adoption of the merger agreement, JPMorganChase’s initial proposal that the closing of the transaction be conditioned as well upon the receipt of the affirmative vote of a majority of the shares present and voting thereon at the special stockholders meeting excluding the shares beneficially owned by the Lightyear entities would be modified by including as shares present and voting at the special meeting any abstentions and by excluding shares held by the executive officers of the Company in addition to those owned by the Lightyear entities. In addition, JPMorganChase agreed to reduce the termination fee to $23 million and agreed to narrow certain of the circumstances under which the fee would be payable. The parties also agreed that there would be no right for the Company to terminate the merger agreement to accept a superior proposal and that the Company would be required to submit the merger agreement to a vote of the Company’s stockholders even if the board of directors no longer continued to recommend the adoption of the merger agreement. JPMorganChase also agreed to a number of other terms that were important to the Company, including with respect to the Company’s ability to conduct its business during the period between signing and closing.
      On the morning of December 13, 2005, the Company’s board of directors met to consider the transaction being proposed by JPMorganChase. Representatives of Simpson Thacher & Bartlett and Goldman Sachs were present. Representatives of Simpson Thacher & Bartlett again discussed with the Company’s board of directors, among other matters, the legal duties of directors in connection with an extraordinary transaction such as the proposed merger. Representatives of Goldman Sachs provided an update regarding the strategic review process and the negotiations that had taken place since the board of directors met on December 5, 2005.
      Representatives of Goldman Sachs then reviewed the financial terms of the merger agreement and presented certain financial analyses conducted with respect to the proposal from JPMorganChase. After further discussions, the Company’s board of directors requested that Goldman Sachs render an opinion as to whether the financial consideration to be received by the Company’s stockholders in the proposed merger with JPMorganChase was fair from a financial point of view to the Company’s stockholders. Goldman Sachs delivered to the Company’s board of directors an oral opinion, that, as of December 13, 2005 and based upon and subject to the factors and assumptions to be set forth in the written opinion, the $20.00 per share in cash to be received by the holders of the Company’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders.
      Representatives of Simpson Thacher & Bartlett reviewed for the board of directors the terms of the merger agreement, the stockholder support agreement and other legal aspects of the proposal by JPMorganChase, including a detailed discussion of the provisions that would permit the board of directors to exercise its fiduciary duties. Simpson Thacher & Bartlett also advised the board that The Lightyear Fund, L.P. and its affiliates had agreed, in response to JPMorganChase’s request, (1) to terminate the management agreement between an affiliate of The Lightyear Fund, L.P. and the Company without payment by the Company of the termination fee that would otherwise be due to such affiliate under the terms of the agreement and (2) to enter into the stockholder support agreement, under which they would agree to vote their shares of the Company’s common stock in favor of the adoption of the merger agreement and against any competing transaction. The Company’s board of directors discussed JPMorganChase’s proposed terms, as well as the risks and benefits of proceeding with a business combination transaction with JPMorganChase.
      A representative of Simpson Thacher & Bartlett then summarized the recommendations of the Company’s compensation committee with respect to a number of executive compensation matters. Because certain compensation-related issues relating to the proposed transaction had not been finally resolved the board moved to adjourn its meeting and instructed Simpson Thacher & Bartlett and Goldman Sachs to assist in resolving these issues.
      The board re-convened on the afternoon of December 13, 2005 for an update on the discussions that had been held between JPMorganChase and the executive officers, as well as with respect to discussion between the Company and its executive officers. Representatives of Simpson Thacher & Bartlett and Goldman Sachs participated in the meeting. Simpson Thacher & Bartlett updated the board on the status of the discussions between the Company’s management and JPMorganChase. Following additional discussion and deliberation, the board of directors approved amendments to the employment agreements of five of the executives that extended the term of those agreements through the first anniversary of the completion of the merger with JPMorganChase.
      The board convened several times between the afternoon of December 13, 2005 and the evening of December 14, 2005, at which it received updates with respect to the status of the merger agreement negotiations and of the discussions between JPMorganChase and the Company’s executive officers. Simpson Thacher & Bartlett and Goldman Sachs participated in each meeting, and advised the board that JPMorganChase was conditioning its execution of the merger agreement on receiving executed agreements from the Company’s senior executive officers.
      On the night of December 14, 2005, the board met to consider the approval of the proposed transaction with JPMorganChase. Representatives of Simpson Thacher & Bartlett and Goldman Sachs participated in the meeting. A representative of Simpson Thacher & Bartlett provided the board with an update on the status of the negotiations on the merger agreement and the stockholder support agreement. Simpson Thacher & Bartlett informed the board that all of the previously open issues in the merger agreement had been resolved with JPMorganChase in a manner satisfactory to the Company, and that the Company and JPMorganChase had concluded negotiations on the merger agreement.
      Representatives of Simpson Thacher & Bartlett then provided the board with a summary of the status of the negotiations between the Company’s senior executives and JPMorganChase, which had been concluded, as well as a summary of the status of certain agreements to be entered into between the Company’s senior executives and the Company, which had been executed, and certain proposed executive compensation arrangements for the board’s consideration, including the payment of year-end bonuses for management.
      The board then asked representatives of Goldman Sachs to discuss the financial terms of the transaction and whether there had been any changes since the board had been updated on December 13, 2005. Goldman Sachs informed the board that no material changes had occurred with regard to the financial terms of the transaction and reviewed with the board the financial analyses presented at the December 13, 2005 board meeting, as updated to reflect market information as of the close of trading on December 14, 2005. After further discussion, the Company’s board of directors requested that Goldman Sachs render an opinion as to whether the financial consideration to be received by the Company’s stockholders in the proposed merger with JPMorganChase was fair from a financial point of view to the Company’s stockholders. Goldman Sachs delivered to the Company’s board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated December 14, 2005, that, as of such date and based upon and subject to the factors and assumptions set forth in the written opinion, the $20.00 per share in cash to be received by the holders of the Company’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex C to this proxy statement. The opinion of Goldman Sachs delivered on December 14, 2005 superseded its oral opinion delivered on December 13, 2005.
      After further deliberation, the members of the board of directors present at the meeting unanimously approved the merger agreement and the transactions contemplated by the merger agreement and unanimously resolved to recommend that the Company’s stockholders vote to adopt the merger agreement. In addition, all directors present at the meeting other than those directors affiliated with The Lightyear Fund, L.P. unanimously approved the stockholder support agreement. The board also agreed to authorize the amounts of 2005 bonuses to be paid to the Company’s seven executive officers in the ordinary course of business, as well as to approve the establishment of a retention bonus pool in an aggregate amount of up to $1.6 million, to be allocated among the Company’s seven executive officers and payable only upon the closing of the merger.
      The merger agreement was executed by the Company, JPMorganChase and Merger Sub and the stockholder support agreement was executed by JPMorganChase and the stockholders party thereto, in each case, as of December 14, 2005. On the morning of December 15, 2005 the Company and JPMorganChase issued a joint press release announcing the transaction.

Reasons for the Merger
      In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that the Company’s stockholders vote to adopt the merger agreement, the board of directors of the Company consulted with management and its financial and legal advisors. The board of directors considered a number of factors and potential benefits of the merger including the following:

•	the current and historical market prices of the Company’s common stock, and the fact that the $20.00 per share to be paid for each share of the Company’s common stock in the merger represents a substantial premium to those historical trading prices, a premium of approximately 31% to the closing sales price on December 14, 2005, the last trading day before the Company announced the merger, a premium of approximately 32.8% to the year-to-date average per share sales price as of December 14, 2005 of $15.06, a premium of 25.0% to the $16.00 per share offer price in the Company’s initial public offering of its common stock and a premium of approximately 17.8% to the all time high closing per share sales price of $16.98;

•	the present and anticipated environment in the student lending industry and the difficulty of continuing to compete effectively with companies with better resources, including greater access to capital and liquidity;

•	the possible alternatives to the sale of the Company, including continuing to operate on a stand-alone basis, which the board of directors determined not to pursue in light of its belief, and the belief of the Company’s management, that the merger maximized stockholder value and was more favorable to the stockholders than any other alternative reasonably available to the Company and its stockholders;

•	the extensive sale process conducted by the Company, with the assistance of Goldman Sachs, which involved engaging in discussions with approximately 27 parties to determine their potential interest in a business combination transaction with the Company, entering into confidentiality agreements with twelve parties and engaging in management meetings and/or calls with eight parties;

•	the Company’s due diligence investigation of JPMorganChase, including the board’s view of the reputation of JPMorganChase, its experience in completing significant acquisitions and managing integration processes and the likelihood that JPMorganChase would have the capacity to successfully perform its obligations under the merger agreement and complete the merger, including the absence of any conditions in the merger agreement relating to JPMorganChase’s ability to finance the transaction;

•	the fact that the merger consideration is all cash, so that the transaction will allow the Company’s stockholders to immediately realize a premium price, in cash, for their investment and will provide such stockholders certainty of value for their shares;

•	the financial analyses of Goldman Sachs and its opinion that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in such opinion, the $20.00 per share in cash to be received by the holders of the Company’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders (see “The Merger — Opinion of Goldman, Sachs & Co.” and Annex C to this proxy statement);

•	the fact that the Lightyear entities, who collectively are the Company’s largest stockholder, indicated their support for, and agreed to vote their shares in favor of, the adoption of the merger agreement;

•	the terms of the merger agreement, including:

•	the limited number and nature of the conditions to the Company’s, JPMorganChase’s and Merger Sub’s obligation to consummate the merger;

•	the provisions of the merger agreement that allow the board of directors, under certain limited circumstances, to the extent required to comply with its fiduciary duties under applicable law, to furnish information to and engage in discussions or negotiations with third parties and to change its recommendation that the Company’s stockholders vote in favor of the adoption of the merger agreement;

•	the conclusion of the board of directors that the $23 million termination fee (and the circumstances in which such fee is payable, including upon a termination of the merger agreement by JPMorganChase upon an adverse change in the board’s recommendation of the adoption of the merger agreement), was reasonable in light of the benefits of the merger, the auction process conducted by the Company with the assistance of Goldman Sachs and commercial practice; and

•	the requirement that the merger agreement be adopted by the affirmative vote of both (1) the holders of a majority of the shares of our common stock outstanding at the close of business on the record date and (2) the holders of a majority of the shares of our common stock present in person or by proxy at the special meeting and voting thereon (or abstaining) other than shares that are beneficially owned by The Lightyear Fund, L.P. or its affiliates or by the Company’s executive officers; and

•	the availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (see “Rights of Appraisal” and Annex D).
      The board of directors also considered and balanced against the potential benefits of the merger a number of potentially adverse factors concerning the merger including the following:

•	the risk that the merger might not be completed in a timely manner or at all;

•	the interests of the Company’s executive officers and directors in the merger (see “Interests of the Company’s Directors and Executive Officers in the Merger”);

•	the fact that the Company’s stockholders will not participate in any future earnings or growth of the Company and will not benefit from any future appreciation in value of the Company;

•	the restrictions on the conduct of the Company’s business prior to completion of the merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations or the consent of JPMorganChase, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•	the merger consideration consists of cash and will therefore be taxable to our stockholders for U.S. federal income tax purposes;

•	the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company;

•	the inability to terminate the merger agreement in order to accept another third party acquisition proposal;

•	the requirement to hold a special meeting of the Company’s stockholders even if the board of directors withdraws or adversely modifies or changes its recommendation or recommends another acquisition proposal;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

•	the possibility of management and employee disruption associated with the merger.
      After taking into account all of the factors set forth above, as well as others, the board of directors agreed that the benefits of the merger outweigh the risks and that the merger agreement and the merger are advisable and fair and in the best interests of the Company and its stockholders. The board of directors has approved the merger agreement and the merger and recommends that the Company’s stockholders vote to adopt the merger agreement at the special meeting.

      The board of directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the board of directors may have given different weights to different factors.
Recommendation of the Company’s Board of Directors
      After careful consideration, the Company’s board of directors:

•	has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its stockholders;

•	has approved the merger agreement; and

•	recommends that the Company’s stockholders vote “FOR” the adoption of the merger agreement.
Opinion of Goldman, Sachs & Co.
      The Company retained Goldman, Sachs and & Co. as its financial advisor in connection with the proposed merger and to undertake a study to enable it to deliver an opinion as to the fairness from a financial point of view of the consideration to be received by the Company’s stockholders in connection with the proposed merger.
      Goldman Sachs rendered its opinion to the Company’s board of directors that, as of December 14, 2005 and based upon and subject to the factors and assumptions set forth therein, the $20.00 per share in cash to be received by the Company’s stockholders pursuant to the merger agreement was fair from a financial point of view to such holders.
      The full text of the written opinion of Goldman Sachs, dated December 14, 2005, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of the Company’s board of directors in connection with its consideration of the transactions contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any Company stockholder should vote with respect to the merger agreement.
      In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	the support agreement;

•	the annual report to stockholders and Annual Report on Form 10-K of the Company for the year ended December 31, 2004;

•	the Company’s Registration statement on Form S-1 and the related prospectus, dated July 15, 2004, relating to the shares;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders; and

•	certain internal financial analyses and forecasts for the Company prepared by its management.
      Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the education finance industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

      Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed with the consent of the Company’s board of directors that the internal financial analyses and forecasts for the Company prepared by its management were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. Goldman Sachs is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowance for losses with respect thereto and, accordingly, Goldman Sachs assumed that such allowances for losses were in the aggregate adequate to cover such losses. In addition, Goldman Sachs did not review individual credit files, and did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of the Company or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the transaction. Goldman Sachs’ opinion is necessarily based on the economic, monetary, market and other conditions as in effect on, and the information provided to Goldman Sachs as of, the date of the opinion.
      The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of the Company in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 14, 2005 and is not necessarily indicative of current market conditions.
      Premium and Multiple Analysis. Based upon the $20.00 per share consideration to be received in the merger, Goldman Sachs calculated:

•	the multiple of price to latest twelve months earnings per share, 2005 and 2006 Institutional Brokers’ Estimate Service (IBES) median estimated earnings per share, and 2005 and 2006 management estimated earnings per share;

•	the ratio of price to 2006 IBES median estimated earnings per share, as a multiple of IBES median estimated earnings growth;

•	asset premium, calculated as total equity value minus tangible equity, divided by managed receivables, gross of loan allowance;

•	the multiple of price to book value per share as of September 30, 2005; and

•	the multiple of price to tangible book value per share as of September 30, 2005, calculated as book value minus intangible assets.
      The following table presents the results of this analysis:

Price/ Latest Twelve Months Earnings	15.6	x
Price/2005E Earnings (IBES Median)	18.3	x
Price/2005E Earnings (Management)	18.7	x
Price/2006E Earnings (IBES Median)	18.9	x
Price/2006E Earnings(Management)	16.8	x
2006E P/ E Growth	1.11	x
Asset Premium	11.3%
Price/ Book Value	3.1	x
Price/ Tangible Book Value	27.1	x

      Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the Company’s common stock for the period from its initial public offering on July 16, 2004 through December 14, 2005. In addition, Goldman Sachs analyzed the consideration to be received by the Company’s stockholders pursuant to the merger agreement in relation to the latest 52 week high and low, year to date average, latest one month average, latest one week average and closing market prices of the Company’s common stock, in each case, as of December 14, 2005.
      This analysis indicated that the price per share to be paid to the Company’s stockholders pursuant to the merger agreement represented:

•	a premium of 17.8% based on the latest 52-week high market price as of December 14, 2005 of $16.98 per share;

•	a premium of 58.0% based on the latest 52-week low market price as of December 14, 2005 of $12.66 per share;

•	a premium of 32.8% based on the year-to-date average market price as of December 14, 2005 of $15.06 per share;

•	a premium of 32.6% based on the latest one-month average market price as of December 14, 2005 of $15.08 per share;

•	a premium of 32.4% based on the latest one-week average market price per share as of December 14, 2005 of $15.10 per share; and

•	a premium of 31.0% based on the close of business market price of $15.27 per share on December 14, 2005.
      Historical Market Performance Analysis. Goldman Sachs reviewed and compared the ratio of daily price to IBES median 12-month forward earnings per share estimates for the Company, Sallie Mae (SLM Corporation) and Nelnet, Inc. for the period from the Company’s initial public offering on July 16, 2004 to December 14, 2005. At the end of such period, the price to IBES median 12-month forward earnings per share multiples for the Company, Sallie Mae and Nelnet, Inc. were 14.4x, 18.7x and 13.6x, respectively. Goldman Sachs also reviewed and compared the indexed stock price performance of the Company, Sallie Mae and Nelnet over the same period. At the end of such period, the indexed stock price performance of the Company, Sallie Mae and Nelnet, Inc. were -2%, 42% and 71%, respectively.
      Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the education finance industry:

•	Sallie Mae;

•	The Student Loan Corporation;

•	The First Marblehead Corporation; and

•	Nelnet, Inc.
      Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.
      Goldman Sachs also calculated and compared various financial multiples and ratios based on financial data as of December 14, 2005, information it obtained from SEC filings and IBES estimates. The multiples and ratios of the Company were calculated using the Company’s closing price on December 14, 2005. The multiples and ratios of the Company were based on information provided by the Company’s management, information obtained from SEC filings and IBES estimates. The multiples and ratios for each of the selected companies were based on the most recent publicly available information, information obtained from SEC filings and IBES estimates. With respect to the selected companies, Goldman Sachs calculated:

•	the multiple of price to 2005, 2006 and 2007 IBES median estimated earnings and, in the case of the Company, 2005, 2006 and 2007 management estimated earnings;

•	the ratio of price to 2006 IBES median estimated earnings, as a multiple of IBES median estimated earnings growth; and

•	asset premium, calculated as total equity value minus tangible equity, divided by managed receivables, gross of loan allowance.
      The following table presents the results of this analysis:

	Selected Companies						CFS

	Range		Median		Mean		IBES		Management

Price/2005E Earnings	12.6x-21.7	x	15.5	x	16.6	x	13.9	x	14.3x
Price/2006E Earnings	10.5x-18.7	x	13.6	x	14.3	x	14.4	x	12.8x
Price/2007E Earnings	9.1x-16.3	x	12.4	x	12.6	x	12.3	x	11.4x

	Selected Companies

	Range		Median		Mean		CFS

2006 P/ E to Growth	0.7x-2.3	x	1.2	x	1.4	x	0.8	x
Asset Premium	6.0%-17.8%		10.0%		11.3%		8.4%
      Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis on the Company to generate illustrative indications of the implied “present value” per share of the Company’s common stock using the Company’s management’s earnings projections for calendar years 2006 through 2009. The financial projections provided by management to Goldman Sachs reflected a compounded annual growth rate in net income of 18.9% from fiscal years 2005 to 2009. A discounted cash flow analysis is a valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts calculated using a discount rate that takes into account risk, the opportunity cost of capital, expected returns and other appropriate factors. Goldman Sachs calculated illustrative indications of the implied per share value of the shares of the Company’s common stock assuming that all free cash flows of the Company would be reinvested in the Company and by using implied indications of “terminal value” in the year 2009 based on multiples ranging from 12.0x projected earnings to 15.0x projected earnings. “Terminal value” refers to the present value of future cash flows of an asset from a particular point in time. These illustrative terminal values were then discounted to calculate implied indications of present values using discount rates ranging from 10.0% to 14.0%. The range of discount rates was chosen based on theoretical analyses of cost of capital. The following table presents the results of this analysis:

Illustrative per Share
Value Indications

CFS	$14.59 — $20.92
      Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions (listed by acquirer/target) in the education finance industry since May 1999:

•	Sallie Mae/ Nellie Mae (1999);

•	Wells Fargo/ Servus Financial Corporation (2000);

•	Sallie Mae / Student Loan Funding Resources Inc. (2002);

•	Sallie Mae/ USA Group, Inc. (2000);

•	Sallie Mae/ Southwest Student Services Corporation (2004);

•	CIT Group/ Education Lending Group, Inc. (2005);

•	Nelnet, Inc./ Chela Education Financing, Inc (2005); and

•	Nelnet, Inc./ LoanSTAR Funding Group (2005).
      Goldman Sachs noted that there is very limited publicly available information regarding the precedent transactions. However, the following table presents the results of this analysis based on such limited publicly available information:

	Median

Premium to Market Price(1)	23%
Asset Premium(2)	3.5%
Multiple of Price to Latest Twelve Months Earnings(3)	21.9	x
Multiple of Price to Projected Earnings(1)	23.5	x
Multiple of Price to Tangible Book(4)	1.7	x

(1)	Data only available for CIT Group/ Education Lending Group, Inc.

(2)	Data only available for CIT Group/ Education Lending Group, Inc., Sallie Mae/ Student Loan Funding Resources Inc. and Sallie Mae/ Nellie Mae

(3)	Data only available for CIT Group/ Education Lending Group, Inc. and Sallie Mae/ USA Group, Inc.

(4)	Data only available for Sallie Mae/ USA Group, Inc., Sallie Mae/ Student Loan Funding Resources Inc. and Sallie Mae/ Nellie Mae
     The premium to market price was determined by calculating the implied premium represented by the price paid for the target in the transaction to the closing price per common share of the target one day prior to the announcement of the transaction. The asset premium was calculated as the price paid for the target in the transaction less tangible equity (total equity less intangible assets of the target), divided by the total managed receivables, based upon the latest financial statements of the target publicly available prior to the announcement of the transaction. The multiple of price to latest twelve months earnings was calculated based upon the earnings for latest twelve months of the target publicly available prior to the time the transaction was announced. The multiple of price to projected earnings was calculated based upon the IBES median estimated earnings of the target for the fiscal year in which the transaction was announced. The multiple of price to tangible book value was determined based upon the latest financial statements of the target publicly available prior to the announcement of the transaction.
      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction.
      Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Company’s board of directors as to the fairness from a financial point of view to the Company’s stockholders of the $20.00 per share in cash to be received by such stockholders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, JPMorganChase, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

      The merger consideration was determined through arms’ length negotiations between the Company and JPMorganChase and was approved by the Company’s board of directors. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.
      As described above, Goldman Sachs’ opinion to the Company’s board of directors was one of many factors taken into consideration by the Company’s board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.
      Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the contemplated merger. In addition, the Company is party to a loan purchase agreement with an affiliate of Goldman Sachs. Goldman Sachs has provided certain investment banking services to JPMorganChase and its affiliates from time to time, including having acted as co-manager with respect to a number of offerings of preferred stock, debt securities and capital securities, including public offerings of mortgage securitizations, in the past two years and as financial advisor to Bank One Corporation in connection with the divestiture of its corporate trust business in March 2003 for which Goldman Sachs received compensation in the aggregate of approximately $5.5 million. Goldman Sachs also may provide investment banking services to the Company, JPMorganChase and their respective affiliates in the future for which Goldman Sachs may receive compensation.
      Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, JPMorganChase and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company, JPMorganChase and their respective affiliates for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.
      The board of directors of the Company selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated September 23, 2005, as amended, the Company engaged Goldman Sachs to act as its financial advisor in connection with the merger. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee of 1.1% of the aggregate consideration paid in the merger, all of which is payable upon consummation of the merger. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Interests of the Company’s Directors and Executive Officers in the Merger
      In considering the recommendation of the Company’s board of directors with respect to the merger, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests, to the extent material, are described below. The Company’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Treatment of Stock Options
      As of the record date, there were approximately [ •  ] shares of our common stock subject to stock options granted under our equity incentive plans to our current executive officers and our directors. Each outstanding stock option that remains unexercised as of the completion of the merger, whether or not the option is vested or exercisable, will be canceled, and the holder of such stock option that has an exercise price of less than $20.00 will be entitled to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to the option as of the effective time of the merger, multiplied by

•	the excess, if any, of $20.00 over the exercise price per share of common stock subject to such option.
      The following table summarizes the vested and unvested options with exercise prices of less than $20.00 per share held by our executive officers as of December 31, 2005 and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options. None of our directors other than J. Barry Morrow holds any options.

	No. of Shares	Weighted Average
	Underlying Vested	Exercise Price of
	and Unvested	Vested and Unvested	Resulting
	Options	Options	Consideration(1)

Executive Officers:
J. Barry Morrow	606,582	$11.59	$5,101,083
John R. Elam	106,296	$16.09	$415,923
John T. Fees	116,203	$16.13	$449,944
Kevin A. Landgraver	229,344	$10.88	$2,091,932
W. Clark McGhee	195,724	$8.86	$2,179,428
John A. Reeves	154,856	$16.13	$598,949
Charles L. Terribile	153,501	$9.71	$1,578,947

(1)	The amounts set forth in this “Resulting Consideration” column are calculated based on the actual exercise prices underlying the related options, as opposed to the weighted average exercise price per share of vested and unvested options.

Treatment of Restricted Stock
      As of the record date, there were approximately [ •  ] shares of our common stock represented by restricted stock held by our executive officers and directors under our equity incentive plans for which the restrictions have not lapsed. At the effective time of the merger, each outstanding share of our restricted stock, the restrictions of which have not lapsed immediately prior to the effective time of the merger, will become fully vested, free of such restrictions and, unless the subject of a proper demand for appraisal rights under Delaware law, will be converted into the right to receive $20.00 in cash, without interest and less any applicable withholding taxes.
      The following table summarizes the restricted stock held by our executive officers as of December 31, 2005 and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of such awards. None of our directors other than J. Barry Morrow holds any shares of restricted stock.

	No. of Shares of
	Restricted Stock	Resulting Consideration

Executive Officers:
J. Barry Morrow	122,562	$2,451,240
John R. Elam	27,787	$555,740
John T. Fees	16,700	$334,000
Kevin A. Landgraver	39,971	$799,420
W. Clark McGhee	28,929	$578,580
John A. Reeves	34,905	$698,100
Charles L. Terribile	24,487	$489,740

Amendments to Employment Agreements
      We have executed amendments to the employment agreements of certain of our executive officers (Messrs. John R. Elam, John T. Fees, Kevin A. Landgraver, W. Clark McGhee and Charles L. Terribile). The amendments each provide that in the event of a change in control of the Company, the term of the executive’s employment agreement will continue through, and end on, the first anniversary of the change in control. Without these amendments, the term of each of the executive’s employment agreements could, at the option of the Company, expire during 2006. The current employment agreements between Barry J. Morrow and us and John Reeves and us were not amended because Mr. Morrow’s agreement, by its terms, does not expire until June 2007 and Mr. Reeves’ agreement, by its terms, does not expire until July 2007.
      Under each of the foregoing employment agreements as currently in existence, in the event that any of the foregoing executive officers’ employment is terminated without “cause” by us or for “good reason” by the executive officer (as each such term is defined in such employment agreement) on or after the merger, the executive officer would receive a payment equal to a multiple (2.0 for Mr. Morrow and 1.5 for the other executive officers) of the executive officer’s base salary and a multiple (2.0 for Mr. Morrow and 1.0 for the other executive officers) of the executive officer’s previous two-years’ average annual bonus, in addition to the continuation of certain welfare benefits for a specified period of time after any such termination of employment. In addition, the current employment agreements provide each of the executive officers with a payment in the event that the payments and benefits the executive officer receives in connection with the merger are subject to the excise tax on excess parachute payments.

Retention Letters with JPMorganChase
      JPMorganChase has entered into retention letter agreements with five of our executive officers (Messrs. J. Barry Morrow, John R. Elam, John T. Fees, Kevin A. Landgraver and W. Clark McGhee), which agreements will, effective as of the closing of the merger, supersede the employment agreements these executives currently have with the Company. These retention letter agreements with JPMorganChase provide, among other things, that each executive will be entitled to a fixed annual base salary ($350,000 for Mr. Morrow, $245,000 for Mr. Elam, $265,000 for Mr. Fees, $295,000 for Mr. Landgraver and $270,000 for Mr. McGhee), a guaranteed bonus amount for 2006 equal to the executive’s base salary, and a grant of a restricted stock unit award relating to the stock of JPMorgan Chase & Co. with a grant date fair market value equal to two times the executive’s base salary (which vests 50% on each of the second and third anniversaries of the date of grant). In addition, if the executive’s employment is terminated without “cause” (as defined in the letter agreements) by the Company or for “good reason” (as defined in the letter agreements) by the executive (i) prior to the third anniversary of the closing of the merger, the restricted stock units will vest in full and (ii) prior to the first anniversary of the closing of the merger, the Company will make an additional payment to the executive equal to his annual base salary and guaranteed 2006 bonus and the executive will be entitled to continued participation in certain welfare benefit plans for one year. In addition, as provided in their current employment agreements, each executive will receive a payment in the event that the payments and benefits he receives in connection with the merger are subject to the excise tax on excess parachute payments.

The retention letter agreements also subject the executives to certain restrictive covenants while they are employed and for certain periods of time following any termination of employment.

Additional Bonus Pool
      In connection with the approval of the merger agreement, our board of directors approved the adoption of a plan for an additional bonus pool, in an amount not to exceed $1,600,000 in the aggregate, payable only in the event that the transactions contemplated by the merger agreement are consummated, to our seven executive officers.

Indemnification and Insurance
      The merger agreement provides that, without limiting any additional rights that any person may have under any employment agreement, benefit plan, the certificate of incorporation or the bylaws, but without duplication, for a period of six years after the effective time of the merger, JPMorganChase will, and will cause the surviving corporation to, indemnify and hold harmless each present (as of the effective time of the merger) and former officer, director or employee of the Company or any of our subsidiaries in their capacity as such against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorney’s fees and disbursements, incurred in connection with any claim arising out of or pertaining to actions taken by them in their capacity as officers, directors, employees, fiduciaries or agents of the Company or any of our subsidiaries or any actions arising out of or pertaining to matters existing or occurring at or prior to the effective time, to the fullest extent permitted under applicable law. In this regard, the surviving corporation will also be required to advance reasonable expenses to an indemnified officer, director or employee, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The surviving corporation will not settle, compromise or consent to the entry of any judgment in any action, suit, proceeding, investigation or claim under which indemnification could be sought unless such settlement, compromise or consent includes an unconditional release of the indemnified person or the indemnified person otherwise consents. The surviving corporation has the right to direct such defense and to the extent that it elects not to direct such defense will use its reasonable best efforts to cooperate in the defense of any of the matters described above.
      The merger agreement provides that for a period of six years after the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation will continue to contain provisions with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers that are no less favorable than presently set forth in our current certificate of incorporation and bylaws as of the date of the merger agreement.
      The merger agreement provides that JPMorganChase will maintain a six year-year run-off extension to the Company’s directors’ and officers’ liability insurance policy, errors and omissions liability policy and employment practices liability policy with respect to matters existing or occurring at or prior to the effective time of the merger, on the same terms and conditions as the Company’s current directors’ and officers’ liability insurance, errors and omissions liability insurance and employment practices liability insurance policies. In addition, JPMorganChase will, and will cause the surviving corporation to, honor and perform under indemnification agreements identified by the Company.
Material United States Federal Income Tax Consequences
      The following is a general discussion of certain U.S. federal income tax consequences of the merger to holders of our common stock. We base this summary on the provisions of the Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

      For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.
      A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.
      This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, stockholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. Holders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.
      If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

U.S. Holders
      The receipt of cash in the merger (or pursuant to the exercise of appraisal rights) by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for such common stock; and

•	the U.S. holder’s adjusted tax basis in such common stock.
      If the holding period in our common stock surrendered in the merger (or pursuant to the exercise of appraisal rights) is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of our common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.
      Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger (or pursuant to the exercise of appraisal rights) unless such U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders
      Any gain realized on the receipt of cash in the merger (or pursuant to the exercise of appraisal rights) by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the Company’s common stock at any time during the five years preceding the merger.
      An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.
      We believe we are not, have not been and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.
      Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the merger (or pursuant to the exercise of dissenters’ rights), unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.
Regulatory Approvals
      The Hart-Scott-Rodino Act and related rules provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On December 22, 2005, the Company and J.P. Morgan Chase & Co. each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. If the early termination is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period will expire at 11:59 p.m. on January 23, 2006.
      Under the merger agreement, the Company, JPMorganChase and Merger Sub have agreed to use their reasonable best efforts to obtain all required governmental approvals in connection with the execution of the merger agreement and completion of the merger. In addition, each party has agreed to cooperate and use its reasonable best efforts to resolve any objections or suits brought by any governmental entity or private third party challenging any of the transactions contemplated by the merger agreement as being in violation of any antitrust law.
      Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the completion of the merger.

THE MERGER AGREEMENT
      The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.
      The merger agreement contains representations and warranties made by and to the parties to the merger agreement as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts.
Effective Time
      The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the state of Delaware on the closing date of the merger (or such later time as provided in the certificate of merger). The closing date will occur as soon as reasonably practicable, but in no event later than the second business day after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived (or such other date as JPMorganChase and the Company may agree).
Structure
      At the effective time of the merger, Merger Sub will merge with and into us. The Company will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of JPMorganChase. All of the Company’s and Merger Sub’s properties, assets, rights, privileges, immunities, powers and franchises, and all of their debts, liabilities and duties, will become those of the surviving corporation. Following completion of the merger, the Company’s common stock will be delisted from the Nasdaq National Market, deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and no longer publicly traded.
Treatment of Stock and Options

Company Common Stock
      At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and will cease to exist and will be converted into the right to receive $20.00 in cash, without interest and less any required withholding taxes, other than shares of Company common stock:

•	held in the Company’s treasury immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration;

•	owned by Merger Sub, JPMorganChase or any wholly-owned direct or indirect subsidiary of the Company or JPMorganChase immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration; and

•	held by stockholders who have properly demanded and perfected their appraisal rights in accordance with Delaware law, which shares will be entitled to only such rights as are granted by Delaware law.
      After the effective time of the merger, each of our outstanding stock certificates or book-entry shares representing shares of common stock converted in the merger will represent only the right to receive $20.00 per share without any interest and less any required withholding taxes. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate or book-entry share.

Company Stock Options
      At the effective time of the merger, each outstanding option, whether or not vested or exercisable, to acquire our common stock will be canceled, and the holder of each stock option that has an exercise price of less than $20.00 will be entitled to receive from the surviving corporation as promptly as practicable thereafter an amount in cash, without interest and less applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

•	the excess of $20.00, if any, over the exercise price per share of common stock subject to such option.

Restricted Shares
      At the effective time of the merger, each outstanding share of our restricted stock, the restrictions of which have not lapsed immediately prior to the effective time of the merger, will become fully vested, free of such restrictions and, unless the subject of a proper demand for appraisal rights under Delaware law, will be converted into the right to receive $20.00 in cash, without interest and less any applicable withholding taxes.
Exchange and Payment Procedures
      At or prior to the effective time of the merger, JPMorganChase will deposit, or will cause to be deposited, an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock with the Company’s transfer agent, or a bank, trust company or another entity qualified to serve as a paying agent (the “paying agent”) reasonably acceptable to us. Promptly after the effective time of the merger, the surviving corporation will cause to be mailed a letter of transmittal and instructions to you and the other stockholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates or shares you may hold represented by book entry in exchange for the merger consideration.
      You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.
      You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (or book-entry shares) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.
      No interest will be paid or will accrue on the cash payable upon surrender of the certificates (or book-entry shares). The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.
      At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, they will be canceled and exchanged for the merger consideration.
      Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of our common stock for twelve months after the effective time of the merger will be delivered, upon demand, to the surviving corporation. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to JPMorganChase may look only to JPMorganChase or the surviving corporation (subject to abandoned property, escheat or other similar laws) for the payment of the merger consideration.

      If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to comply with the replacement requirements established by the paying agent, including, if necessary, the posting of a bond in a customary amount sufficient to protect the surviving corporation against any claim that may be made against it with respect to that certificate.
Representations and Warranties
      You should be aware that the representations and warranties described below, which were made by the Company to JPMorganChase and Merger Sub in the merger agreement, may be subject to important limitations and qualifications agreed to by JPMorganChase and Merger Sub, may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement. See “Where You Can Find Additional Information” on page 51.
      We make various representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and qualification to do business;

•	our certificate of incorporation and bylaws;

•	our capitalization, including in particular the number of shares of our common stock, stock options and other equity-based interests;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the required votes of our stockholders in connection with the adoption of the merger agreement;

•	the approval and recommendation by our board of directors of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with our and our subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	compliance with applicable legal requirements;

•	our SEC filings since July 15, 2004, including the financial statements contained therein;

•	compliance with applicable provisions of the Sarbanes-Oxley Act of 2002;

•	the absence of a “material adverse effect” and certain other changes or events related to us or our subsidiaries since September 30, 2005;

•	the absence of undisclosed liabilities;

•	legal proceedings and governmental orders;

•	employment and labor matters affecting us or our subsidiaries, including matters relating to our and our subsidiaries’ employee benefit plans;

•	our and our subsidiaries’ insurance policies;

•	real property;

•	taxes;

•	accuracy and compliance as to form with applicable securities law of this proxy statement;

•	our receipt of an opinion, dated as of December 14, 2005, from Goldman Sachs that, as of such date and based upon and subject to the factors and assumptions set forth in such opinion, the $20.00 per share in cash to be received by the holders of the Company’s common stock was fair from a financial point of view to such holders;

•	the absence of undisclosed broker’s fees;

•	the inapplicability of anti-takeover statutes to the merger;

•	intellectual property;

•	contracts;

•	affiliate transactions; and

•	our student loan portfolio, compliance with third party servicer regulations and certain securitization matters.

      For the purposes of the merger agreement, “material adverse effect” means any change, effect, event or occurrence that would be materially adverse to the business, financial condition or results of operations of the Company and our subsidiaries taken as a whole.
      A “material adverse effect” will not have occurred, however, as a result of any change, circumstance, event or effect resulting from:

•	changes in general economic conditions;

•	changes in laws, rules or regulations (in each case, including changes to tax laws, rules or regulations) or the interpretation thereof affecting us;

•	general changes or developments in the industries in which we and our subsidiaries operate;

•	the announcement of the merger agreement and the transactions contemplated by the merger agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any of our or our subsidiaries’ customers, partners, financing sources or employees to the extent due to the announcement of the merger agreement or the identity of the parties to the merger agreement, or any action or omissions required by the express terms of the merger agreement, including compliance with the covenants set forth in the merger agreement; or

•	changes in any applicable accounting regulations or principles.
      The merger agreement also contains various representations and warranties made by JPMorganChase and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their organization, valid existence and good standing;

•	their corporate or other power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of litigation;

•	accuracy of the information supplied by them to this proxy statement;

•	the absence of undisclosed broker’s fees;

•	availability of financing;

•	Merger Sub’s purpose of formation and prior activities;

•	their lack of ownership (other than 3 shares) of our common stock; and

•	absence of any vote of JPMorganChase’s stockholders or other approvals necessary to consummate the merger
      The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.
Conduct of Our Business Pending the Merger
      Under the merger agreement, we have agreed that, subject to certain exceptions and unless JPMorganChase gives its prior written consent, between December 14, 2005 and the completion of the merger:

•	we and our subsidiaries will conduct business in the ordinary course of business, consistent with past practice;

•	we will use reasonable best efforts to preserve substantially intact our business and material assets, and to preserve our relationships with customers, suppliers, governmental entities and other persons with which we have significant business relations; and

•	we will consult in advance with JPMorganChase with respect to any material new product, service or program that we or any of our subsidiaries propose to offer or engage in.
      We have also agreed that during the same time period, and again subject to certain exceptions or unless JPMorganChase gives its prior written consent (which consent will not be unreasonably withheld or delayed), we and our subsidiaries will not:

•	amend or otherwise change our certificate of incorporation or bylaws or any similar governing instruments;

•	issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including stock appreciation rights, phantom stock or similar instruments) of ours or any of our subsidiaries, except for the issuance of shares of common stock upon the exercise of options outstanding as of the date of the merger agreement;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by one of our subsidiaries to us or any of our wholly owned subsidiaries);

•	reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of our capital stock (other than the acquisition of shares tendered by employees or former employees in connection with a cashless exercise of options or in order to pay taxes in connection with the exercise of options or the lapse of restrictions in respect of restricted stock), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of our subsidiaries;

•	(1) except in connection with the acquisition of student loan portfolios or successfully completed applications as permitted below, acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, or any material amount of other assets, other than purchases of inventory and other assets in the ordinary course of business consistent with past practice or as required by contracts in effect as of the date of the merger agreement which were disclosed to JPMorganChase prior to the date of the merger agreement or (2) sell, or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, or any material amount of other assets, other than sales or dispositions of inventory and other assets (including student loans and successfully completed applications) in the ordinary course of business consistent with past practice (for this provision, ordinary course of business consistent with past practice is deemed to consist of sales by us of whole loans and successfully completed applications not exceeding 60% of originations of whole loans or 60% of originations of successfully completed applications in any given month) or as required by existing contracts in effect as of December 14, 2005 which have been previously disclosed to JPMorganChase (provided that we may not undertake additional securitizations without JPMorganChase’s advance consent, which may not be unreasonably withheld or delayed);

•	incur or modify in any material respect the terms of any material indebtedness for borrowed money (except, after consultation with JPMorganChase, as may be necessary to finance any acquisition of student loan portfolios or successfully completed applications as permitted below), or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a wholly-owned subsidiary of us), in each case, other than:

•	in the ordinary course of business consistent with past practice, including any borrowings under our existing credit facilities to fund working capital needs, or

•	any letter of credit entered into in the ordinary course of business;

•	except as contemplated by the Agreement or except to the extent required under any Company stock, incentive or benefits plan or arrangement or as required by applicable law:

•	increase the compensation of any of its directors, executive officers or employees (except for increases in base salary in the ordinary course of business consistent with past practice to employees who are not directors or executive officers),

•	pay or grant any severance or termination pay (except in the ordinary course of business consistent with past practice (in accordance with our current severance policy) with respect to employees who are not directors or executive officers) to any directors, officers or employees,

•	enter into any employment, consulting, change-of-control or severance agreement or arrangement with any of our present or former directors or officers or, except for amendments required by applicable law, establish, adopt, enter into any new, or amend in any respect or terminate any Company stock, incentive or benefits plan or arrangement (or any agreement, plan, policy or arrangement that would be a Company stock, incentive or benefits plan if in effect on the date of the merger agreement), or

•	except for base salary, wages or other routine payments not restricted by the preceding clauses, or any settlement payments that would not be prohibited pursuant to the prohibition on settlements below, pay any amounts to employees that are not required to be paid pursuant to the terms of any Company stock, incentive or benefits plan or arrangement;

•	make any change in any accounting principles, except as may be required by changes in statutory or regulatory accounting rules or in generally accepted accounting principles or regulatory requirements with respect thereto;

•	other than as required by applicable law:

•	make, change or revoke any material tax election or change any method of accounting,

•	enter into any settlement or compromise of any material tax liability,

•	file any amended tax return with respect to any material tax,

•	change any annual tax accounting period,

•	enter into any closing agreement relating to any material tax or

•	surrender any right to claim a material tax refund;

•	settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration, other than settlements or compromises of litigation, claims or arbitration that:

•	are in the ordinary course of business,

•	do not exceed $2 million in the aggregate and

•	do not involve any injunctive or other non-monetary relief or impose continuing obligations on us, JPMorganChase or any of our respective subsidiaries following the closing of the merger;

•	subject to certain exceptions, create, assume or permit the placement of any lien on any of our assets or those of our subsidiaries;

•	amend or modify, withdraw from, terminate or enter into:

•	any material contract other than affinity contracts requiring payments or expenditures in amounts less than $50,000 individually on an annual basis and which are in the ordinary course of business consistent with past practice or

•	any other agreement involving payments or expenditures by us or any of our subsidiaries in excess of $50,000 individually on an annual basis;

•	make any capital expenditures;

•	acquire or purchase student loan portfolios or successfully completed applications involving principal amounts of more than $25 million individually or $200 million in the aggregate;

•	take any action intended to, or that would reasonably be expected to, result in any of the conditions to our obligations to complete the merger not being satisfied or that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede our ability to consummate the merger;

•	implement or adopt any material changes with regard to our or any of our subsidiary’s policies and practices relating to the underwriting, origination and servicing of student loans or student loan applications; or

•	agree to take any of the actions described above.
Stockholders Meeting
      The merger agreement requires us, as soon as reasonably practicable, to call, give notice of and hold a meeting of our stockholders to adopt the merger agreement. Except to the extent necessary in order to comply with its fiduciary duties under applicable law, our board of directors is required to recommend that our stockholders vote in favor of adoption of the merger agreement and to use its reasonable best efforts to have the merger agreement adopted by our stockholders.
No Solicitation of Transactions
      We have agreed that we, our subsidiaries and our respective directors, officers and employees will not, and we are required to use our reasonable best efforts to cause our and our subsidiaries’ representatives not to, directly or indirectly:

•	initiate, solicit, participate in, knowingly encourage or facilitate or provide any information to any person (other than JPMorganChase or Merger Sub) with respect to any inquiries or the making of any acquisition proposal;

•	engage in any negotiations or discussions concerning, or provide access to our and our subsidiaries’ properties, books and records or any confidential information or data to, any person relating to an acquisition proposal; and

•	amend, modify, supplement or grant any consent or waiver under any contractual confidentiality, “standstill” or similar agreement or arrangement entered into between us and any person.
      An “acquisition proposal” is any proposal or offer with respect to a tender offer or exchange offer with respect to 20% or more of the outstanding shares of common stock or of any outstanding class of equity of any of our significant subsidiaries (which are generally defined as subsidiaries which account for 20% or more of our income or assets) or a merger, consolidation or other business combination involving us or any of our significant subsidiaries, or any proposal or offer to acquire in any manner an equity interest representing a 20% or greater economic or voting interest in us or any of our significant subsidiaries, or 20% or more of the consolidated assets of us and our subsidiaries.
      The merger agreement permits us and our board of directors to comply with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to an acquisition proposal that we may receive and to make other disclosures required by law. If we receive a bona fide written acquisition proposal prior to our stockholders meeting, we may engage in discussions with or provide nonpublic information to the person making that acquisition proposal, if and only to the extent that:

•	the requisite votes of our stockholders to adopt the merger agreement have not been obtained;

•	prior to the providing of such confidential information, we receive an executed confidentiality agreement with the person making the acquisition proposal having terms no less favorable to us than those contained in the confidentiality agreement with JPMorganChase;

•	the board of directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, that such action is required in order for the board of directors to comply with its fiduciary duties under applicable law; and

•	we have complied in all material respects with the restrictions on soliciting acquisition proposals.
      In addition, if we receive a bona fide written acquisition proposal prior to obtaining the requisite vote of our stockholders to adopt the merger agreement, our board of directors may withdraw, modify or change its recommendation in favor of adopting the merger agreement and may recommend an alternative acquisition proposal, if and only to the extent that:

•	the requisite votes of our stockholders to adopt the merger agreement have not been obtained;

•	the board of directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, that such action is required in order for the board of directors to comply with its fiduciary duties under applicable law;

•	we have complied in all material respects with the restrictions on soliciting acquisition proposals; and

•	at least four business days prior to taking any action to withdraw, modify or change its recommendation in favor of adopting the merger agreement or recommending an alternative acquisition proposal, we provide written notice to JPMorganChase of our intention to take such action, setting forth the most current material terms of any acquisition proposal that is the basis of such proposed action.
      We have agreed in the merger agreement that we will:

•	immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted prior to the date of the merger agreement with respect to any acquisition proposal;

•	promptly, and in any case within 24 hours, notify JPMorganChase in writing of the receipt of (A) any acquisition proposal and any material modification of or material amendment to any acquisition proposal, (B) any inquiry from any person relating to a possible acquisition proposal or (C) any request for information relating to us or any of our subsidiaries, or for access to the properties, books or records of us or our subsidiaries; and

•	keep JPMorganChase informed, on a reasonably current basis, of the status and material terms of any acquisition proposal or of any inquiries, requests, discussions and negotiations, including by providing a copy of all material documentation or correspondence relating to any acquisition proposal.
Employee Benefits
      For a period of one year after the effective time of the merger, JPMorganChase will cause the surviving corporation and its subsidiaries to:

•	provide any employee actively employed by us or any of our subsidiaries at the effective time who is an eligible employee under the terms of our severance plan and who is terminated by JPMorganChase or the surviving corporation during the one year period following the effective time under circumstances that qualify the employee for severance under the terms of the plan, with severance under the terms of the plan, subject to execution of a release in favor of the surviving corporation and JPMorganChase; and

•	provide current employees with employee benefits (other than severance) that are no less favorable than the employee benefits (other than severance) provided to similarly situated employees of JPMorganChase or its applicable subsidiary as in effect from time to time.
      JPMorganChase will also recognize and give effect to our employees’ prior service with the Company for purposes of eligibility and vesting and benefit accruals, under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of our employees after the merger to the same extent as that service is recognized by the Company before the merger; provided, that such service will not be recognized for purposes of grandfathering and/or the level or pay credits under JPMorganChase’s defined benefit retirement plan or subsidized retiree medical benefits (but it will be recognized for purposes of the access only retiree medical), nor will such service be recognized for purposes of determining retirement eligibility under any JPMorganChase plan that provides for the grant of equity awards. Finally, JPMorganChase has agreed to honor in accordance with their terms each existing employment agreement, and change in control arrangement, and all vested accrued obligations under the terms of any employee benefit plan, program or arrangement of the Company or its subsidiaries, in each case to the extent legally binding on the Company or any of its subsidiaries.
Agreement to Take Further Action and to Use Reasonable Best Efforts
      Subject to the terms and conditions of the merger agreement, each party has agreed to use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable under applicable law and regulations to consummate the transactions contemplated by the merger agreement as promptly as practicable, including making filings under the Hart-Scott-Rodino Act. In addition, each party has agreed to cooperate and use reasonable best efforts to resolve any objections or suits brought by any governmental entity or private third party challenging any of the transactions contemplated by the merger agreement as being in violation of any antitrust law.
Agreements with Significant Stockholders
      Effective no later than the closing date, we have agreed to cause any and all contracts, agreements or arrangements between us or any of our subsidiaries, on the one hand, and any holder of more than five percent of our issued and outstanding common stock, on the other hand, to be terminated at no incremental cost or penalty to or payment by us or any of our subsidiaries. The Company and an affiliate of The Lightyear Fund, L.P. are parties to a management agreement whereby such affiliate agrees to provide certain management and consulting services to the Company for a specified fee. The terms of the management and consulting agreement provide that a termination fee would be due to the affiliate of The Lightyear Fund, L.P. upon its termination. The Lightyear Fund, L.P. and its affiliate have agreed to forego such termination fee.

Conditions to the Merger
      The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	Stockholder Approval. The adoption of the merger agreement by our stockholders, meaning the affirmative vote of (1) the holders of a majority of the outstanding shares of our common stock and (2) the holders of a majority of the shares of our common stock present in person or by proxy at the special meeting and voting thereon (or abstaining) other than shares of common stock owned by the Lightyear entities or by the executive officers of the Company.

•	No Law or Orders. No law or order having been enacted or entered by a U.S. or state governmental authority that prohibits, restrains or enjoins the completion of the merger.

•	Regulatory Approvals. The waiting period under the Hart-Scott-Rodino Act having been terminated or expired.
      The obligations of JPMorganChase and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	Representations and Warranties.

•	our representation and warranty regarding our capitalization (except for insubstantial numerical inaccuracies) must be true and correct when the merger agreement was entered into and as of the date the merger is completed; and

•	all other representations and warranties made by us (disregarding all materiality qualifications) must be true and correct when the merger agreement was entered into and as of the date the merger is completed, except to the extent that a representation or warranty expressly speaks as of a specific date, in which case it need be true only as of that date, and except where the failure of all such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

•	Compliance with Covenants. The performance, in all material respects, by us of our covenants and agreements in the merger agreement.

•	Closing Certificate. Our delivery to JPMorganChase at closing of a certificate with respect to the satisfaction of the conditions relating to our representations, warranties, covenants and agreements.
      Our obligation to complete the merger is subject to the following additional conditions:

•	Representations and Warranties. The representations and warranties made by JPMorganChase and Merger Sub (generally disregarding all materiality qualifications) must be true and correct when the merger agreement was entered into and as of the date the merger is completed, except to the extent that a representation or warranty expressly speaks as of a specific date, in which case it need be true only as of that date, and except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	Compliance with Covenants. The performance, in all material respects, by JPMorganChase and Merger Sub of their covenants and agreements in the merger agreement; and

•	Closing Certificate. The delivery at closing by each of JPMorganChase and Merger Sub of a certificate with respect to the satisfaction of the conditions relating to JPMorganChase’s and Merger Sub’s representations, warranties, covenants and agreements.

Termination
      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:

•	by mutual written consent of the parties;

•	by either JPMorganChase or the Company, if:

•	a court or other governmental entity located or having jurisdiction within the United States has issued a final order, decree or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting the merger and such order or other action is final and non-appealable;

•	the closing has not occurred on or before September 14, 2006; or

•	the Company stockholders do not adopt the merger agreement (whether by not satisfying the requirement that the holders of a majority of the shares of our common stock outstanding at the close of business on the record date vote in favor of adopting the merger agreement or the requirement that the holders of a majority of the shares of our common stock present in person or by proxy at the special meeting and voting thereon (or abstaining), other than shares that are beneficially owned by the Lightyear entities or by the Company’s executive officers, vote in favor of adopting the merger agreement) at the special meeting or any adjournment or postponement thereof.

•	by JPMorganChase, if:

•	the Company breaches any representation, warranty, covenant or agreement on the part of the Company contained in the merger agreement such that JPMorganChase’s conditions to close would not be satisfied, and such breach is not capable of being cured, or is not cured prior to the earlier of 20 business days following notice of such breach and September 14, 2006; or

•	the board of directors of the Company has withdrawn, modified or changed its recommendation in a manner adverse to JPMorganChase or Merger Sub, or has recommended to our stockholders an acquisition proposal other than the merger.

•	by the Company, if JPMorganChase or Merger Sub breaches any representation, warranty, covenant or agreement on the part of JPMorganChase or Merger Sub contained in this Agreement such that the Company’s conditions to close would not be satisfied and such breach is not capable of being cured, or is not cured prior to the earlier of 20 business days following notice of such breach and September 14, 2006.
Termination Fees and Expenses
      We have agreed to pay to JPMorganChase a termination fee of up to $23 million if the merger agreement is terminated under the following circumstances:

•	JPMorganChase has terminated the merger agreement because our board of directors has withdrawn, modified or adversely changed its recommendation in favor of the adoption of the merger agreement or recommended or approved another acquisition proposal;

•	The following occurs:

•	the merger agreement is terminated:

•	by us or by JPMorganChase because (1) the merger is not completed prior to September 14, 2006 and, at the time of such termination, either the stockholders meetings has not been held or the stockholder meeting has been held but the required vote was not obtained, or (2) the merger agreement was not adopted by the required vote following a vote at the stockholder meeting; or

•	by JPMorganChase due to a breach by us of any of our representations, warranties, covenants or agreements contained in the merger agreement; and

•	at any time after the date of the merger agreement and before the date of the termination of the merger agreement or the date of the stockholders meeting or the date of the breach giving rise to JPMorganChase’s termination right, as applicable, an acquisition proposal has been publicly disclosed or otherwise communicated to the board of directors and has not been withdrawn; and

•	within 12 months after the date of the termination of the merger agreement, the Company or one of its significant subsidiaries (which are generally defined for these purposes as subsidiaries which account for 50% or more of our income or assets) enters into any definitive agreement with respect to, or consummates, an acquisition proposal.

•	The following occurs:

•	JPMorganChase terminates the merger agreement because of our breach of the non-solicitation covenant or our failure to call the stockholders meeting or our failure to prepare or mail the proxy statement to our stockholders; and

•	at any time after the date of the merger agreement and before the date of the breach giving rise to JPMorganChase’s termination right an acquisition proposal has been publicly disclosed or otherwise communicated to the board of directors and has not been withdrawn;

in which case (a) we will pay to JPMorganChase one-third of the $23 million termination fee on the business day following the termination; and (b) if, within 12 months after the date of the termination of the merger agreement, the Company or one of its significant subsidiaries enters into any definitive agreement with respect to, or consummates, an acquisition proposal, then we will pay the remaining two-thirds of the $23 million termination fee to JPMorganChase.
      Other than as set forth above, each party will pay its own expenses in connection with the merger agreement, provided that JPMorganChase will pay all fees payable under the HSR Act and all related expenses other than our attorneys’ fees and costs.
Amendment and Waiver
      Subject to applicable law, the merger agreement may be amended by the written agreement of the parties at any time prior to the closing date of the merger, whether before or after the adoption of the merger agreement by our stockholders; provided, however, that, after adoption of the merger agreement by our stockholders, no amendment may be made that by law requires the further approval of the Company’s stockholders without such further approval.
      The merger agreement also provides that, at any time prior to the effective time of the merger, any party may, by written agreement:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained in the merger agreement.
THE SUPPORT AGREEMENT
      The following is a summary of the material terms of the support agreement among JPMorganChase, The Lightyear Fund, L.P. and Lightyear Co-Invest Partnership, L.P. This summary is qualified in its entirety by reference to the complete text of the support agreement, a copy of which is attached to this proxy statement as

Annex B and is incorporated by reference into this document. The Company’s stockholders are urged to read the support agreement in its entirety.
      Concurrently with the execution and delivery of the merger agreement, JPMorganChase entered into a support agreement with The Lightyear Fund, L.P. and Lightyear Co-Invest Partnership, L.P. As of the date of the support agreement, the Lightyear entities were the beneficial owners of 15,346,079 shares of the Company’s common stock. As of the date of the support agreement, the aggregate number of shares of common stock beneficially owned by the Lightyear entities which are subject to the support agreement represented approximately 47% of the outstanding Company shares. We refer to the shares of the Company’s common stock beneficially owned by the Lightyear entities, together with any shares of common stock over which the Lightyear entities acquire beneficial ownership after the date of the support agreement, as the “Subject Shares.”
      Pursuant to the support agreement, the Lightyear entities have irrevocably and unconditionally agreed that, from and after the date of the support agreement, at any meeting (whether annual or special, and at each adjourned or postponed meeting) of stockholders of the Company or in connection with any proposed action by written consent of the Company’s stockholders, they will:

•	appear at each such meeting or otherwise cause all of the Subject Shares beneficially owned as of the applicable record date to be counted as present at the meeting for purposes of calculating a quorum, and respond to each request by the Company for written consent, if any; and

•	vote (or consent), or cause to be voted (or validly execute and return and cause consent to be granted with respect to), all such Subject Shares and all other voting securities of or equity interests in the Company in favor of the adoption of the merger agreement; and

•	vote (or consent), or cause to be voted (or validly execute and return and cause consent to be granted with respect to), all such Subject Shares and all other voting securities of or equity interests in the Company against any action, agreement, transaction or proposal that:

(1) is made in opposition to, or in competition or inconsistent with, the merger or the merger agreement;

(2) relates to an acquisition proposal other than the merger; or

(3) could reasonably be expected to otherwise prevent, impede or delay the consummation of the merger of the other transactions contemplated by the merger agreement.
      Under the support agreement, the Lightyear entities has agreed not to transfer or encumber their Subject Shares, including by:

•	tendering into any tender or exchange offer, or otherwise directly or indirectly transferring any Subject Shares (or any rights, options or warrants to acquire shares of the Company’s common stock); or

•	granting any proxies with respect to such Subject Shares, depositing such Subject Shares into a voting trust, entering into a voting agreement or arrangement with respect to any Subject Shares or otherwise restricting the ability of such stockholder freely to exercise all voting rights with respect thereto.
      In addition, the Lightyear entities have agreed that they will not, directly or indirectly, initiate, solicit, facilitate or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to, any acquisition proposal, or enter into or maintain discussions or negotiate with any person in furtherance of or relating to such inquiries or to obtain an acquisition proposal, or agree to, enter into any agreement regarding or endorse any acquisition proposal. However, in the event the board of directors of the Company is permitted, pursuant to the terms of the merger agreement, to engage in negotiations or discussions with any person who made an unsolicited bona fide written acquisition proposal, the Lightyear entities may be permitted, at the request of the board of directors of the Company, to respond to inquiries from, and to discuss such acquisition proposal with, the board of directors of the Company.

      The obligations arising from the support agreement do not restrict, limit or prohibit any affiliate or representative of the Lightyear entities from exercising his fiduciary duties as a director or officer of the Company in a manner consistent with the merger agreement.
      Both The Lightyear Fund, L.P. and Lightyear Co-Invest Partnership, L.P. have waived, and have agreed to cause, where applicable, the record holders of any Subject Shares beneficially owned by either The Lightyear Fund, L.P. or Lightyear Co-Invest Partnership, L.P. to waive, appraisal rights, if any, that either The Lightyear Fund, L.P. or Lightyear Co-Invest Partnership, L.P. or such record holder may have under the DGCL in connection with the merger and any transactions associated with the merger agreement.
      The support agreement will terminate on the earlier of (1) the effective time of the merger and (2) the termination of the merger agreement in accordance with its terms.
MARKET PRICE OF THE COMPANY’S STOCK
      Our shares of common stock are quoted on the Nasdaq National Market under the symbols “CFSI”. The following table sets forth the high and low sales prices per share of our common stock as quoted on the Nasdaq National Market for the periods indicated.
Market Information

	Common Stock

	High	Low

Fiscal Year Ended 2004
3rd Quarter (from July 16, 2004)	$16.20	$11.20
4th Quarter	$14.25	$11.66
Fiscal Year 2005
1st Quarter	$17.61	$13.41
2nd Quarter	$16.82	$14.07
3rd Quarter	$15.48	$13.50
4th Quarter	$19.77	$14.05
Fiscal Year 2006
1st Quarter (through January 9, 2006)	$19.78	$19.61
      On December 14, 2005, which was the last full trading day before we announced the merger, the closing per share sales price, as reported on the Nasdaq National Market was $15.27. On [ •  ], 2006, the last trading day before the date of this proxy statement, the closing per share sales price, as reported on the Nasdaq National Market was $[ •  ].
      We have not paid any cash dividends on our common stock. Our board of directors periodically reviews whether to pay dividends and any decision to pay dividends will depend on our earnings, financial condition and other factors. The merger agreement provides, among other things, that we may not pay any dividends on our common stock without the consent of JPMorganChase.
      As of [ •  ], 2006, the last trading day before the date of this proxy statement, there were [ •  ] registered holders of common stock of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth the number of shares of common stock of the Company beneficially owned, as of December 31, 2005, by our Chief Executive Officer and the next five most highly compensated current executive officers, each of our directors, all of our directors and executive officers as a group and any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) who is known by the Company to be the beneficial owner of more than five percent of any class of the Company’s common stock. As of December 31, 2005, 32,357,385 shares of common stock of the Company were outstanding, and the ownership percentages reflected in the table below are based on the number of shares outstanding as of such date.

	Common Stock

Name of Beneficial Owner	Number(1)(2)	Percentage

Lightyear entities(3)	15,346,079	47.4%
375 Park Avenue, 11th Floor
New York, New York 10152
Hunter Global entities(4)	3,113,407	9.6%
485 Madison Avenue, 22nd Floor
New York, New York 10022
Caisse de Dépôt et Placement du Québec(5)	2,433,341	7.5%
1000, place Jean-Paul-Riopelle
Montréal (Québec) Canada H2Z2B3
J. Barry Morrow	677,603	2.1%
W. Clark McGhee	197,814	*
Kevin A. Landgraver	195,340	*
John A. Reeves	56,811	*
John R. Elam	54,385	*
John T. Fees	29,101	*
Lawrence A. Hough	15,000	*
Kenneth M. Duberstein	1,000	*
Donald B. Marron(3)	—	*
Mark F. Vassallo(3)	—	*
Athanassios Michas	—	*
Peter J. Powers	—	*
All current executive officers and directors as a group (13 persons)	1,375,769	4.3%

*	Less than 1%.

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock with respect to which such person has (or has the right to acquire within 60 days, i.e., by March 1, 2006 in this case) sole or shared voting power or investment power.

(2)	Shares beneficially owned include the following number of shares underlying outstanding options exercisable within 60 days of December 31, 2005: J. Barry Morrow 254,101 shares; W. Clark McGhee 110,073 shares; Kevin A. Landgraver 99,178 shares; John R. Elam 13,712 shares; John A. Reeves 10,277 shares; John T. Fees 8,401 shares; and all directors and executive officers as a group 573,809 shares. Shares beneficially owned also include the following numbers of shares of unvested restricted stock: J. Barry Morrow 122,562 shares; W. Clark McGhee 28,929 shares; Kevin A. Landgraver 39,971 shares; John R. Elam 27,787 shares; John A. Reeves 34,905 shares; John T. Fees 16,700 shares; and all directors and executive officers as a group 295,341 shares.

(3)	Shares shown as beneficially owned by the Lightyear entities are held directly by The Lightyear Fund, L.P. and Lightyear Co-Invest Partnership, L.P. Lightyear Fund GP, LLC is the sole general partner of each of these entities. Mr. Vassallo is a member of Lightyear Fund GP, LLC which has investment and voting control over the shares controlled by each of these entities, and may be deemed to be a beneficial owner of such shares. Mr. Marron is the founding member of Lightyear Fund GP, LLC and, as such may also be deemed to share beneficial ownership of the shares controlled by these entities. Each of Lightyear Fund GP, LLC and Messrs. Marron and Vassallo disclaim beneficial ownership of such shares. The address of each of the Lightyear entities is c/o Lightyear Capital, LLC 375 Park Avenue, 11th Floor, New York, New York 10152. The beneficial ownership information for the Lightyear entities was disclosed in the Schedule 13G, dated February 14, 2005, as filed with the SEC.

(4)	Shares shown as beneficially owned by the Hunter Global entities are held directly by Hunter Global Investors Fund I L.P. (“Fund I”), Hunter Global Investors Fund II L.P. (“Fund II”), Hunter Global Investors Offshore Fund Ltd. (“Offshore I”) and Hunter Global Investors Offshore Fund II Ltd. (“Offshore II”). Hunter Global Associates L.L.C. is the general partner of Fund I and Fund II. Hunter Global Investors L.P. is the investment manager of Fund I, Fund II, Offshore I and Offshore II. Mr. Duke Buchan III, as senior managing member of Hunter Global Associates L.L.C. and as sole member of the general partner of Hunter Global Associates L.L.C., may be deemed to share beneficial ownership of the shares controlled by these entities. The address of each of the Hunter Global entities is 485 Madison Avenue, 22nd Floor, New York, New York 10022. The beneficial ownership information for the Hunter Global entities was disclosed in Amendment No. 1 to Schedule 13G, dated February 11, 2005, as filed with the SEC.

(5)	The address of Caisse de Dépôt et Placement du Québec, is 1000, place Jean-Paul-Riopelle, Montréal (Québec) Canada H2Z2B3. The beneficial ownership information for Caisse de Dépôt et Placement du Québec was disclosed in the Schedule 13G, dated February 9, 2005, as filed with the SEC.

RIGHTS OF APPRAISAL
      Under the DGCL, you have the right to demand appraisal in connection with the merger and to receive, in lieu of the merger consideration, payment in cash for the fair value of your common stock of the Company as determined by the Delaware Court of Chancery. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.
      The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement.
      Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the adoption of the merger agreement. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.
      If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•	You must continuously hold your shares from the date you make a written demand for appraisal through the effective time of the merger. Accordingly, if you are the record holder of shares on the date written demand for appraisal is made but thereafter transfer your shares prior to the effective time, you will lose any right to appraisal with respect to such shares.
      If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of the Company’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the Company’s common stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the merger agreement and will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal.
      All demands for appraisal should be in writing and addressed to Collegiate Funding Services, Inc. 10304 Spotsylvania Avenue, Suite 100, Fredericksburg, Virginia 22408, Attention: General Counsel, before the vote on the merger agreement is taken at the special meeting, and must be executed by, or on behalf of, the record holder of the shares in respect of which appraisal is being demanded. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.
      To be effective, a demand for appraisal by a holder of the Company’s common stock must be made by, or in the name of, the registered owner of the shares, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). The demand should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.
      If you hold your shares of the Company’s common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.
      Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for such stockholder’s shares of the Company’s common stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation and has no present intention to file such a petition in the event there are dissenting stockholders. Accordingly, it is the obligation of the Company’s stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of the Company’s common stock within the time prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.
      If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.
      After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.
      In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.
      Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of such stockholder’s demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Company common stock pursuant to the merger agreement, but without interest. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Chancery Court.
      Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.
MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
      In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Collegiate Funding Services, Inc. 10304 Spotsylvania Avenue, Suite 100, Fredericksburg, Virginia 22408, Attention: Gary Tiedemann, telephone: (540) 735-1235. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.
SUBMISSION OF STOCKHOLDER PROPOSALS
      If the merger is completed, we will not hold a 2006 annual meeting of stockholders. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2006 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2006 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the proxy statement and form of proxy for the 2006 annual meeting pursuant to Rule 14a-8, proposals of stockholders must have been received by us no later than December 16, 2005 and must comply with Rule 14a-8. If the date of the 2006 annual meeting, if any, is changed by more than 30 days from May 17, 2006, then in order to be considered for inclusion in the Company’s proxy materials, proposals of stockholders intended to be presented at the 2006 annual meeting must be received by us a reasonable time before we begin to print and mail our proxy materials for the 2006 annual meeting. In order to curtail controversy as to the date on which a proposal was received by us, we suggest that proponents submit their proposals by certified mail, return receipt requested, to Collegiate Funding Service, Inc. 10304 Spotsylvania Avenue, Suite 100, Fredericksburg, Virginia 22408, Attention: Corporate Secretary. No stockholder proposals were received by us by December 16, 2005.
      Our bylaws require that for nominations of persons for election to the board of directors or the proposal of business not included in our notice of the meeting to be considered by the stockholders at an annual meeting, a stockholder must give timely written notice thereof. To be timely, a stockholder’s notice must be delivered to the Secretary of the Company at our principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting, which was May 17, 2005. Therefore, notice must be received by us no later than February 16, 2006. However, if the date of the annual meeting is more than 30 days before or more than 70 days after May 17, 2006, notice by the stockholder may be timely so long as it is delivered prior to the later of (a) the 90th day prior to the annual meeting or (b) the tenth day following the day on which public announcement of the date of the annual meeting is first made.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
      Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Office of Investor Education and Assistance, US Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549-0213, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.
      Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Collegiate Funding Services, 10304 Spotsylvania Avenue, Suite 100, Fredericksburg, Virginia 22408, Attention: Investor Relations. If you would like to request documents, please do so by [ •  ], 2006, in order to receive them before the special meeting.
      The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this proxy statement is considered to a part of this proxy statement, and information that we later file with the SEC will update and supersede the previously filed information and be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

Company Filings:	Periods:

Annual Report on Form 10-K	Period ended December 31, 2004.
Quarterly Reports on Form 10-Q	Periods ended September 30, 2005, June 30, 2005 and March 31, 2005
Current Reports on Form 8-K	Filed February 10, 2005 (as amended), March 22, 2005, April 28, 2005, April 29, 2005, May 13, 2005, June 1, 2005, June 3, 2005, June 6, 2005, June 13, 2005, July 15, 2005, July 20, 2005, July 27, 2005, July 28, 2005, August 16, 2005, August 25, 2005, October 6, 2005, October 11, 2005 (two reports), October 27, 2005, December 15, 2005, December 19, 2005, December 21, 2005 (two reports) and December 30, 2005
      No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [ •  ] 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.
      The merger agreement contains representations and warranties made by and to the parties to the merger agreement as of specific dates. Representations and warranties are also set forth in contracts and other documents, including the merger agreement, that are attached or filed as annexes to this proxy or are incorporated by reference into this document. The assertions embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts.

ANNEX A

AGREEMENT AND PLAN OF MERGER
among
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
CANNON ACQUISITION CORPORATION
and
COLLEGIATE FUNDING SERVICES, INC.
Dated as of December 14, 2005

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Acquisition Proposal	A-22
Action	A-9
affiliate	A-30
Agreement	A-1
Antitrust Law	A-25
beneficial owner	A-30
beneficially owned	A-31
Book-Entry Shares	A-3
business day	A-31
By-Laws	A-5
Certificate of Incorporation	A-5
Certificate of Merger	A-1
Certificates	A-3
Change in Recommendation	A-28
Closing	A-1
Closing Date	A-1
Code	A-9
Common Stock	A-2
Company	A-1
Company Disclosure Schedule	A-4
Company Employees	A-9
Company Plans	A-9
Company Requisite Vote	A-6
Company Securities	A-5
Company Sponsored Asset Securitization Transaction	A-15
Company Stock Plan	A-5
Confidentiality Agreement	A-21
Contract	A-6
control	A-31
controlled	A-31
controlled by	A-31
Costs	A-23
Current Employee	A-23
DGCL	A-1
Dissenting Shares	A-3
DOJ	A-25
Effective Time	A-1
Eligible Lender Trustee	A-14
employee benefit plan	A-9
ERISA	A-9
Exchange Act	A-7
FFELP Loans	A-13
Foreign Antitrust Laws	A-7
FTC	A-25
generally accepted accounting principles	A-31
Governmental Entity	A-7
Higher Education Act	A-7
HSR Act	A-7
Indemnified Parties	A-23
Intellectual Property	A-12
IRS	A-9
knowledge	A-31
Liabilities	A-9
Licenses	A-7
Liens	A-11
Lightyear Entities	A-1
Material Adverse Effect	A-5
Material Contract	A-13
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
Multiemployer Plan	A-9
Option	A-2
Parent	A-1
Parent Material Adverse Effect	A-16
Parent Plan	A-23
Paying Agent	A-3
Permitted Liens	A-11
person	A-31
Preferred Stock	A-5
Private Loans	A-13
Proxy Statement	A-12
Representatives	A-21
Restricted Shares	A-2
Sarbanes-Oxley Act	A-8
SEC	A-7
SEC Reports	A-7
Securities Act	A-7
Securitization Documents	A-15
Shares	A-2
Stockholder Agreement	A-1
Stockholders Meeting	A-20
Student Loan Portfolio	A-13
subsidiaries	A-31
subsidiary	A-31
Successfully Completed Application	A-13
Surviving Corporation	A-1
Tax Return	A-11
Taxes	A-11
Termination Date	A-27
Termination Fee	A-28
Third Party Confidentiality Agreements	A-21
under common control with	A-31
Unsolicited Acquisition Proposal	A-22

A-iv

AGREEMENT AND PLAN OF MERGER
      AGREEMENT AND PLAN OF MERGER, dated as of December 14, 2005 (this “Agreement”), among JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“Parent”), CANNON ACQUISITION CORPORATION, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and COLLEGIATE FUNDING SERVICES, INC., a Delaware corporation (the “Company”).
      WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;
      WHEREAS, in connection with the execution and delivery of this Agreement by the parties hereto, The Lightyear Fund, L.P. and Lightyear Co-Invest Partnership, L.P. (together, the “Lightyear Entities”) are entering into a Stockholder Support Agreement (the “Stockholder Agreement”), dated as of the date hereof, with Parent, in the form attached hereto as Exhibit C, pursuant to which such entities agree, among other things, to vote all of the Shares (as defined herein) beneficially owned by them in favor of the Merger; and
      WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein.
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
      Section 1.1     The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
      Section 1.2     Closing; Effective Time. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, as soon as practicable, but in no event later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later date and/or time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”).
      Section 1.3     Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      Section 1.4     Certificate of Incorporation; By-Laws. (a) At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety as is set forth on Exhibit A annexed hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.
      (b) At the Effective Time, the by-laws of the Company shall be amended so as to read in their entirety as is set forth on Exhibit B annexed hereto, and, as so amended shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by law.
      Section 1.5     Directors and Officers. The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. Immediately after the Effective Time, Parent shall take the necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal.
ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS
      Section 2.1     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Each share of common stock, par value $0.001 per share, of the Company (the “Common Stock”) (all issued and outstanding shares of the Common Stock being hereinafter collectively referred to as the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.1(b), any Dissenting Shares (as defined in Section 2.3(a)) and any Shares beneficially owned by any direct or indirect wholly-owned subsidiary of Parent or the Company (which Shares shall remain outstanding, except that the number of such Shares owned by such subsidiaries may be adjusted following the Merger to maintain relative ownership percentages) shall be converted into the right to receive $20.00 in cash (the “Merger Consideration”), payable to the holder thereof, without interest, upon surrender of such Shares in the manner provided in Section 2.4, less any required withholding taxes;

(b) Each Share held in the treasury of the Company and each Share owned by Parent immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
      Section 2.2     Treatment of Options and Restricted Shares. (a) The Company shall provide that, as of the Effective Time, each option to purchase shares of Common Stock (an “Option”) granted under any Company Stock Plan that is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be canceled and the holder thereof shall be entitled to receive, as soon as practicable after the Effective Time (but in no event later than 5 business days after the Effective Time) from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (A) the number of shares of Common Stock previously subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock previously subject to such Option, less any required withholding taxes.
      (b) The Company shall provide that, as of the Effective Time, each Share granted subject to vesting or other restrictions pursuant to any Company Stock Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions and at the

Effective Time the holder thereof shall, subject to and in accordance with this Article II, be entitled to receive the Merger Consideration with respect to each such Restricted Share, less any required withholding taxes.
      (c) Prior to the Effective Time, the Company shall, or shall cause its Board of Directors and/or the Compensation Committee thereof to, take all actions necessary, including any amendment to any Company Stock Plan, to permit the cancellation of the Options and the vesting of any Restricted Shares as provided in this Section 2.2.
      Section 2.3     Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, as set forth in Section 2.1 of this Agreement, without any interest thereon.
      (b) The Company shall give Parent (i) prompt notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable law, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights.
      Section 2.4     Surrender of Shares. (a) Prior to the Effective Time, Parent and Merger Sub shall enter into an agreement with the Company’s transfer agent, or such other bank, trust company or other entity qualified to serve as a paying agent as Parent may select that is reasonably acceptable to the Company, to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) and to receive the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this Article II. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Section 2.4(b). Such funds may be invested by the Paying Agent as directed by Merger Sub or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.
      (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”) or (ii) Shares represented by book-entry (“Book-Entry Shares”), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Shares for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate or of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Shares and such Certificate or book-entry shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.
      (c) At any time following the date that is twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.
      (d) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II.
      (e) Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares, Options and Restricted Shares pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax (as defined below) laws, and any such amount so deducted or withheld shall be treated for all purposes hereunder as having been paid to such holder. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Options and Restricted Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.
      (f) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth on the Company Disclosure Schedule delivered by the Company to the Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”) and except as disclosed in the SEC Reports (as defined below) filed prior to the date of this Agreement:
      Section 3.1     Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing or in good standing or to have such power or authority, would not, individually or in the aggregate reasonably be expected to result in a Material Adverse Effect (as defined below). Section 3.1 of the Company Disclosure Schedule sets forth a true and accurate list of the Company’s subsidiaries. Each of the Company and its subsidiaries is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing), in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All subsidiaries of the Company are directly or indirectly wholly owned by the Company. “Material Adverse Effect” means any change, effect, event or occurrence that would be materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than any change or effect to the extent resulting from (i) changes in general economic conditions, (ii) changes in laws, rules or regulations (in each case, including changes to tax laws, rules or regulation) or the interpretations thereof affecting the Company, (iii) general changes or developments in the industries in which the Company and its subsidiaries operate; (iv) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, partners, financing sources or employees of the Company and its subsidiaries to the extent due to the announcement of this Agreement or the identity of the parties to this Agreement, or any actions or omissions required by the express terms of this Agreement, including compliance with the covenants set forth herein or (v) changes in any applicable accounting regulations or principles.
      Section 3.2     Certificate of Incorporation and By-Laws. The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the second amended and restated certificate of incorporation (the “Certificate of Incorporation”) and the amended and restated by-laws (the “By-Laws”) of the Company as currently in effect. The Certificate of Incorporation and By-Laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any provisions of its Certificate of Incorporation or By-Laws in any material respect.
      Section 3.3     Capitalization. The authorized capital stock of the Company consists of (i) 120,000,000 shares of Common Stock and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of December 13, 2005, (i) 32,357,385 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) an aggregate of 2,469,364 shares of Common Stock were reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of outstanding Options issued pursuant to the Company’s Stock Incentive Plan (the “Company Stock Plan”) and (iii) no shares of Preferred Stock were outstanding. From the close of business on December 13, 2005 until the date of this Agreement, no Options to purchase shares of Company Common Stock or Preferred Stock have been granted and no shares of Company Common Stock or Preferred Stock have been issued, except for Common Stock issued pursuant to the exercise of Options already outstanding as of such date in accordance with their terms. Except as otherwise set forth above, as of the date hereof: (A) there are not outstanding or authorized any (I) shares of capital stock or other voting securities of the Company, (II) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (III) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, “Company Securities”), (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities and (C) there are no other options, calls, warrants, registration obligations or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party. Other than its subsidiaries, the Company does not have any equity investment in any Person. Each of the outstanding shares of capital stock, voting securities or other equity interests of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company or another wholly-owned subsidiary of the Company and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever, except where any such failure to own any such shares free and clear would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Notwithstanding any other provision of this Agreement, in no event shall the number of Shares outstanding, or issuable pursuant to outstanding options, warrants, share equivalents or securities of any kind convertible or exchangeable into Shares or other rights with respect to Shares, exceed 34,839,609 in the aggregate as of immediately prior to the Effective Time. No subsidiary of the Company owns any capital stock of the Company. Section 3.3 of the Company Disclosure Schedule sets forth a true and correct list as of the date hereof of all holders of Options, the number of Shares issuable pursuant to each Option held by each such holder and the exercise price per Share thereof.
      Section 3.4     Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than adoption of this Agreement at the Stockholders Meeting by (a) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon and (b) the affirmative vote of the holders of a majority of shares of Common Stock present, in person or by proxy, at the Stockholders Meeting and voted “for” or “against” the adoption of this Agreement or with respect to which there is submitted an abstention in respect of the proposal to adopt the Agreement, other than shares owned by the Lightyear Entities or by the executive officers of the Company (both (a) and (b), the “Company Requisite Vote”), and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing. The Board of Directors of the Company has approved and declared advisable, and has resolved to recommend that the Company’s stockholders adopt, this Agreement. The only vote of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.
      Section 3.5     No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by the Company do not and will not (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or the comparable constituent or organizational documents of any of its subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a right or benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

      (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement (as defined below)), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the Nasdaq National Market, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”) and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
      Section 3.6     Compliance. (a) Neither the Company nor any of its subsidiaries is in violation of, and since January 1, 2003, each of the Company and its subsidiaries has conducted its business only in compliance with, any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, except for any such violation or non-compliance which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (b) the Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted, except for any such Licenses the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Company and its subsidiaries is, and since January 1, 2003, has conducted its business, in compliance with the Higher Education Act of 1965, as amended and the published rules, regulations and interpretations of the DOE thereunder or thereof (collectively, the “Higher Education Act”) and the published rules and requirements of all guaranty agencies with which the Company or its subsidiaries has a guaranty agreement in effect as of the date hereof (each such guaranty agency, an “Applicable Guaranty Agency”) under the Higher Education Act and, since January 1, 2003, none of the Company or any of its subsidiaries has been notified in writing by any Governmental Authority or Applicable Guaranty Agency of any potential failure or alleged failure to so comply.
      Section 3.7     SEC Filings; Financial Statements. (a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since July 15, 2004, including the Company’s final prospectus dated July 15, 2004, in connection with its initial public offering (all such forms, reports, statements, certificates and other documents filed since July 15, 2004, collectively, the “SEC Reports”). Each of the SEC Reports, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the SEC Reports contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
      (b) The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC have been prepared, and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, if and when filed, will be prepared, in accordance with generally accepted accounting principles in all material respects applied on a consistent basis throughout the periods involved

(except as may be indicated in the notes thereto) and fairly present, or will fairly present, in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC since January 1, 2005 have been, or if not filed prior to the date hereof, will be, prepared in accordance with generally accepted accounting principles in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, or will fairly present, in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments).
      (c) Since the enactment of the Sarbanes-Oxley Act of 2002 (the ”Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq National Market.
      (d) The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including its subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities.
      (e) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
      (f) To the knowledge of the Company, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. To the knowledge of the Company, there is no reason to believe that its auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Sections 302 and 404 of the Sarbanes-Oxley Act, when due.
      Section 3.8     Absence of Certain Changes or Events; Absence of Undisclosed Liabilities. Since September 30, 2005, the Company and its subsidiaries have conducted their business in the ordinary course consistent with past practice and, since such date, there has not been: (a) any change, event or occurrence which has had, individually or in the aggregate, a Material Adverse Effect; (b) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s or any of its subsidiaries’ capital stock, except for any dividend or distribution by a direct or indirect wholly-owned subsidiary of the Company to the Company or to another direct or indirect wholly-owned subsidiary of the Company; (c) prior to the date of this Agreement, any redemption, repurchase or other acquisition of any shares of capital stock of the Company or any of its subsidiaries; (d) prior to the date of this Agreement, (i) any granting by the Company or any of its subsidiaries to any of their directors, officers or employees of any increase in compensation, except for increases in the ordinary course of business or increases required under any Company Plan, (ii) any granting to any director, officer or employee of the Company or its subsidiaries of the right to receive any severance or termination pay not provided for under any Company Plan, or (iii) any entry by the Company or any of its subsidiaries into any employment, consulting, severance, change in control or compensation agreement or arrangement with any director, officer or employee of the Company or its subsidiaries, or any material amendment of any Company Plan; (e) prior to the date of this Agreement, any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto; (f) prior to the date of this Agreement, any material Tax election made, changed or revoked by the Company or any of its subsidiaries, any surrender of a right to claim a material Tax refund or any settlement or compromise of any material Tax liability by the Company or any of its subsidiaries; or (g) prior to the date of this Agreement, any material change in tax accounting principles by the Company or any of its subsidiaries, except insofar as may have been required by applicable law. Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) (“Liabilities”), except for those Liabilities that (i) are accrued or reserved against in the most recent consolidated balance sheet included in the SEC Reports filed prior to the date hereof or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business consistent with past practice of the Company since the date of such financial statements, or (iii) as, would not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
      Section 3.9     Absence of Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations, investigations or governmental inquiries (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than any such Action that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. As of the date hereof, neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award, except for those that would not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened, and since January 1, 2003 there have not been any, SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations, in each case regarding the Company or any of its subsidiaries or any malfeasance by any employee of the Company.
      Section 3.10     Employee Benefit Plans. (a) Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), but excluding any plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”)), and each other director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, compensation, deferred compensation, incentive (including equity), bonus, severance, consulting, change in control or employment agreement or arrangement, contributed to, sponsored or maintained by the Company or any of its subsidiaries, or pursuant to which the Company or any of its subsidiaries has any liability, for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its subsidiaries (collectively, the “Company Employees” and such plans, programs, policies, agreements and arrangements, collectively, the “Company Plans”). Since July 15, 2004, all Options were granted at an exercise price at least equal to the fair market value of a Share on the date of grant.
      (b) With respect to each Company Plan, the Company has made available to the Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust or custodial agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) any summary plan description or employee handbook, and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any.
      (c) Each Company Plan has been established and administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable laws, rules and regulations.
      (d) With respect to each Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, that would reasonably be expected to give rise to a material liability. There is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Plan or the imposition of any material lien on the assets of the Company or any of its subsidiaries under ERISA or the Code.

      (e) Each Company Plan which is intended to be qualified under Section 401(a) of the Code and the related trust which is intended to be exempt have received a determination letter to that effect from the IRS and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to adversely affect such qualification or exemption.
      (f) No Company Plan is a Multiemployer Plan, a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), or a plan otherwise subject to Title IV of ERISA; and (ii) none of the Company or its subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, Multiple Employer Plan or plan that is subject to Title IV. For purposes of this Section 3.10, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
      (g) None of the Company and its subsidiaries nor any other person that the Company or any of its subsidiaries has an obligation to indemnify has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to subject any of the Company Plans or their related trusts, the Company, any of its subsidiaries or any person that the Company or any of its subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
      (h) Neither the Company nor any of its subsidiaries have an obligation under a Company Plan or otherwise to provide health care benefits (whether or not insured) to Company Employees beyond their retirement or other termination of service, other than coverage mandated by applicable law the full cost of which is borne by the Company Employee.
      (i) The execution, delivery of and performance by the Company of its obligations in respect of the transactions contemplated by this Agreement will not (either alone or upon occurrence of any additional or subsequent events): (i) constitute an event under any Company Plan or any trust or loan related to any of those plans or agreements that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in payments or benefits, obligation to fund payments or benefits or “parachute payments” (within the meaning of Section 280G of the Code)) with respect to any Company Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or any of its subsidiaries to amend, terminate or receive a reversion of assets from any Company Plan.
      Section 3.11     Labor and Employment Matters. None of the Company or any of its subsidiaries is a party to or bound by any collective bargaining agreement respecting its employees, and, to the knowledge of the Company, no campaigns are being conducted to solicit cards from any employee of the Company or any of its subsidiaries to authorize representation by any labor organization.
      Section 3.12     Insurance. The Company and its subsidiaries maintain insurance coverage with insurers in such amounts and against such risks and with coverage customarily carried by Persons conducting business or owning assets similar to the Company and its subsidiaries except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Section 3.12 of the Company Disclosure Schedule sets forth a complete and accurate list of all insurance policies providing coverage in favor of the Company or any of its subsidiaries or any of their respective properties, and the Company has delivered to Parent a complete and accurate copy of all binders in the Company’s possession as of the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each such policy is in full force and effect, and neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such insurance policies and (ii) to the knowledge of the Company, there has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner required by any such policy, and, as of the date of this Agreement, none of the

Company nor any of its subsidiaries has received any written notice of termination, cancellation or reservation of rights from any insurer.
      Section 3.13     Properties. (a) None of the Company or any of its subsidiaries owns any real property. With respect to the real property leased by the Company or its subsidiaries (the “Leased Real Property”), (i) all of the leases under which the Company or any of its subsidiaries is a tenant are in full force and effect, and the Company has delivered or otherwise made available to Parent prior to the date hereof true and correct copies of such leases, which leases are set forth on Section 3.13 of the Company Disclosure Schedule, and (ii) neither the Company or its applicable subsidiary nor, to the knowledge of the Company, any other party to any of these leases is in material breach or violation or default under any lease relating to the Leased Real Property.
      (b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company or one of its subsidiaries has good title to all material personal property reflected in the latest audited balance sheet included in the SEC Reports as being owned by the Company or one of its subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except personal property sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances of any nature whatsoever (“Liens”) except (i) statutory liens securing payments not yet due, (ii) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company and (iii) Liens that do not materially affect the use of such property for its intended purposes (such Liens or encumbrances described in Sections 3.13(b)(i), (ii) and (iii), collectively, “Permitted Liens”).
      Section 3.14     Tax Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to result in, a Material Adverse Effect, (i) all Tax Returns required to be filed by, or with respect to any properties or activities of, the Company and its subsidiaries have been filed (except those under valid extension), (ii) all Taxes of the Company and its subsidiaries have been paid or adequately provided for on the most recent financial statements included in the SEC Reports, (iii) neither the Company nor any of its subsidiaries has received written notice of any action, suit, proceeding, investigation, claim or audit against, or with respect to, any Taxes, (iv) there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its subsidiaries, and (v) neither the Company nor any of its subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company), (B) has any liability for the Taxes of any Person (other than the Company, or any subsidiary of the Company) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law) or (C) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement. Neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) of which the Merger is also a part. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of its subsidiaries has participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.
      (b) For purposes of this Agreement, “Taxes” shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. For purposes of this Agreement, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

      Section 3.15     Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the shareholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the time of the Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives which is contained or incorporated by reference in the Proxy Statement.
      Section 3.16     Opinion of Financial Advisor. Goldman, Sachs & Co. has delivered to the Board of Directors of the Company its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of the Common Stock, and, as of the date hereof, such opinion has not been rescinded, repudiated or, except as set forth therein, qualified.
      Section 3.17     Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co. pursuant to a written agreement, a true and complete copy of which has been provided to Parent prior to the date hereof) is entitled to any brokerage, finder’s or other fee or commission from the Company or any of its subsidiaries in connection with the transactions contemplated by this Agreement.
      Section 3.18     Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company, including Section 203 of the DGCL, is applicable to the Merger or the other transactions expressly contemplated hereby. To the fullest extent of its powers, the Board of Directors of the Company has passed a resolution, and the Company has taken all necessary steps, to exempt this Agreement, the Stockholder Agreement and the transactions contemplated hereby or thereby from such takeover statutes, including Section 203 of the DGCL.
      Section 3.19     Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (a) the Company and its subsidiaries own or have the right to use all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets and all other intellectual property rights of any kind or nature (“Intellectual Property”) as are necessary for, and as are used in, their businesses as currently conducted; (b) to the knowledge of the Company, such Intellectual Property does not infringe the Intellectual Property of any third party (and the Company has not, since January 1, 2003, received any written notice alleging any such infringement that has not since been resolved prior to the date hereof without remaining Liability to any of the Company or its subsidiaries (other than as may be accrued for in the Company’s balance sheet dated as of September 30, 2005 included in the SEC Reports)) and is not being infringed by any third party; (c) the Company and its subsidiaries make commercially reasonable efforts to protect and maintain their Intellectual Property; and (d) the Company is not and has not been since January 1, 2003, a party to any claim, suit or other action, and to the knowledge of the Company, no claim, suit or other action is or has been since January 1, 2003, threatened, that challenges the validity, enforceability, ownership, or right to use, sell or license the Intellectual Property.
      Section 3.20     Contracts. (a) Except for this Agreement, none of the Company or any of its subsidiaries is a party to or bound by any Contract: (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) relating to (A) the borrowing of money or obtaining extensions of credit by the Company or any of its subsidiaries in principal amount in excess of $5 million individually or $15 million in the aggregate or (B) the loaning of money or granting extensions of credit (other than student loans and other than advances made to employees or consultants for expenses in the ordinary course of business consistent with past practices not exceeding, in the aggregate $20,000, outstanding at any time) by the Company or any of its subsidiaries; (iii) with respect to the purchase, generation or sale of student loans or Successfully Completed Applications or Private Loan applications in excess of $50 million in principal amount (other than sales among the Company and its directly or indirectly wholly-owned subsidiaries in connection with a securitization transaction in which the Company or its directly or indirectly wholly-owned subsidiaries retains ownership of such student loans); (iv) under which any federal agency, state agency or other entity provides a guarantee pursuant to the Higher Education Act of the principal of and/or accrued interest on any student loan in excess of $100 million in aggregate principal amount extended by the Company or any of its subsidiaries; (v) pursuant to which the Company or any of its subsidiaries services student loans for any third party in excess of $100 million in aggregate principal amount or by which any third party services student loans for the Company or any of its subsidiaries in excess of $100 million in aggregate principal amount; (vi) containing covenants or agreements by or binding upon the Company or any of its subsidiaries that require any one of them to refrain from hiring or soliciting for employment any person or that restrict or by their terms purport to restrict the ability of the Company or any of its subsidiaries (or which, following the consummation of the Merger, would restrict the ability of the Surviving Corporation or any of its affiliates) to compete in any business or with any person or in any geographic area, or containing “exclusive dealing” or similar provisions or restrictive covenants or similar provisions, or that require the Company or any of its subsidiaries to provide pricing or other terms that are no less favorable to the other party or parties thereto than terms provided to one or more other existing or prospective customers of the Company or any of its subsidiaries, except for any such contract that may be cancelled on notice of 30 days or less without penalty or any payment and without any remaining Liability or obligation to or on the Company or any of its subsidiaries; (vii) with respect to a joint venture or partnership agreement; (viii) with an affiliate or holder of more than 5% of the outstanding Common Stock of the Company involving a nonmonetary commitment on the part of the Company or involving amounts in excess of $60,000; (ix) that involve the licensing to or from any of the Company or its subsidiaries of any intellectual property material to the conduct of the business of the Company and its subsidiaries, other than agreements entered into by College Publisher, Inc. and Collegexit.com LLC, in each case entered into in the ordinary course of business; or (x) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement. Each such Contract described in clauses (i) through (x) is referred to herein as a “Material Contract.”
      (b) Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There is no default under any Material Contract by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
      Section 3.21     Affiliate Transactions. No executive officer or director of the Company or any of its subsidiaries or any person who beneficially owns 5% or more of the Company Common Stock is a party to any Contract with or binding upon the Company or any of its subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its subsidiaries or has engaged in any transaction with any of the foregoing since December 14, 2004, involving a nonmonetary commitment on the part of the Company or involving amounts in excess of $60,000.
      Section 3.22     Student Loan Portfolio. For purposes of this Agreement, “FFELP Loans” means all student loans originated or held under the Federal Family Education Loan Program authorized by Part B, Title IV of the Higher Education Act (including any such loans originated or made by others and acquired by the Company or any of its subsidiaries) and held by the Company or any of its subsidiaries; “Private Loans” means all student loans originated or held other than the FFELP loans (including any such loans originated or made by others and acquired by the Company or any of its subsidiaries) and held by the Company or any of its subsidiaries; “Student Loan Portfolio” means the FFELP Loans and the Private Loans; and “Successfully

Completed Application” shall have the applicable meaning ascribed to such term in the applicable third party contract to which the Company or any of its subsidiaries is a party.
      (a) Except as would not, individually or in the aggregate, be material to the Company, the loans in the Student Loan Portfolio are in full force and effect and are legal, valid and binding obligations of the borrowers thereunder, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and similar laws relating to creditor rights generally, subject to general principles of equity and subject to any reserves with respect thereto on the books and records of the Company not materially different than the percentage level of reserves with respect to such loans as of the date hereof and except for loans noted on the Company’s books and records as being subject to bankruptcy proceedings; and except as would not, individually or in the aggregate, interfere in any material respect with the conduct of the Company’s business as currently conducted there exists a student loan file in the possession of the Company or its designated servicer pertaining to each loan in the Student Loan Portfolio containing substantially all the documents customarily contained in a student loan file.
      (b) The Bank of New York serves as eligible lender trustee (“Eligible Lender Trustee”) on behalf of the Company, its subsidiaries and the securitization trusts and in that capacity holds legal title to, and is the sole legal owner of, the FFELP Loans, free and clear of all material Liens, other than as set forth in Section 3.22(b) of the Company Disclosure Schedule.
      (c) Each FFELP Loan or Successfully Completed Application originated by the Company or any of its subsidiaries or serviced by the Company or any of its subsidiaries has been duly originated or serviced, as applicable, by the Company (or the applicable subsidiary) in all material respects in compliance and in accordance with the Company’s (or the applicable subsidiary’s) applicable third party contracts and the Higher Education Act and the published rules, regulations and interpretations thereunder.
      (d) Except as would not, individually or in the aggregate, be material to the Company, each FFELP Loan is duly guaranteed by an eligible guarantor under the Federal Family Education Loan Program and such guarantees are in full force and effect. Neither the Company nor any of its subsidiaries has been notified in writing by any such guarantor to the contrary or by the Department of Education of a denial of federal reinsurance benefits, or of any failure to adhere in any material respect to any rules, standards or requirements of such guarantor, in any such case that has not been cured or is not capable of being cured without, individually or in the aggregate, any material expense or Liability to the Company or its subsidiaries.
      (e) Except as would not, individually or in the aggregate, be material to the Company, the Company (or one of its subsidiaries) has good and marketable title to (or upon final funding or disbursement and transfer to the Company will have good and marketable title to) the Private Loans, free and clear of all Liens other than liens related to the private loan warehouse facility. Each Private Loan or Private Loan application has been duly originated, and is being held and serviced, in all material respects in accordance with the applicable third party contracts to which the Company or any of its subsidiaries is a party relating to such loans and the credit and collection policies of the Company or its subsidiaries as previously disclosed to Parent.
      (f) To the knowledge of the Company, each FFELP Loan or Private Loan and each Successfully Completed Application or Private Loan application that is owned or serviced by the Company or any of its subsidiaries and that was not originated or serviced by or on behalf of the Company or any of its subsidiaries (i) was originated and serviced in a manner consistent in all material respects with the standards for such origination and servicing set forth in the agreement pursuant to which the Company or any of its subsidiaries acquired such FFELP Loan or Successfully Completed Application, or such Private Loan or Private Loan application, and (ii) was originated and serviced in compliance in all material respects with all applicable laws and regulations prior to its acquisition by the Company.
      (g) Section 3.22(g) of the Company Disclosure Schedule lists all claims involving the Company or any of its subsidiaries relating to the loss by the Company of “Exceptional Performer” status.

      Section 3.23     Compliance with Third Party Servicer Regulations; Audits and Inquiries.
      (a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and its subsidiaries are, and giving effect to the Merger will be, in compliance with all applicable requirements of federal law and the Higher Education Act regarding qualification and performance as a third-party servicer (as such terms are defined in the regulations of the Department of Education under the Higher Education Act) for all entities for which the Company or any of its subsidiaries acts as a third-party servicer, other than any such failure to comply relating to Parent or any of its subsidiaries. The execution, delivery and performance of this Agreement and the agreements and documentation relating thereto, and the consummation of the transactions contemplated hereby and thereby will not cause, and would not reasonably be expected to cause, the Company or any of its subsidiaries to fail to qualify as a third-party servicer, other than any such failure relating to Parent or any of its subsidiaries.
      (b) Except for customary ongoing quality control reviews, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no audit or investigation by a Governmental Entity is pending or, to the knowledge of the Company, threatened that is reasonably likely to result in (1) a claim of a failure to comply with applicable laws, rules or regulations; (2) rescission, in whole or in part, of any insurance or guaranty contract or agreement of the Company or any of its subsidiaries; or (3) payment by the Company or any of its subsidiaries of a penalty to any Governmental Entity.
      Section 3.24     Securitization Matters.
      (a) No registration statement, prospectus, private placement memorandum or other offering document, or any amendments or supplements to any of the foregoing, utilized in connection with the offering of securities in any Company Sponsored Asset Securitization Transaction (collectively, “Securitization Disclosure Documents”), true and correct copies of representative examples of which have been provided to Parent and true and correct copies of which will, after the date hereof, be made available to Parent, as of its effective date (in the case of a registration statement) or its issue date (in the case of any other such document), contained any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. “Company Sponsored Asset Securitization Transaction” means any loan or other asset securitization transaction in which the Company or any of its subsidiaries was an issuer, sponsor or depositor, all of which are listed on Section 3.24(a) of the Company Disclosure Schedule.
      (b) Section 3.24(b) of the Company Disclosure Schedule sets forth a true and correct list as of the date hereof of all outstanding Company Sponsored Asset Securitization Transactions, and for each such transaction a list of all outstanding securities issued therein, including securities retained by the Company and its subsidiaries, and includes the original and current rating and the principal amount as of the most current reporting date for each security listed thereon.
      (c) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any trustee, master servicer, servicer or issuer with respect to Company Sponsored Asset Securitization Transaction, has taken or failed to take any action which would reasonably be expected to adversely affect the intended tax characterization or tax treatment for federal, state or local income or franchise tax purposes of the issuer or any securities issued in any such Company Sponsored Asset Securitization Transaction. All federal, state and local income or franchise tax and information returns and reports required to be filed by the issuer, master servicer, servicer or trustee relating to any Company Sponsored Asset Securitization Transactions, and all tax elections required to be made in connection therewith, have been properly filed or made.
      Section 3.25     No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub, including with respect to such other information made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
      Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction in which it is incorporated and has all requisite corporate or similar power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the Boards of Directors of Parent and Merger Sub and, prior to the Effective Time, will be duly and validly authorized by all necessary action by Parent as the sole stockholder of Merger Sub, and no other corporate proceedings or stockholder vote on the part of Parent or Merger Sub or their affiliates are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

Section 4.3 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective certificates of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby (such prevention or material delay in the consummation of the transactions contemplated hereby, a “Parent Material Adverse Effect”).

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the New York Stock Exchange, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) the applicable requirements of Foreign Antitrust Laws and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to result in a Parent Material Adverse Effect.

Section 4.4 Absence of Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations, investigations or governmental inquiries pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not, or would not reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would reasonably be expected to result in a Parent Material Adverse Effect.

Section 4.5 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.

Section 4.6 Brokers. No broker, finder or investment banker (other than J.P. Morgan Securities Inc., whose fees shall be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

Section 4.7 Financing. Parent has and will have at the Effective Time sufficient funds (including pursuant to any existing credit facilities) to enable it to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses.

Section 4.8 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

Section 4.9 Ownership of Shares. As of the date of this Agreement, other than the ownership by J.P. Morgan Securities Inc. of three (3) Shares, none of Parent, Merger Sub or their respective affiliates owns (directly or indirectly, beneficially or of record) any Shares and none of Parent, Merger Sub or their respective affiliates holds any rights to acquire any Shares except pursuant to this Agreement.

Section 4.10 Vote/ Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

Section 4.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company, including with respect to such other information made available to the Company in connection with the transactions contemplated by this Agreement.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
      Section 5.1     Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or the Company Disclosure Schedule or as required by law or unless Parent shall otherwise consent in writing, the business of the Company and its subsidiaries shall be conducted only in the ordinary course of business consistent with past practice and the Company shall use its reasonable best efforts to preserve substantially intact its business and material assets, and to preserve its present relationships with customers, suppliers, governmental entities and other persons with which it has significant business relations. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, (i) the Company shall consult in advance with Parent with respect to any material new product, service or program that the Company or any of its subsidiaries propose to offer or engage in and (ii) except as otherwise contemplated by this Agreement, as disclosed in the SEC Reports filed prior to the date of this Agreement or as set forth in the Company Disclosure Schedule or as required by law, neither the Company nor any of its subsidiaries shall without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), directly or indirectly:

(a) amend or otherwise change its Certificate of Incorporation or By-Laws or any similar governing instruments;

(b) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, phantom stock or similar instruments) of the Company or any of its subsidiaries, except for the issuance of shares of Common Stock upon the exercise of Options outstanding as of the date hereof, in accordance with the terms of any Company Plan;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company or any wholly owned subsidiary of the Company);

(d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (other than the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of Options or in order to pay taxes in connection with the exercise of Options or the lapse of restrictions in respect of Restricted Stock, pursuant to the terms of a Company Plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(e) (i) except as would not be prohibited pursuant to Section 5.1(n), acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, or any material amount of other assets, other than purchases of inventory and other assets in the ordinary course of business consistent with past practice or as required by Contracts in effect as of the date hereof which have been previously disclosed to Parent or (ii) sell, or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, or any material amount of other assets, other than sales or dispositions of inventory and other assets (including student loans and Successfully Completed Applications) in the ordinary course of business consistent with past practice (it being agreed that ordinary course of business consistent with past practice shall be deemed to consist of sales by the Company of whole loans and Successfully Completed Applications not exceeding 60% of originations of whole loans or 60% of originations of Successfully Completed Applications in any given month) or as required by existing Contracts in effect as of the date hereof which have been previously disclosed to Parent (provided that the Company shall not undertake additional securitizations without Parent’s advance consent, which shall not be unreasonably withheld or delayed);

(f) incur or modify in any material respect the terms of any material indebtedness for borrowed money (except, after consultation with Parent, as may be necessary to finance any transaction that would not be prohibited pursuant to Section 5.1(n)), or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a wholly-owned subsidiary of the Company), in each case, other than (i) in the ordinary course of business consistent with past practice, including any borrowings under the existing credit facilities of the Company and its subsidiaries to fund working capital needs, or (ii) any letter of credit entered into in the ordinary course of business;

(g) except as contemplated by this Agreement or except to the extent required under the terms of any Company Plan (as in effect on the date hereof) or as required by applicable law, (i) increase the compensation of any of its directors, executive officers or employees (except for increases in base salary in the ordinary course of business consistent with past practice to employees who are not directors or executive officers), (ii) pay or grant any severance or termination pay (except in the ordinary course of business consistent with past practice (in accordance with the Company’s current severance policy as described on Schedule 3.10 (not the Severance Plan)) with respect to employees who are not directors or executive officers) to any directors, officers or employees, (iii) enter into any employment, consulting, change-of-control or severance agreement or arrangement with any of its present or former directors or officers or, except for amendments required by applicable law, establish, adopt, enter into any new, or amend in any respect or terminate any Company Plan (or any agreement, plan, policy or arrangement that would be a Company Plan if in effect on the date hereof) or (iv) except for base salary, wages or other routine payments not restricted by the preceding clauses (i) through (iii) of this Section 5.1(g), or any settlement payments that would not be prohibited pursuant to Section 5.1(j), pay any amounts to employees that are not required to be paid pursuant to the terms of any Company Plan;

(h) make any change in any accounting principles, except as may be required by changes in statutory or regulatory accounting rules or in generally accepted accounting principles or regulatory requirements with respect thereto;

(i) other than as required by applicable law, (i) make, change or revoke any material Tax election or change any method of accounting, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax or (vi) surrender any right to claim a material Tax refund;

(j) settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration, other than settlements or compromises of litigation, claims or arbitration (i) in the ordinary course of business, (ii) that do not exceed $2 million in the aggregate and (iii) that do not involve any injunctive or other non-monetary relief or impose continuing obligations on the Company, Parent or any of their respective subsidiaries following the Closing;

(k) create, assume or permit the placement of any Lien on any asset of the Company or any of its subsidiaries, other than Permitted Liens in the ordinary course of business consistent with past practice;

(l) amend or modify, withdraw from, terminate or enter into (i) any Material Contract other than affinity contracts requiring payments or expenditures in amounts less than $50,000 individually on an annual basis and which are in the ordinary course of business consistent with past practice or (ii) any other agreement involving payments or expenditures by the Company or any of its subsidiaries in excess of $50,000 individually on an annual basis;

(m) make any capital expenditures other than as permitted by Section 5.1 of the Company Disclosure Schedule;

(n) acquire or purchase Student Loan Portfolios or Successfully Completed Applications involving principal amounts of more than $25 million individually or $200 million in the aggregate;

(o) take any action intended to, or that would reasonably be expected to, result in any of the conditions to its obligations to complete the Merger set forth in Article VII not being satisfied or that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Merger; provided, however, that the foregoing shall not be construed to limit the Company’s ability to exercise any of its rights under Section 6.1 or Section 6.5;

(p) implement or adopt any material changes with regard to the Company’s or any subsidiary’s policies and practices relating to the underwriting, origination and servicing of student loans or student loan applications; or

(q) agree to take any of the actions described in Sections 5.1(a) through 5.1(p).
      Section 5.2     Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action (a) intended to, or that would reasonably be expected to, result in the failure to be satisfied of any of the conditions to its obligations to complete the Merger set forth in Article VII; or (b) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.
      Section 5.3     No Control of Other Party’s Business. It is the mutual intention of the parties that nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations, subject to compliance with the terms of this Agreement.
ARTICLE VI
ADDITIONAL AGREEMENTS
      Section 6.1     Stockholders Meeting. As soon as reasonably practicable following the date of this Agreement, the Company, acting through its Board of Directors, shall (a) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders as soon as reasonably practicable for the purpose of voting on and adopting this Agreement (the “Stockholders Meeting”), (b) subject to Section 6.5 hereof, include in the Proxy Statement the recommendation of the Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the written opinion of Goldman, Sachs & Co., dated as of the date hereof, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Common Stock and (c) use its reasonable best efforts to obtain the Company Requisite Vote; provided that the Board of Directors of the Company may withdraw, modify or change such recommendation (and/or may fail to comply with Sections 6.1(b) and 6.1(c)) in each case only in compliance with Section 6.5 and if it shall have determined in good faith, after consultation with outside counsel to the Company, that such action is required in order for the Board of Directors to comply with its fiduciary duties under applicable law; and, further, provided, that no such withdrawal, modification or change shall excuse the Company’s other obligations hereunder, including pursuant to clause (a) of this Section 6.1 or pursuant to Section 6.2.
      Section 6.2     Proxy Statement. As soon as reasonably practicable, but in any event the Company shall use its reasonable best efforts to do so within twenty (20) business days, following the date of this Agreement, the Company shall, with the assistance and approval (not to be unreasonably withheld or delayed) of Parent, prepare and file with the SEC the Proxy Statement. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange

Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall promptly notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information, and shall use reasonable best efforts to consult in advance with Parent in respect of any communications with the SEC regarding the Merger, including any response to any such comments or request.
      Section 6.3     Resignation of Directors. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent reasonably in advance of the Closing, all directors of each subsidiary of the Company, in each case, effective at the Effective Time.
      Section 6.4     Access to Information; Confidentiality. (a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent access, consistent with applicable law, at all reasonable times to its officers, employees, properties, offices, plants and other facilities and to all books and records of the Company and its subsidiaries, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or authorized representatives, may from time to time request in writing for purposes reasonably related to this Agreement. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would cause it to violate in any material respect a binding contractual or legal confidentiality requirement, jeopardize the attorney-client privilege of the Company or its subsidiaries or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. To the extent practicable, the parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
      (b) Each of Parent and Merger Sub will hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated October 7, 2005, between the Company and Parent (the “Confidentiality Agreement”) which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.
      (c) From the date hereof to the Effective Time, the Company shall not amend, modify, supplement or grant any consent or waiver under any contractual confidentiality, standstill or like agreement or arrangement entered into between the Company (or its affiliates or representatives) and any Person (other than Parent or its Affiliates) (collectively, the “Third Party Confidentiality Agreements”). The Company shall, as promptly as practicable after the date hereof, request each Person to whom confidential information was provided pursuant to a Third Party Confidentiality Agreement to return to the Company or destroy any such information, in each case in the manner as provided in the applicable Third Party Confidentiality Agreement.
      Section 6.5     Acquisition Proposals.
      (a) The Company agrees that (i) it and its officers, directors and employees shall not, (ii) its subsidiaries and its subsidiaries’ officers, directors and employees shall not and (iii) it shall use reasonable best efforts to ensure that its and its subsidiaries’ agents, advisors and representatives (collectively, “Representatives”) shall not (A) directly or indirectly, initiate, solicit, participate in, knowingly encourage or facilitate or provide any information to any Person (other than Parent or Merger Sub or any of their respective Representatives) with respect to any inquiries or the making of any proposal or offer with respect to a tender offer or exchange offer with respect to 20% or more of the outstanding shares of Common Stock or of any outstanding class of equity of any of the Company’s significant subsidiaries (as such term is defined for purposes of Regulation S-X under the Securities Act of 1933, provided, however, that any reference to 10% in such definition shall be deemed to be 20% for purposes of Section 6.5 and 50% for purposes of Section 8.2) (“Significant Subsidiaries”), a merger, consolidation or other business combination involving the Company or any of the Company’s Significant Subsidiaries, or any proposal or offer to acquire in any manner an equity interest representing a 20% or greater economic or voting interest in the Company or any of the Company’s Significant Subsidiaries, or 20% or more of the consolidated assets of the Company and its subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”) or (B) directly or indirectly, engage in any negotiations or discussions with, or provide access to its properties, books and records or any information or data to, any person relating to an Acquisition Proposal.
      (b) Notwithstanding the foregoing, nothing contained in any provision of this Agreement shall prevent the Company or its Board of Directors from (and the Company shall not be in breach of any other provision of this Agreement as a result of) (i) complying with Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any legally required disclosure with regard to an Acquisition Proposal (provided, that compliance with such rules shall not limit or modify the effect any action taken pursuant to such rules may have under any other provision of this Agreement), (ii) prior to the adoption of this Agreement by the Company’s stockholders in accordance with this Agreement, providing access to its properties, books and records and providing information or data in response to a request therefor by a person who has made a bona fide written Acquisition Proposal to the Company’s Board of Directors that was not initiated or knowingly encouraged or solicited by the Company or any of its Representatives on or after the date hereof (an “Unsolicited Acquisition Proposal”), if the Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (except for changes specifically necessary in order for the Company to be able to comply with its disclosure obligations to Parent under Section 6.5(c)), (iii) prior to the adoption of this Agreement by the Company’s stockholders in accordance with this Agreement, engaging in any negotiations or discussions with any person who has made an Unsolicited Acquisition Proposal, or (iv) prior to the adoption of this Agreement by the Company’s stockholders in accordance with this Agreement, in light of a bona fide written Acquisition Proposal that has not been withdrawn, (A) withdrawing, modifying or changing in any adverse manner its approval or recommendation of this Agreement or (B) recommending an Unsolicited Acquisition Proposal, if and only to the extent that in connection with the foregoing clauses (ii), (iii) and (iv), (x) the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel and financial advisors that such action is required in order for the Board of Directors to comply with its fiduciary duties under applicable law and (y) the Company has complied in all material respects with its other obligations set forth in this Section 6.5 and (z) in the case of clause (iv), at least four business days prior to taking any action contemplated thereby, the Company has provided written notice to Parent of its intention to take such action, setting forth the most current material terms of any Acquisition Proposal that is the basis of such proposed action.
      (c) The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal. The Company shall also promptly (but in any case within 24 hours) notify Parent in writing of the receipt of (A) any Acquisition Proposal and any material modification of or material amendment to any Acquisition Proposal after the date hereof, (B) any inquiry from any Person relating to a possible Acquisition Proposal or (C) any request for information relating to the Company or any of its subsidiaries, or for access to the properties, books or records of the Company or any of its subsidiaries, in each case by any person that the Company has reason to believe may be considering making, or that has made, an Acquisition Proposal or an inquiry that such person indicates relates to an Acquisition Proposal. Such notice shall include the identity of the person making such Acquisition Proposal or inquiry, all material terms and conditions thereof (including a copy thereof if in writing and any related material documentation and correspondence) and any material change to or modification of such proposed terms and conditions. The Company shall, on a reasonably current basis, also keep Parent informed of the status and material terms of any Acquisition Proposal or of any such inquiries, requests, discussions and negotiations, including by providing a copy of all material documentation or correspondence relating thereto.
      Section 6.6     Employment and Employee Benefits Matters.
      (a) Without limiting any additional rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries, for a period commencing at the Effective Time and ending on the first anniversary thereof, to provide any employee actively employed by the Company or any of its subsidiaries as of the Effective Time (a “Current Employee”) who is an eligible employee under the terms of the Company’s Severance Plan attached hereto as Exhibit 6.6(a) (the “Severance Plan”) and is terminated by Parent or the Surviving Corporation during such twelve month period under circumstances that qualify such employee for severance under the terms of the Severance Plan, with severance under the terms of the Severance Plan, subject to execution, delivery and non-revocation of a general release in favor of the Company and Parent.
      (b) Without limiting any accrued and vested rights that any Current Employee may have under any Company Plan, during the period commencing at the Effective Time and ending on the first anniversary thereof, Parent shall or shall cause the Surviving Corporation or its applicable subsidiary to provide the Current Employees with employee benefits (other than severance) that are no less favorable than the employee benefits (other than severance) provided to similarly situated employees of Parent or its applicable subsidiary as in effect from time to time. Nothing herein shall prevent the amendment or termination of any Company Plan or interfere with the Parent or Surviving Corporation’s right to terminate the employment of any Current Employee.
      (c) As of and after the Effective Time, except as provided below, Parent shall, or shall cause the Surviving Corporation to, give Current Employees credit for purposes of eligibility and vesting and benefit accruals, under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Current Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation for the Current Employees’ service with the Company, its subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent such service was recognized for similar purposes under the similar Parent Plan; provided, that such service shall not be recognized for purposes of grandfathering and/or the level of pay credits under Parent’s defined benefit retirement plan or subsidized retiree medical benefits (but it shall be recognized for purposes of the access only retiree medical), nor shall such service be recognized for purposes of determining retirement eligibility under any Parent Plan that provides for the grant of equity awards. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) providing healthcare benefits, the Parent or its subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Current Employees prior to the Effective Time under similar Company Plans.
      (d) From and after the Effective Time, Parent will honor, and will cause the Surviving Corporation and its subsidiaries to honor, in accordance with their terms, (i) each existing employment and change in control agreement between the Company and a Current Employee that is in effect as of the Effective Time and (ii) all vested accrued obligations under the terms of the Company Plans, in each case to the extent legally binding on the Company or any of its subsidiaries.
      Section 6.7     Directors’ and Officers’ Indemnification and Insurance. (a) Without limiting any additional rights that any person may have under any employment agreement, Company Plan, the Certificate of Incorporation or the By-Laws, but without duplication thereof, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation (other than any of the foregoing brought or initiated by such Indemnified Party, except for actions commenced to enforce such Indemnified Party’s rights under this Section 6.7), whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent, at or prior to the Effective Time, of the Company or any of its subsidiaries or (ii) the Indemnified Party’s service, at or prior to the Effective Time, at the request of, or to represent the interests of, the Company as a director, officer, partner, member, trustee, fiduciary, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise including any charitable or not-for-profit public service organization or trade association or (iii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, in addition to any rights provided in the By-Laws, (x) subject to applicable law, each Indemnified Party will be entitled to advancement of reasonable expenses (including attorneys’ fees and disbursements) incurred in the defense of any claim, action, suit, proceeding or investigation from Parent or the Surviving Corporation within ten business days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (y) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (z) the Surviving Corporation shall in its discretion have the right to direct the defense of any such matter in all respects, and, to the extent it elects not to direct such defense, shall use reasonable best efforts to cooperate in the defense of any such matter. Parent agrees to honor and perform under, and to cause the Surviving Corporation to honor and perform under, all indemnification obligations under the Company Plans set forth in Section 6.7(a) of the Company Disclosure Schedule.
      (b) The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are set forth, as of the date hereof, in the Company’s Certificate of Incorporation and By-Laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals (provided that, subject to Section 6.7(f), nothing herein shall be deemed to limit in any manner the ability of the Surviving Corporation or any affiliate thereof to engage in any merger, consolidation, stock sale, stock purchase or similar business combination transaction).
      (c) Parent shall, or shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, a six-year run-off extension to the Company’s directors’ and officers’ liability insurance policy, errors and omissions liability policy and employment practices liability policy, each as in effect on the date hereof, with respect to matters existing or occurring at or prior to the Effective Time, effective as of the Effective Time, on the same terms and conditions as the Company’s current directors’ and officers’ liability insurance, errors and omissions liability insurance and employment practices liability insurance policies.
      (d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.
      (e) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

      (f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) distributes, sells, transfers, conveys or otherwise disposes of all or a majority of its properties and assets to any person, or distributes, sells, transfers, conveys or otherwise disposes of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.7, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in Section 6.6 and this Section 6.7.
      Section 6.8     Further Action; Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days of the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary and proper to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.
      (b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.8(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
      (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.8(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby.
      (d) Subject to the obligations under Section 6.8(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
      (e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.8 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b) so long as such party has up to then complied in all material respects with its obligations under this Section 6.8.
      Section 6.9     Public Announcements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement, or broadly-disseminated employee communication, concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall consult in advance with each other party and shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance.
      Section 6.10     Agreements with Significant Stockholders. Effective no later than the Closing Date, the Company shall cause any and all contracts, agreements or arrangements between the Company or any of its subsidiaries, on one hand, and a holder of more than five percent (5%) of the issued and outstanding Shares, on the other hand, to be terminated at no incremental cost or penalty to or payment by the Company or any subsidiary of the Company.
ARTICLE VII
CONDITIONS OF MERGER
      Section 7.1     Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been adopted by the stockholders of the Company by the Company Requisite Vote;

(b) no law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States or state court or United States Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger; provided, however, that the party invoking this condition has complied in all material respects with Section 6.8; and

(c) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.
      Section 7.2     Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this Section 7.2(a), such representations and warranties (other than those set forth in Section 3.3, which shall be true and correct except for insubstantial numerical inaccuracies) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth therein, has had or would reasonably be expected to have a Material Adverse Effect.

(b) the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time; and

(c) Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

      Section 7.3     Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this Section 7.3(a), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Parent Material Adverse Effect set forth therein, has had or would reasonably be expected to have a Parent Material Adverse Effect;

(b) each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c) the Company shall have received certificates of the Chief Executive Officer or the Chief Financial Officer of each of Parent and Merger Sub, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
      Section 8.1     Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

(c) by either Parent or the Company if the Effective Time shall not have occurred on or before the date which is nine months from the date hereof (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(d) by the Company, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the condition set forth in Sections 7.3(a) or 7.3(b) would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) 20 business days following notice of such breach to Parent and (ii) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(e) by Parent (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (A) 20 business days following notice of such breach to the Company and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement, or (ii) if the Board of Directors of the Company (A) shall have withdrawn, modified or changed (it being understood and agreed that any “stop-look-and-listen” communication by the Board of Directors of the Company to the stockholders of the Company as contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement) in a manner adverse to Parent or Merger Sub, or made any public statement materially inconsistent with, its approval or recommendation of this Agreement or the Merger or (B) shall have recommended to the stockholders of the Company an Acquisition Proposal other than the Merger, or shall have resolved to effect any of the foregoing (each, a “Change in Recommendation”); or

(f) by either Parent or the Company if, upon a vote taken thereon at the Stockholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been adopted by the Company Requisite Vote.

      Section 8.2     Effect of Termination.
      (a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Section 6.4(b), Section 6.9, this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any willful and material breach hereof.
      (b) In the event that Parent shall terminate this Agreement pursuant to Section 8.1(e)(ii), then the Company shall pay $23 million (the “Termination Fee”) on the business day immediately following such termination, payable by wire transfer of immediately available funds.
      (c) In the event that (A) (1) either the Company or Parent shall terminate this Agreement (x) pursuant to Section 8.1(c) and, at the time of such termination, either the Stockholders Meeting shall not have been held or the Stockholder Meeting shall have been held but the Company Requisite Vote shall not have been obtained or (y) pursuant to 8.1(f) or (2) Parent shall terminate this Agreement pursuant to Section 8.1(e)(i) (other than under the circumstances described in Section 8.2(d)(i)); and (B) at any time after the date of this Agreement and on or prior to the date of termination or to the date of the Stockholders Meeting or the date of the breach giving rise to Parent’s right to terminate under Section 8.1(e)(i), as applicable, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Board of Directors of the Company and shall not have been withdrawn prior to any such date; and (C) within twelve (12) months after the date of such termination of this Agreement, the Company or any of its Significant Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that, for purposes of this clause (C), references to 20 percent in the definition of Acquisition Proposal shall be deemed to be references to 50 percent), then the Company shall pay the Termination Fee to Parent on the date of such execution or consummation, whichever occurs first.
      (d) In the event that (i) the Parent shall terminate this Agreement pursuant to Section 8.1(e)(i) on account of a breach of Section 6.5 or a breach of Section 6.1 by reason of a failure to call the Stockholders Meeting or a failure to prepare and mail the Proxy Statement to its stockholders and (ii) at any time after the date of this Agreement and on or prior to the date of the breach giving rise to Parent’s right to terminate under Section 8.1(e)(i), an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Board of Directors of the Company and shall not have been withdrawn prior to any such date, then the Company shall pay to Parent one-third of the Termination Fee on the business day following such termination; and (iii) if within twelve (12) months after the date of such termination of this Agreement, the Company enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (as defined for purposes of Section 8.2(c), then the Company shall pay two-thirds of the Termination Fee to Parent on the date of such execution or consummation, whichever occurs first.
      (e) The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay all amounts due to Parent on the dates specified herein (other than pursuant to a court order), then the Company shall pay all reasonable costs and expenses (including legal fees and expenses) incurred by Parent and Merger Sub in connection with any action or proceeding (including the filing of any lawsuit) taken by either of them to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date that such amounts were required to be paid until the date actually received by Purchaser.
      Section 8.3     Expenses. Except as otherwise specifically provided herein (including as set forth in Section 8.2), each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby; provided, however, that Parent shall pay all fees payable under the HSR Act and all related expenses other than the Company’s attorneys’ fees and costs; and provided, further, that expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.
      Section 8.4     Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
      Section 8.5     Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.
ARTICLE IX
GENERAL PROVISIONS
      Section 9.1     Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article IX.

      Section 9.2     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):
      (a) if to Parent or Merger Sub:

JPMorgan Chase Bank, National Association
201 North Central Avenue
Floor 32
Phoenix, AZ 85004-0073
Attention: Brad L. Conner
Facsimile: (602) 221-3350
      with an additional copy (which shall not constitute notice) to:

JPMorgan Chase Bank, National Association
1 Chase Manhattan Plaza
Floor 25
New York, NY 10081
Attention: E. Kwaku Andoh
Facsimile: (212) 383-6680
      with an additional copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Lawrence S. Makow, Esq.
Facsimile: (212) 403-2372
      (b) if to the Company:

Collegiate Funding Services, Inc.
10304 Spotsylvania Ave., Suite 100
Fredericksburg, VA 22408
Attention: General Counsel
Facsimile: (540) 368-5937
      with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Caroline B. Gottschalk, Esq.
Facsimile: 212-455-2502
      Section 9.3     Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) “beneficial owner” with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants, options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term “beneficially owned” shall have a corresponding meaning);

(c) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;

(d) “control” (including the terms “controlled,” ”controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(e) “generally accepted accounting principles” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

(f) “knowledge” (i) with respect to the Company means the actual knowledge of any of the persons set forth in Section 9.3(f) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the officers of Parent;

(g) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

(h) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

      Section 9.4     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
      Section 9.5     Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning part of its obligations hereunder.
      Section 9.6     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section 6.7 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, which shall include the present and former directors, officers and employees of the Company.
      Section 9.7     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).
      Section 9.8     Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
      Section 9.9     Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
      Section 9.10     Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.
      Section 9.11     Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not collectibility. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.11.

      Section 9.12     Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
[Remainder of Page Left Blank Intentionally]

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ Brad L. Conner

Name: Brad L. Conner

Title:	Executive Vice President

CANNON ACQUISITION CORPORATION

By:	/s/ James J. Schimmel

Name: James J. Schimmel

Title:	President

COLLEGIATE FUNDING SERVICES, INC.

By:	/s/ J. Barry Morrow

Name: J. Barry Morrow

Title:	Chief Executive Officer
SIGNATURE PAGE
AGREEMENT AND PLAN OF MERGER

Exhibit A
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COLLEGIATE FUNDING SERVICES, INC.

      Collegiate Funding Services, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
      A. The name of the Corporation is Collegiate Funding Services, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 2, 2002. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 16, 2002. The Corporation’s Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 12, 2004.
      B. This Third Amended and Restated Certificate of Incorporation (the “Charter”), which amends and restates the Amended and Restated Certificate of Incorporation in its entirety, was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”) and has been, in lieu of a meeting of stockholders, consented to in writing by the stockholders in accordance with Section 228 of the DGCL.
      C. The Third Amended and Restated Certificate of Incorporation of the Corporation shall read in its entirety as follows:
ARTICLE I
      The name of the corporation (which is hereinafter referred to as the “Corporation”) is:
Collegiate Funding Services, Inc.
ARTICLE II
      The address of the Corporation’s registered office in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19904. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.
ARTICLE III
      The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.
ARTICLE IV
      Section 1. The Corporation shall be authorized to issue 1,000 shares of capital stock, of which 1,000 shares shall be shares of Common Stock, $0.01 par value (“Common Stock”).
      Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

ARTICLE V
      Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
ARTICLE VI
      In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board.
ARTICLE VII
      The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.
ARTICLE VIII
      Section 1. Indemnification of Directors, Officers, Employees or Agents. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, including any appeal, by reason of the fact that such person (or a person of whom such person is the legal representative) is or was a director, officer, employee or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, partner, member, employee, other fiduciary or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans or public service or charitable organizations, whether the basis of such claim or proceeding is alleged actions or omissions in any such capacity or in any other capacity while serving as a director, officer, trustee, partner, member, employee, other fiduciary or agent thereof, may be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, against all expense and liability (including without limitation, attorneys’ fees and disbursements, court costs, damages, fines, amounts paid or to be paid in settlement, and excise taxes or penalties) reasonably incurred or suffered by such person in connection therewith and such indemnification may continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and may inure to the benefit of such person’s heirs, executors and administrators. The Corporation, by provisions in its By-laws or by agreement, may accord to any current or former director, officer, employee or agent of the Corporation the right to, or regulate the manner of providing to any current or former director, officer, employee or agent of the Corporation, indemnification to the fullest extent permitted by the DGCL.
      Section 2. Advance of Expenses. The Corporation to the fullest extent permitted by the DGCL may advance to any person who is or was a director, officer, employee or agent of the Corporation (or to the legal representative thereof) any and all expenses (including, without limitation, attorneys fees and disbursements and court costs) reasonably incurred by such person in respect of any proceeding to which such person (or a person of whom such person is a legal representative) is made a party or threatened to be made a party by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, partner, member, employee, other fiduciary or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans or public service or charitable organizations; provided, however, that, to the extent the DGCL requires, the payment of such expenses in advance of the final disposition of the proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified against such expense under this Article VIII or otherwise. The Corporation by provisions in its By-laws or by agreement may accord any such person the right to, or regulate the manner of providing to any such person, such advancement of expenses to the fullest extent permitted by the DGCL.
      Section 3.     Non-Exclusivity of Rights. Any right to indemnification and advancement of expenses conferred as permitted by this Article VIII shall not be deemed exclusive of any other right which any person may have or hereafter acquire under any statute (including the DGCL), any other provision of this Certificate of Incorporation of the Corporation, any agreement, any vote of stockholders or the Board of Directors or otherwise.
ARTICLE IX
      The name and mailing address of the incorporator is James R. Gilmartin, c/o Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019.

      IN WITNESS WHEREOF, the undersigned has caused this Third Amended and Restated Certificate of Incorporation to be signed by                     on                     , 2006.

Collegiate Funding Services, Inc.

Name:

Title:

Exhibit B
BY-LAWS
OF
COLLEGIATE FUNDING SERVICES, INC.

ARTICLE I
OFFICES
      Section 1.     Registered Office — The registered office of Collegiate Funding Services, Inc. (the “Corporation”) shall be established and maintained at the office of National Registered Agents, Inc. at 160 Greentree Drive, Suite 101 in the City of Dover, County of Kent, State of Delaware 19904, and said National Registered Agents, Inc. shall be the registered agent of the Corporation in charge thereof.
      Section 2.     Other Offices — The Corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time select or the business of the Corporation may require.
ARTICLE II
MEETINGS OF STOCKHOLDERS
      Section 1.     Annual Meetings — Annual meetings of stockholders for the election of directors, and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of the meeting. If the Board of Directors fails so to determine the time, date and place of meeting, the annual meeting of stockholders shall be held at the registered office of the Corporation on the first Tuesday in April. If the date of the annual meeting shall fall upon a legal holiday, the meeting shall be held on the next succeeding business day. At each annual meeting, the stockholders entitled to vote shall elect a Board of Directors and they may transact such other corporate business as shall be stated in the notice of the meeting.
      Section 2.     Special Meetings — Special meetings of the stockholders for any purpose or purposes may be called by the Chairman of the Board, the President or the Secretary, or by resolution of the Board of Directors.
      Section 3.     Voting — Each stockholder entitled to vote in accordance with the terms of the Certificate of Incorporation of the Corporation and these By-Laws may vote in person or by proxy, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period. All elections for directors shall be decided by plurality vote; all other questions shall be decided by majority vote except as otherwise provided by the Certificate of Incorporation or the laws of the State of Delaware.
      A complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is entitled to be present.
      Section 4.     Quorum — Except as otherwise required by law, by the Certificate of Incorporation of the Corporation or by these By-Laws, the presence, in person or by proxy, of stockholders holding shares constituting a majority of the voting power of the Corporation shall constitute a quorum at all meetings of the stockholders. In case a quorum shall not be present at any meeting, a majority in interest of the stockholders entitled to vote thereat, present in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed; but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof.
      Section 5.     Notice of Meetings — Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each stockholder entitled to vote thereat, at his or her address as it appears on the records of the Corporation, not less than ten nor more than sixty days before the date of the meeting. No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the stockholders entitled to vote thereat.
      Section 6.     Action Without Meeting — Unless otherwise provided by the Certificate of Incorporation of the Corporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.
ARTICLE III
DIRECTORS
      Section 1.     Number and Term — The business and affairs of the Corporation shall be managed under the direction of a Board of Directors which shall consist of not less than two persons. The exact number of directors shall initially be two and may thereafter be fixed from time to time by the Board of Directors. Directors shall be elected at the annual meeting of stockholders and each director shall be elected to serve until his or her successor shall be elected and shall qualify. A director need not be a stockholder.
      Section 2.     Resignations — Any director may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Chairman of the Board, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective.
      Section 3.     Vacancies — If the office of any director becomes vacant, the remaining directors in the office, though less than a quorum, by a majority vote, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his or her successor shall be duly chosen. If the office of any director becomes vacant and there are no remaining directors, the stockholders, by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation, at a special meeting called for such purpose, may appoint any qualified person to fill such vacancy.
      Section 4.     Removal — Except as hereinafter provided, any director or directors may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of the voting power entitled to vote for the election of directors, at an annual meeting or a special meeting called for the purpose, and the vacancy thus created may be filled, at such meeting, by the affirmative vote of holders of shares constituting a majority of the voting power of the Corporation.
      Section 5.     Committees — The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more directors of the Corporation.
      Any such committee, to the extent provided in the resolution of the Board of Directors, or in these By-Laws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

      Section 6.     Meetings — The newly elected directors may hold their first meeting for the purpose of organization and the transaction of business, if a quorum be present, immediately after the annual meeting of the stockholders; or the time and place of such meeting may be fixed by consent of all the Directors.
      Regular meetings of the Board of Directors may be held without notice at such places and times as shall be determined from time to time by resolution of the Board of Directors.
      Special meetings of the Board of Directors may be called by the Chairman of the Board or the President, or by the Secretary on the written request of any director, on at least one day’s notice to each director (except that notice to any director may be waived in writing by such director) and shall be held at such place or places as may be determined by the Board of Directors, or as shall be stated in the call of the meeting.
      Unless otherwise restricted by the Certificate of Incorporation of the Corporation or these By-Laws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in any meeting of the Board of Directors or any committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
      Section 7.     Quorum — A majority of the Directors shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned. The vote of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Certificate of Incorporation of the Corporation or these By-Laws shall require the vote of a greater number.
      Section 8.     Compensation — Directors shall not receive any stated salary for their services as directors or as members of committees, but by resolution of the Board of Directors a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.
      Section 9.     Action Without Meeting — Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.
ARTICLE IV
OFFICERS
      Section 1.     Officers — The officers of the Corporation shall be a Chairman of the Board, a President, one or more Vice Presidents, a Treasurer and a Secretary, all of whom shall be elected by the Board of Directors and shall hold office until their successors are duly elected and qualified. In addition, the Board of Directors may elect such Assistant Secretaries and Assistant Treasurers as they may deem proper. The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.
      Section 2.     Chairman of the Board — The Chairman of the Board shall be the Chief Executive Officer of the Corporation. He or she shall preside at all meetings of the Board of Directors and shall have and perform such other duties as may be assigned to him or her by the Board of Directors. The Chairman of the Board shall have the power to execute bonds, mortgages and other contracts on behalf of the Corporation, and to cause the seal of the Corporation to be affixed to any instrument requiring it, and when so affixed the seal shall be attested to by the signature of the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer.

      Section 3.     President — The President shall be the Chief Operating Officer of the Corporation. He or she shall have the general powers and duties of supervision and management usually vested in the office of President of a corporation. The President shall have the power to execute bonds, mortgages and other contracts on behalf of the Corporation, and to cause the seal to be affixed to any instrument requiring it, and when so affixed the seal shall be attested to by the signature of the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer.
      Section 4.     Vice Presidents — Each Vice President shall have such powers and shall perform such duties as shall be assigned to him or her by the Board of Directors.
      Section 5.     Treasurer — The Treasurer shall be the Chief Financial Officer of the Corporation. He or she shall have the custody of the Corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation. He or she shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, the Chairman of the Board, or the President, taking proper vouchers for such disbursements. He or she shall render to the Chairman of the Board, the President and Board of Directors at the regular meetings of the Board of Directors, or whenever they may request it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, he or she shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.
      Section 6.     Secretary — The Secretary shall give, or cause to be given, notice of all meetings of stockholders and of the Board of Directors and all other notices required by law or by these By-Laws, and in case of his or her absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman of the Board or the President, or by the Board of Directors, upon whose request the meeting is called as provided in these By-Laws. He or she shall record all the proceedings of the meetings of the Board of Directors, any committees thereof and the stockholders of the Corporation in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him or her by the Board of Directors, the Chairman of the Board or the President. He or she shall have the custody of the seal of the Corporation and shall affix the same to all instruments requiring it, when authorized by the Board of Directors, the Chairman of the Board or the President, and attest to the same.
      Section 7.     Assistant Treasurers and Assistant Secretaries — Assistant Treasurers and Assistant Secretaries, if any, shall be elected and shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Board of Directors.
ARTICLE V
INDEMNIFICATION
      Section 1.     Indemnification Respecting Third Party Claims.
      (A) Indemnification of Directors and Officers. The Corporation, to the fullest extent permitted and in the manner required, by the laws of the State of Delaware as in effect from time to time shall indemnify in accordance with the following provisions of this Article any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (including any appeal thereof), whether civil, criminal, administrative, regulatory or investigative in nature (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or, if at a time when he or she was a director or officer of the Corporation, is or was serving at the request of, or to represent the interests of, the Corporation as a director, officer, partner, member, trustee, fiduciary, employee or agent (a “Subsidiary Officer”) of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise including any charitable or not-for-profit public service organization or trade association (an “Affiliated Entity”), against expenses (including attorneys’ fees and disbursements), costs, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that (i) the Corporation shall not be obligated to indemnify a director or officer of the Corporation or a Subsidiary Officer of any Affiliated Entity against expenses incurred in connection with an action, suit, proceeding or investigation to which such person is threatened to be made a party but does not become a party unless such expenses were incurred with the approval of the Board of Directors, a committee thereof or the Chairman, a Vice Chairman or the President of the Corporation and (ii) the Corporation shall not be obligated to indemnify against any amount paid in settlement unless the Corporation has consented to such settlement. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his or her conduct was unlawful. Notwithstanding anything to the contrary in the foregoing provisions of this paragraph, a person shall not be entitled, as a matter of right, to indemnification pursuant to this paragraph against costs or expenses incurred in connection with any action, suit or proceeding commenced by such person against the Corporation or any Affiliated Entity or any person who is or was a director, officer, partner, member, fiduciary, employee or agent of the Corporation or a Subsidiary Officer of any Affiliated Entity in their capacity as such, but such indemnification may be provided by the Corporation in a specific case as permitted by Section 6 of this Article.
      (B) Indemnification of Employees and Agents. The Corporation may indemnify any employee or agent of the Corporation in the manner and to the same or a lesser extent that it shall indemnify any director or officer under paragraph (a) above in this Section 1.
      Section 2.     Indemnification Respecting Derivative Claims.
      (A) Indemnification of Directors and Officers. The Corporation, to the fullest extent permitted and in the manner required, by the laws of the State of Delaware as in effect from time to time shall indemnify, in accordance with the following provisions of this Article, any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action or suit (including any appeal thereof) brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or, if at a time when he or she was a director or officer to the Corporation, is or was serving at the request of, or to represent the interests of, the Corporation as a Subsidiary Officer of an Affiliated Entity against expenses (including attorneys’ fees and disbursements) and costs actually and reasonably incurred by such person in connection with such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such judgment was rendered shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses and costs as the Court of Chancery of the State of Delaware or such other court shall deem proper; provided, however, that the Corporation shall not be obligated to indemnify a director or officer of the Corporation or a Subsidiary Officer of any Affiliated Entity against expenses incurred in connection with an action or suit to which such person is threatened to be made a party but does not become a party unless such expenses were incurred with the approval of the Board of Directors, a committee thereof, or the Chairman, a Vice Chairman or the President of the Corporation. Notwithstanding anything to the contrary in the foregoing provisions of this paragraph, a person shall not be entitled, as a matter of right, to indemnification pursuant to this paragraph against costs and expenses incurred in connection with any action or suit in the right of the Corporation commenced by such Person, but such indemnification may be provided by the Corporation in any specific case as permitted by Section 6 of this Article.

      (B) Indemnification of Employees and Agents. The Corporation may indemnify any employee or agent of the Corporation in the manner and to the same or a lesser extent that it shall indemnify any director or officer under paragraph (a) above in this Section 2.
      Section 3.     Determination of Entitlement to Indemnification — Any indemnification to be provided under Section 1 or 2 of this Article (unless ordered by a court of competent jurisdiction) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification is proper under the circumstances because such person has met the applicable standard of conduct set forth in such paragraph. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding in respect of which indemnification is sought or by majority vote of the members of a committee of the Board of Directors composed of at least three members each of whom is not a party to such action, suit or proceeding, or (ii) if such a quorum is not obtainable and/or such a committee is not established or obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders entitled to vote thereon. In the event a request for indemnification is made by any person referred to in paragraph (a) of Section 1 or 2 of this Article, the Corporation shall use its best efforts to cause such determination to be made not later than 90 days after such request is made.
      Section 4.     Right to Indemnification in Certain Circumstances.
      (A) Indemnification Upon Successful Defense. Notwithstanding the other provisions of this Article, to the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in any of paragraphs (a) or (b) of Section 1 or 2 of this Article, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees and disbursements) and costs actually and reasonably incurred by such person in connection therewith.
      (B) Indemnification for Service As a Witness. To the extent any person who is or was a director or officer of the Corporation has served or prepared to serve as a witness in any action, suit or proceeding (whether civil, criminal, administrative, regulatory or investigative in nature), including any investigation by any legislative body or any regulatory or self-regulatory body by which the Corporation’s business is regulated, by reason of his or her services as a director or officer of the Corporation or his or her service as a Subsidiary Officer of an Affiliated Entity at a time when he or she was a director or officer of the Corporation (assuming such person is or was serving at the request of, or to represent the interests of, the Corporation as a Subsidiary Officer of such Affiliated Entity) but excluding service as a witness in an action or suit commenced by such person, the Corporation shall indemnify such person against out-of-pocket costs and expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such person in connection therewith and shall use its best efforts to provide such indemnity within 45 days after receipt by the Corporation from such person of a statement requesting such indemnification, averring such service and reasonably evidencing such expenses and costs; it being understood, however, that the Corporation shall have no obligation under this Article to compensate such person for such person’s time or efforts so expended. The Corporation may indemnify any employee or agent of the Corporation to the same or a lesser extent as it may indemnify any director or officer of the Corporation pursuant to the foregoing sentence of this paragraph.
      Section 5.     Advances of Expenses.
      (A) Advances to Directors and Officers. Expenses and costs, incurred by any person referred to in paragraph (a) of Section 1 or 2 of this Article in defending a civil, criminal, administrative, regulatory or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking in writing by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified in respect of such costs and expenses by the Corporation as authorized by this Article.
      (B) Advances to Employees and Agents. Expenses and costs incurred by any person referred to in paragraph (b) of Section 1 or 2 of this Article in defending a civil, criminal, administrative, regulatory or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors, a committee thereof or an officer of the Corporation authorized to so act by the Board of Directors upon receipt of an undertaking in writing by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation in respect of such costs and expenses as authorized by this Article.
      Section 6.     Indemnification Not Exclusive — The provision of indemnification to or the advancement of expenses and costs to any person under this Article, or the entitlement of any person to indemnification or advancement of expenses and costs under this Article, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such person in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any person seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.
      Section 7.     Corporate Obligations; Reliance — The provisions of this Article shall be deemed to create a binding obligation on the part of the Corporation to the persons who from time to time are elected officers or directors of the Corporation, and such persons in acting in their capacities as officers or directors of the Corporation or Subsidiary Officers of any Affiliated Entity shall be entitled to rely on such provisions of this Article, without giving notice thereof to the Corporation.
      Section 8.     Accrual of Claims; Successors — The indemnification provided or permitted under the foregoing provisions of this Article shall or may, as the case may be, apply in respect of any expense, cost, judgment, fine, penalty or amount paid in settlement, whether or not the claim or cause of action in respect thereof accrued or arose before or after the effective date of such provisions of this Article. The right of any person who is or was a director, officer, employee or agent of the Corporation to indemnification or advancement of expenses as provided under the foregoing provisions of this Article shall continue after he or she shall have ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, distributees, executors, administrators and other legal representatives of such person.
      Section 9.     Insurance — The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of, or to represent the interests of, the Corporation as a Subsidiary Officer of any Affiliated Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article or applicable law.
      Section 10.     Definitions of Certain Terms — For purposes of this Article, (i) references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed into the Corporation in a consolidation or merger if such corporation would have been permitted (if its corporate existence had continued) under applicable law to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request, or to represent the interests of, such constituent corporation as a director, officer, employee or agent of any Affiliated Entity shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued; (ii) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (iii) references to “serving at the request of the Corporation” shall include any service as a director, officer, partner, member, trustee, fiduciary, employee or agent of the Corporation or any Affiliated Entity which service imposes duties on, or involves services by, such director, officer, partner, member, trustee, fiduciary, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries and (iv) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” as referred to in this Article.

ARTICLE VI
MISCELLANEOUS
      Section 1.     Certificates of Stock — A certificate of stock shall be issued to each stockholder certifying the number of shares owned by such stockholder in the Corporation. Certificates of stock of the Corporation shall be of such form and device as the Board of Directors may from time to time determine.
      Section 2.     Lost Certificates — A new certificate of stock may be issued in the place of any certificate theretofore issued by the Corporation, alleged to have been lost or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost or destroyed certificate, or such owner’s legal representatives, to give the Corporation a bond, in such sum as they may direct, not exceeding double the value of the stock, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate, or the issuance of any such new certificate.
      Section 3.     Transfer of Shares — The shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other person as the Board of Directors may designate, by whom they shall be cancelled, and new certificates shall thereupon be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer.
      Section 4.     Stockholders Record Date — In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law, shall be the first day on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
      Section 5.     Dividends — Subject to the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon stock of the Corporation as and when they deem appropriate. Before declaring any dividend there may be set apart out of any funds of the Corporation available for dividends, such sum or sums as the Board of Directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Board of Directors shall deem conducive to the interests of the Corporation.

      Section 6.     Seal — The corporate seal of the Corporation shall be in such form as shall be determined by resolution of the Board of Directors. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise imprinted upon the subject document or paper.
      Section 7.     Fiscal Year — The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.
      Section 8.     Checks — All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, or agent or agents, of the Corporation, and in such manner as shall be determined from time to time by resolution of the Board of Directors.
      Section 9.     Notice and Waiver of Notice — Whenever any notice is required to be given under these By-Laws, personal notice is not required unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage prepaid, addressed to the person entitled thereto at his or her address as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such mailing. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by law. Whenever any notice is required to be given under the provisions of any law, or under the provisions of the Certificate of Incorporation of the Corporation or of these By-Laws, a waiver thereof, in writing and signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice.
ARTICLE VII
AMENDMENTS
      These By-Laws may be altered, amended or repealed at any annual meeting of the stockholders (or at any special meeting thereof if notice of such proposed alteration, amendment or repeal to be considered is contained in the notice of such special meeting) by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation. Except as otherwise provided in the Certificate of Incorporation of the Corporation, the Board of Directors may by majority vote of those present at any meeting at which a quorum is present alter, amend or repeal these By-Laws, or enact such other By-Laws as in their judgment may be advisable for the regulation and conduct of the affairs of the Corporation.

ANNEX B
SUPPORT AGREEMENT
      This Support Agreement (this “Agreement”) is dated as of December 14, 2005, among JPMorgan Chase Bank, National Association (“Acquirer”), and the stockholders of Collegiate Funding Services, Inc., a Delaware corporation (the “Company”), executing this Agreement on the signature page hereto (each, a “Stockholder” and collectively, the “Stockholders”).
RECITALS
      A. Concurrently with the execution of this Agreement, Acquirer, the Company and Cannon Acquisition Corporation, a Delaware corporation (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth therein.
      B. As of the date hereof, each Stockholder is the record and Beneficial Owner (as defined below) of that number of the Company Common Shares (as defined below) set forth below such Stockholder’s name in Exhibit A of this Agreement.
      C. As a condition to Acquirer’s willingness to enter into and perform its obligations under the Merger Agreement, each Stockholder has agreed to enter into this Agreement.
      NOW THEREFORE, the parties hereto agree as follows:
I.     CERTAIN DEFINITIONS
      1.1.     Capitalized Terms. Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.
      1.2.     Other Definitions. For the purposes of this Agreement:
      “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended).
      “Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, hypothecation, encumbrance, assignment, constructive sale, or other disposition of such security or the Beneficial Ownership thereof (including by operation of law), or the entry into of any contract, agreement or other obligation to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security.
      “Company Common Share” means a share of common stock, par value $0.001 per share, of the Company, including for purposes of this Agreement all shares or other voting securities into which a Company Common Share may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom (including any dividends or distributions of securities which may be declared in respect of the Company Common Shares).
II.     SUPPORT OBLIGATIONS OF THE STOCKHOLDER
      2.1.     Agreement to Vote. Each Stockholder irrevocably and unconditionally agrees that from and after the date hereof, at any meeting (whether annual or special, and at each adjourned or postponed meeting) of stockholders of the Company, however called, or in connection with any written consent of the Company’s stockholders, each Stockholder will (x) appear at each such meeting or otherwise cause all of its Owned Shares to be counted as present thereat for purposes of calculating a quorum, and respond to each request by the Company for written consent, if any, and (y) vote (or consent), or cause to be voted (or validly execute and return and cause consent to be granted with respect to), all of such Stockholder’s Company Common Shares Beneficially Owned by such Stockholder as of the applicable record date (including any Company Common Shares that such Stockholder may acquire after the date hereof, “Owned Shares”) and all other voting securities of or equity interests in the Company: (i) in favor of the adoption of the Merger Agreement (whether or not recommended by the Board of Directors of the Company), and (ii) against any action, agreement, transaction or proposal that (A) is made in opposition to, or in competition or inconsistent with, the Merger or the Merger Agreement, (B) relates to an Acquisition Proposal or (C) could reasonably be expected to otherwise prevent, impede or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement.
      2.2.     Proxies. Each Stockholder hereby revokes any and all previous proxies granted with respect to its Owned Shares.
      2.3.     Restrictions on Transfer. Except as provided for herein or in the Merger Agreement, each Stockholder agrees from and after the date hereof not to (a) tender into any tender or exchange offer, or otherwise directly or indirectly Transfer, any Owned Shares (or any rights, options or warrants to acquire the Company Common Shares), or (b) grant any proxies with respect to such Stockholder’s Owned Shares, deposit such Stockholder’s Owned Shares into a voting trust, enter into a voting agreement with respect to any of such Stockholder’s Owned Shares or otherwise restrict the ability of such Stockholder freely to exercise all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void. Each Stockholder further agrees to authorize and request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Owned Shares and that this Agreement places limits on the voting of the Owned Shares.
      2.4.     No Solicitation. Each Stockholder agrees that it shall not, directly or indirectly, initiate, solicit, facilitate or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to, any Acquisition Proposal, or enter into or maintain discussions or negotiate with any person in furtherance of or relating to such inquiries or to obtain an Acquisition Proposal, or agree to, enter into any agreement regarding or endorse any Acquisition Proposal. Notwithstanding anything in this Section 2.4 to the contrary, in case the Board of Directors of the Company is permitted to engage in negotiations or discussions with any person who made an unsolicited bona fide written Acquisition Proposal in accordance with Section 6.5(b) of the Merger Agreement, each Stockholder shall be permitted, at the request of the Board of Directors of the Company, to respond to inquiries from, and discuss such Acquisition Proposal with, the Board of Directors of the Company. Each Stockholder shall promptly advise Acquirer and the Company of any such inquiries or proposals of which such Stockholder becomes aware (it being understood that the Company shall be a third-party beneficiary of this sentence of Section 2.4). Each Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing.
      2.5.     Stockholder Capacity. Nothing contained in this Agreement shall restrict, limit or prohibit any affiliate or representative of any Stockholder from exercising his fiduciary duties in his capacity solely as a director or officer of the Company in a manner consistent with the Merger Agreement.
III.     REPRESENTATIONS AND WARRANTIES
      3.1.     Representations and Warranties of Stockholders. Each Stockholder represents and warrants to Acquirer, as of the date of this Agreement and as of the Closing Date, that (i) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms; (ii) such Stockholder is the record and beneficial owner of the Owned Shares set forth below such Stockholder’s name on the signature page hereto (and any Owned Shares acquired by such Stockholder after the date hereof), with sole voting and dispositive power over such Owned Shares; (iii) such Owned Shares are the only voting securities or interests in the Company owned (beneficially or of record) by such Stockholder; (iv) such Owned Shares are owned by such Stockholder free and clear of all liens, charges, encumbrances, agreements and commitments of every kind, other than as expressly set forth herein; and (v) neither the execution or delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will violate any provisions of any Law or order, injunction, decree or judgment applicable to such Stockholder or any contract, agreement or other commitment to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s properties or assets (including such Owned Shares) is bound, other than such violations of contracts, agreements or commitments as would not prevent, impede or delay the performance by such Stockholder of its obligations hereunder or impose any liability or obligation on the Company or Acquirer or any Subsidiaries or Affiliates thereof.
IV.     ADDITIONAL COVENANTS OF SHAREHOLDERS
      4.1.     Waiver of Dissenters’ Rights. Notwithstanding any provision in the Merger Agreement to contrary, each Stockholder hereby waives, and shall cause the record holders (if different from such Stockholder) of any Owned Shares Beneficially Owned by such Stockholder to waive, dissenters’ rights, if any, that such Stockholder or such record holder may have under the DGCL in connection with the Merger and the transactions contemplated by the Merger Agreement.
      4.2.     Disclosure. Each Stockholder hereby authorizes Acquirer, Merger Sub and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement such Stockholder’s identity and ownership of the Owned Shares and the nature of such Stockholder’s obligation under this Agreement.
      4.3.     Non-Interference. Each Stockholder agrees that such Stockholder shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Stockholder of its obligations under this Agreement.
V.     GENERAL
      5.1.     Notices. All notices shall be in writing and shall be deemed given (i) when delivered personally, (ii) when telecopied (which is confirmed) or (iii) when dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (a) if to a Stockholder, to the address set forth below such Stockholder’s name in Exhibit A of this Agreement, and (b) if to Acquirer, in accordance with Section 9.2(a) of the Merger Agreement, or to such other Persons, addresses or facsimile numbers as may be designated in writing to each other party hereto by the Person entitled to receive such communication as provided above.
      5.2.     No Third Party Beneficiaries. Except as specifically set forth herein, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.
      5.3.     Governing Law. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the law of the State of Delaware (without regard to principles of conflict of laws that would apply the law of another jurisdiction).
      5.4.     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction of this Agreement is invalid, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
      5.5.     Assignment. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that no Stockholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Acquirer and any attempted assignment without such consent shall be null and void without effect; and provided, further, that Acquirer may assign its respective rights or obligations hereunder to any direct or indirect wholly-owned Subsidiary of Acquirer (or any successor thereto) without the prior written consent of the parties hereto.
      5.6.     Interpretation. For the purposes of this Agreement, the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The Article, Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. References to a Person will refer to its predecessors and successors and permitted assigns.
      5.7.     Amendments. This Agreement may not be amended except with the prior written consent of the Company (it being understood that the Company shall be a third-party beneficiary of this Section 5.7) and, upon receipt of such consent, by written agreement signed by Acquirer and by each Stockholder.
      5.8.     Waiver. Any agreement on the part of a party to any extension or waiver of any provision hereof will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
      5.9.     Fees and Expenses. Each party is responsible for its own fees and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entry into of this Agreement and the consummation of the transactions contemplated hereby.
      5.10.     Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.
      5.11.     Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
      5.12.     Counterparts; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement may be executed by facsimile signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.
      5.13.     Effectiveness and Termination. This Agreement will become effective when Acquirer has received counterparts signed by all of the other parties and itself. In the event the Merger Agreement is terminated in accordance with its terms, or upon the occurrence of the Effective Time, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its or his obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder.
      5.14.     Specific Performance. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Accordingly, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, any enforcement action being brought in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matters is vested in the federal courts, any court of the United States located in the State of Delaware. All rights granted under this Section 5.14 are in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Any requirements for the securing or posting of any bond with such remedy are waived.

      5.15.     Submission to Jurisdiction. The parties to this Agreement (a) irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware with respect to any dispute arising out of this Agreement or the transactions contemplated by this Agreement and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.1 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.
      5.16.     Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of an action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.16.
[Rest of page intentionally left blank]

      IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ Brad L. Conner

Name: Brad L. Conner

Title:	Executive Vice President

THE LIGHTYEAR FUND, L.P.

By:	LIGHTYEAR FUND GP, LLC,

its general partner

By:	/s/ Timothy Kacani

Name: Timothy Kacani

Title:	Vice President

LIGHTYEAR CO-INVEST PARTNERSHIP L.P.

By:	LIGHTYEAR FUND GP, LLC,

its general partner

By:	/s/ Timothy Kacani

Name: Timothy Kacani

Title:	Vice President
SIGNATURE PAGE
SUPPORT AGREEMENT

Exhibit A
THE LIGHTYEAR FUND, L.P.

Address:	375 Park Avenue,
11th Floor,
New York, New York 10152,
USA
Number of Company Common Shares: 15,271,255
LIGHTYEAR CO-INVEST PARTNERSHIP, L.P.

Address:	375 Park Avenue,
11th Floor,
New York, New York 10152,
USA
Number of Company Common Shares: 74,824

ANNEX C
PERSONAL AND CONFIDENTIAL
December 14, 2005
Board of Directors
Collegiate Funding Services, Inc.
10304 Spotsylvania Ave.
Suite 100
Fredericksburg, VA 22408
Gentlemen:
      You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Collegiate Funding Services, Inc. (the “Company”) of the $20.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of December 14, 2005 (the “Agreement”), among JPMorgan Chase Bank, National Association (“Parent”), Cannon Acquisition Corporation, a wholly owned subsidiary of Parent, and the Company.
      Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to Parent and its affiliates from time to time, including having acted as co-manager with respect to a number of offerings of preferred stock, debt securities and capital securities, including public offerings of mortgage securitizations, and as financial advisor to Bank One Corporation in connection with the divestiture of its corporate trust business in March 2003. We also may provide investment banking services to the Company, Parent and their respective affiliates in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.
      Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Parent and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company, Parent and their respective affiliates for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.
      In connection with this opinion, we have reviewed, among other things, the Agreement; the Support Agreement, dated as of December 14, 2005, by and among Parent, The Lightyear Fund, L.P. and Lightyear Co-Invest Partnership, L.P.; the annual report to stockholders and Annual Report on Form 10-K of the Company for the year ended December 31, 2004; the Company’s Registration Statement on Form S-1 and the related prospectus, dated July 15, 2004, relating to the Shares; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information

C-1

Board of Directors
Collegiate Funding Services, Inc.
December 14, 2005

for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the education finance industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.
      We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowance for losses with respect thereto and, accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses. In addition, we have not reviewed individual credit files, nor have we made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.
      Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on the economic, monetary, market and other conditions as in effect on, and the information provided to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction.
      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $20.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

C-2

ANNEX D
SECTION 262 OF THE GENERAL CORPORATION LAW OF THE
STATE OF DELAWARE
§ 262. Appraisal Rights
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

TO SUBMIT YOUR PROXY BY MAIL, PLEASE DETACH PROXY CARD HERE

COLLEGIATE FUNDING SERVICES, INC.
10304 Spotsylvania Avenue, Suite 100, Fredericksburg, VA 22408
Special Meeting of Stockholders,                      , 2006
This proxy is solicited on behalf of the Board of Directors

P
R
O
X
Y
The stockholder(s) named on this proxy card appoints as proxies Valdean Langenburg and George L. Beigel, Jr. (the “Named Proxies”), and each of them, with power of substitution, to represent and vote as directed on the reverse side of this proxy card all shares of stock of Collegiate Funding Services, Inc. held of record by the stockholder(s) on ___at the Special Meeting of Stockholders to be held at at ___a.m. (Eastern Standard Time) on ___, 2006, and at any adjournment or postponement thereof. All former proxies are revoked. The stockholder(s) named on this proxy card acknowledges receipt of the Notice of Special Meeting and Proxy Statement, dated         , 2006. This proxy authorizes each person named above to vote at his discretion on any other matter that may properly come before the meeting or any adjournment or postponement.
Please indicate how your stock is to be voted. If no specific voting instructions are given, the shares represented by this proxy will be voted “FOR” Proposals 1 and 2 and, with respect to any other matters properly coming before the meeting, as recommended by the Board of Directors.
(Continued, and to be marked, signed and dated on reverse side)

SEE REVERSE SIDE

SEE REVERSE SIDE

THERE ARE THREE WAYS TO SUBMIT YOUR PROXY

TELEPHONE PROXY
This method of submitting a proxy is available for residents of the U.S., Puerto Rico and Canada. On a touch tone telephone, call TOLL FREE 1-                     , 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern Standard Time on                     , 2006.
INTERNET PROXY
Visit the Internet voting Web site at http://proxy.georgeson.com. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern Standard Time on                     , 2006.
PROXY BY MAIL
Simply sign and date your proxy card and return it in the postage-paid envelope to Georgeson Shareholder Communications, Wall Street Station, P.O. Box 1100, New York, NY 10269-0646. If you are submitting your proxy by telephone or the Internet, please do not mail your proxy card.

TO SUBMIT YOUR PROXY BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as in this example.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

		FOR	AGAINST	ABSTAIN
1.	Adoption of the Agreement and Plan of Merger, dated as of December 14, 2005, among JPMorgan Chase Bank, National Association (“JPMorganChase”), Cannon Acquisition Corporation, a wholly- owned subsidiary of JPMorganChase, and Collegiate Funding Services, Inc., as it may be amended from time to time;	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Adjournment of the special meeting, if necessary or appropriate, including in order to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Agreement and Plan of Merger described in Proposal 1; and	☐	☐	☐

3.	To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Date	, 2006

(Signature)

(Signature)
Please sign exactly as your name or names appear on this Proxy. When signing as an attorney, executor, administrator, trustee, custodian or guardian, so indicate when signing. If a stockholder is a corporation, please sign in full corporate name by president or other authorized officer. If a stockholder is a partnership or limited liability company, please sign in entity name by authorized person.